    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 1997


                                                      REGISTRATION NO. 333-17973

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM F-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      1,400,000 AMERICAN DEPOSITARY SHARES
                     REPRESENTING 1,400,000 ORDINARY SHARES


                                ZINDART LIMITED

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER.)
                            ------------------------

            HONG KONG                            3944                         NOT APPLICABLE
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NO.)           IDENTIFICATION NUMBER)

              FLAT C & D, 25/F BLOCK 1, TAI PING INDUSTRIAL CENTRE
                   57 TING KOK ROAD, TAI PO, N.T., HONG KONG
                           GENERAL: 011-852-2665-6992
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             CT CORPORATION SYSTEM
                    1733 BROADWAY, NEW YORK, NEW YORK 10019
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:


                LIOR O. NUCHI, ESQ.                              AUGUST J. MORETTI, ESQ.
              DANIEL D. MEYERS, ESQ.                               SIMON C. LUK, ESQ.
              ELAN Q.G. NGUYEN, ESQ.                             TIMOTHY G. HOXIE, ESQ.
      MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP                       DAWN L. JUDD, ESQ.
               ONE EMBARCADERO PLACE                         HELLER EHRMAN WHITE & MCAULIFFE
             2100 GENG ROAD, SUITE 200                            525 UNIVERSITY AVENUE
             PALO ALTO, CA 94303-0913                              PALO ALTO, CA 94301
                  (415) 846-4000                                     (415) 324-7000


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                                            PROPOSED MAXIMUM
                                                          PROPOSED MAXIMUM      AGGREGATE      AMOUNT OF
          TITLE OF EACH CLASS OF            AMOUNT TO BE   OFFERING PRICE       OFFERING      REGISTRATION
        SECURITIES BEING REGISTERED         REGISTERED(1)   PER SHARE(2)        PRICE(2)          FEE
----------------------------------------------------------------------------------------------------------
Ordinary Shares represented by
  American Depositary Shares(3)............   1,610,000        $12.00          $19,320,000     $6,662.07
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------


(1) Includes (a) 1,400,000 Ordinary Shares represented by 1,400,000 American Depositary Shares that are to be sold in the Offering, and (b) 210,000 Ordinary Shares represented by 210,000 American Depositary Shares that the Underwriters may purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.
(3) A separate Registration Statement on Form F-6 has been filed with respect to the American Depositary Shares evidenced by American Depositary Receipts issuable upon deposit of the Ordinary Shares registered hereby. Each American Depositary Share will represent one Ordinary Share.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       ZINDART INDUSTRIAL COMPANY LIMITED

                             CROSS REFERENCE SHEET
           Pursuant to Rule 404(a) and Item 501(b) of Regulation S-K


          REGISTRATION STATEMENT ITEM AND HEADING              PROSPECTUS CAPTION
         -----------------------------------------  -----------------------------------------
1.       Forepart of Registration Statement and
         Outside
         Front Cover Page of Prospectus...........  Facing Page; Outside Front Cover Page
2.       Inside Front and Outside Back Cover Pages
         of
         Prospectus...............................  Inside Front Cover Page; Additional
                                                    Information; Outside Back Cover Page
3.       Summary Information, Risk Factors and
         Ratio
         of Earnings to Fixed Charges.............  Prospectus Summary; Selected Financial
                                                    Data; Risk Factors
4.       Use of Proceeds..........................  Use of Proceeds
5.       Determination of Offering Price..........  Underwriting
6.       Dilution.................................  Dilution
7.       Plan of Distribution.....................  Outside Front Cover Page; Underwriting
8.       Description of Securities to be
         Registered...............................  Prospectus Summary; Description of
                                                    Shares; Description of American
                                                    Depositary Receipts
9.       Interests of Named Experts and Counsel...  Legal Matters
10(a).   Information with Respect to the
         Registrant...............................  Prospectus Summary; Use of Proceeds;
                                                    Dividends and Dividend Policy; Dilution;
                                                    Capitalization; Selected Financial Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Management;
                                                    Description of Shares; Description of
                                                    American Depositary Receipts; Shares
                                                    Eligible for Future Sale; Taxation;
                                                    Certain Foreign Issuer Considerations;
                                                    Financial Statements
10(b).   Financial Statements.....................  Index to Financial Statements

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 3, 1997


                      1,400,000 AMERICAN DEPOSITARY SHARES
                     REPRESENTING 1,400,000 ORDINARY SHARES

                                      LOGO


     All of the 1,400,000 American Depositary Shares ("ADSs") offered hereby are being sold by Zindart Limited ("Zindart" or the "Company"). Each ADS offered hereby represents one Ordinary Share, par value $0.065 per share (a "Share") of the Company. The ADSs are evidenced by American Depositary Receipts ("ADRs"), and are initially being offered hereby for sale by Van Kasper & Company ("Van Kasper" or the "Representative") and the several underwriters named herein (together with the Representative, the "Underwriters") (the "Offering"). Prior to this Offering, there has been no public market for the ADSs or the Shares. It is currently estimated that the initial public offering price per ADS will be between $10.00 and $12.00. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The ADSs have been approved for inclusion on the Nasdaq National Market under the symbol ZNDT upon commencement of this Offering. Zindart Pte Limited ("Zindart Singapore") owns 100% of the Shares prior to the Offering, and after the Offering will own 78.1% of the Shares, thereby retaining control of the Company. ZIC Holdings Limited ("ZICHL") owns 76.0% of the shares of Zindart Singapore. Funds under the management of ChinaVest Group ("ChinaVest") own 67.8% of the shares of ZICHL. Two directors of the Company are partners of ChinaVest, and may be deemed to beneficially own the Shares held by Zindart Singapore. See "Principal Shareholders."



             THE ADSS OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                   SEE "RISK FACTORS," COMMENCING ON PAGE 9.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
                                                            UNDERWRITING
                                          PRICE TO           DISCOUNTS          PROCEEDS TO
                                           PUBLIC        AND COMMISSIONS(1)      COMPANY(2)
-----------------------------------------------------------------------------------------------
Per ADS............................          $                   $                   $
-----------------------------------------------------------------------------------------------
Total (3)..........................          $                   $                   $
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------


(1) The Company has agreed to indemnify the Underwriters against certain liabilities and to pay the Underwriters an amount not to exceed $280,000 as reimbursement of their expenses. See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $1,300,000.


(3) The Company has granted to the Underwriters a 30-day option to purchase up to 210,000 additional ADSs representing 210,000 additional Shares on the same terms as set forth above, solely for the purpose of covering over-allotments, if any (the "Over-allotment Option"). If the Over-allotment Option is exercised in full, the Price to Public and Underwriting Discounts
    and Commissions will be $          and $          , respectively. See
    "Underwriting."



     The ADSs offered by the several Underwriters named herein are subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the ADSs will be made against payment therefore at the office of Van Kasper & Company, San Francisco,
California on or about           , 1997.


                              VAN KASPER & COMPANY
                THE DATE OF THIS PROSPECTUS IS FEBRUARY   , 1997

                         REPORTS TO SECURITIES HOLDERS


     As of the date of this Prospectus, the Company will become subject to certain periodic reporting and informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will file reports and other information with the Securities and Exchange Commission (the "Commission"). As a foreign private issuer, the Company is exempt from the rules and regulations under the Exchange Act requiring the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, the Company will not be required to publish financial statements as frequently, as promptly or containing the same information as United States ("U.S.") companies. The Company intends to provide its securities holders with annual reports in English containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law. The Company intends to publish its consolidated financial statements in U.S. Dollars prepared in conformity with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company intends to make publicly available certain summary financial information with respect to the results of operations of the Company for each quarter of each fiscal year. The Company has agreed to provide the Depositary referred to under "Description of American Depositary Receipts" with annual reports of the Company, including a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP. Upon receipt thereof, the Depositary will promptly mail such reports to all holders of ADSs. The Depositary will also mail to all holders of ADSs a notice containing the information (or a summary of the information) contained in any notice of a shareholders' meeting received by the Depositary and make available to all holders of ADSs such notices and all other reports and other communications received by the Depositary from the Company.


                            ------------------------


     THIS PROSPECTUS DOES NOT COMPRISE AN OFFER TO SELL SHARES OR ADSs, DIRECTLY OR INDIRECTLY, TO ANY MEMBER OF THE PUBLIC IN HONG KONG, OR ANY SECTION OF THE PUBLIC IN HONG KONG. THIS PROSPECTUS HAS NOT BEEN APPROVED BY OR REGISTERED WITH ANY REGULATORY AUTHORITY IN HONG KONG. NO SHARES OF THE COMPANY ARE TRADED ON ANY STOCK EXCHANGE AND THERE IS NO INTENTION TO LIST SHARES OR ADSs ON ANY STOCK EXCHANGE OTHER THAN THE LISTING OF ADSs AS CONTEMPLATED IN THIS PROSPECTUS.



                            ------------------------



     THE ADSs MAY NOT BE OFFERED OR SOLD IN THE UNITED KINGDOM OTHER THAN TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS (AS PRINCIPAL OR AGENT) FOR THE PURPOSES OF THEIR BUSINESS OR OTHERWISE IN CIRCUMSTANCES WHICH HAVE NOT RESULTED AND WILL NOT RESULT IN AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995 OF THE UNITED KINGDOM, AND THIS PROSPECTUS MAY ONLY BE ISSUED OR PASSED ON IN THE UNITED KINGDOM TO A PERSON WHO IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT 1986 (INVESTMENT ADVERTISEMENT) (EXEMPTIONS) ORDER 1996 OR IS A PERSON TO WHOM SUCH A DOCUMENT MAY OTHERWISE LAWFULLY BE ISSUED OR PASSED ON.

                              CURRENCY CONVERSIONS


     All references in this Prospectus to "U.S. Dollars," "Dollars," "US$" or "$" alone are to United States dollars; all references to "HK Dollars" or "HK$" are to Hong Kong dollars; and all references to "Renminbi" or "Rmb" are to Renminbi, which is the currency of the People's Republic of China (the "PRC"). This Prospectus contains translations of certain HK Dollar amounts into U.S. Dollar amounts at specified rates. These translations should not be construed as representations that the HK Dollar amounts actually represent or represented such U.S. Dollar amounts or could be or could have been converted into U.S. Dollars at the rates indicated. Unless otherwise stated, the translations of HK Dollars into U.S. Dollars have been made at the rate of US$1.00 = HK$7.73.


                      ENFORCEABILITY OF CIVIL LIABILITIES


     The Company is organized under the laws of Hong Kong and all or a substantial portion of its assets are located outside the United States. In addition, certain of the directors and officers of the Company and certain of the experts named herein are nationals or residents of Hong Kong or the PRC, and all or a substantial portion of the assets of such persons are or may be located outside the United States. The Company has appointed CT Corporation System, 1733 Broadway, New York, New York 10019 as its agent to receive service of process with respect to any action brought against it in the United States District Court for the District of New York under the laws of the United States or any state, or any action brought against it in the Supreme Court of the State of New York in the County of New York under the laws of the State of New York. However, it may be difficult for investors to enforce outside the United States judgments against the Company or any of its officers and directors or the experts named herein obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the United States federal securities laws. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in United States federal or state courts, including judgments predicated upon the civil liability provisions of United States federal securities laws. The Company has been advised by its PRC counsel, Guangzhou Law Office, and its Hong Kong counsel, Robert W.H. Wang & Co., that there is uncertainty as to whether the courts of the PRC or Hong Kong would enforce (i) judgments of United States federal or state courts obtained against the Company or such persons predicated upon the civil liability provisions of United States federal or state laws or (ii) claims against the Company or such persons predicated upon United States federal or state laws in original actions brought in the PRC or Hong Kong.

                               PROSPECTUS SUMMARY


     This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted herein, all information contained in this Prospectus assumes that the Over-allotment Option will not be exercised. See "Underwriting." Unless otherwise indicated, all Share and per Share information in this Prospectus gives effect to the 20 for 1 stock split of the Company's Shares effected in December 1996.


                                  THE COMPANY


     Zindart Limited ("Zindart" or the "Company") manufactures high-quality, detailed die-cast and injection-molded products, including: (i) die-cast collectibles, (ii) collectible holiday ornaments, and (iii) action figures and miniature figurine playsets used primarily as toys. Zindart's headquarters are located in Hong Kong and its manufacturing operations are located in the neighboring Guangdong Province in the People's Republic of China (the "PRC"). In fiscal year 1996, Zindart sold its products to approximately 20 customers, many of which are the premier U.S. designers and marketers of die-cast collectibles, collectible holiday ornaments and toys.



     Hallmark Cards, Inc. ("Hallmark") and The Ertl Company, Inc. ("Ertl") are Zindart's two largest customers, and together accounted for 66.3%, 63.3% and 52.9% of the Company's sales in fiscal years 1994, 1995 and 1996, respectively. Hallmark, a customer of the Company since 1982, is a leading U.S. designer and marketer of greeting cards and collectible holiday ornaments under the Keepsake Ornaments line, which are sold through authorized retail outlets. Ertl, a customer of the Company since 1978, is a leading U.S. designer and marketer of high-quality, die-cast scale model replicas of automobiles, trucks, planes, farm implements, construction equipment and other similar items targeted at adult collectors, farm and equipment dealers and children. Ertl's die-cast replicas are sold through hobby shops, collectors' clubs, car and equipment dealers, toy and gift stores and other similar channels. Zindart's other customers include Sieper Werke Gmbh ("SWG"), Revell-Monogram, Inc., a subsidiary of Hallmark ("Revell-Monogram"), Hasbro, Inc. and Drumwell Limited. See
"Business -- Markets, Products and Customers."



     Zindart seeks to develop a partnering relationship with each of its customers and to improve and expand such relationships for the parties' mutual benefit. In order to enhance these partnering relationships, in 1994 Zindart introduced its Turnkey Manufacturing Service, which enables Zindart to satisfy a customer's requirements at every stage in the production process -- from product engineering to model making, to computer-aided mold design and production, to manufacturing and packaging of the finished product. This coordinated, one-stop production strategy enables Zindart and its customers to shorten lead times from design to production, lower the costs of production, better control the quality and consistency of the manufactured products and better meet shipping and delivery schedules. See "Business -- Manufacturing."



     In February 1996, the Company completed Phase I of the construction of a large, modern facility located on a 20-acre site in HengLi, Dongguan, the PRC (the "Dongguan Facility"), approximately 60 miles north of Hong Kong. Currently, the Company has approximately 1,300 employees in the Dongguan Facility. By early 1998, the Company intends to complete Phase II of the construction of the Dongguan Facility, using approximately $7 million of the net proceeds of this Offering, and to close its other two manufacturing facilities. As a result, all of the Company's production is expected to be consolidated at the Dongguan Facility. Upon completion of Phase II of the construction of the Dongguan Facility, the manufacturing area of the Dongguan Facility will be 887,000 square feet, 470,773 square feet more than Phase I's manufacturing space and double the size of the manufacturing space in the Company's original two manufacturing facilities. The Dongguan Facility will be able to accommodate 8,000 employees. See "Business -- Properties." The Company believes that, based on projected demand, upon completion of Phase II of the construction of the Dongguan Facility, currently scheduled for the fourth quarter of fiscal year 1998, it will operate the Dongguan Facility at approximately 80% of full capacity. The Company projects that growth in demand from both new and existing customers will enable the Company to operate at or near full capacity by the second quarter of fiscal year 1999. The Company's ability to use the Dongguan Facility as projected is dependent upon several factors, most of which are beyond the Company's control, and accordingly there can be no assurance that the Company will be able to meet any such projections. See "Risk Factors." The Company also intends to establish a sales, marketing and investor relations office in the U.S. in 1997.



     Zindart's net sales for the fiscal year ended March 31, 1996 were $46.9 million, an increase of 27.3% from the prior fiscal year. Net sales for the nine months ended December 31, 1996, were $48.7 million, an increase of 37.4% from the prior year's comparable period, and consisted of die-cast collectibles (38.74% of net sales), collectible holiday ornaments (28.01%), action figures and miniature figurine playsets (13.93%) and molds (15.32%). As a percentage of sales for the 12 months ended December 31, 1996, sales in each quarter during such period were 19.3%, 26.1%, 26.8% and 27.8%, respectively. The lower sales figure for the quarter ended March 31, 1996 reflects the annual customary two-week factory closing for the Chinese New Year holiday. As of December 31, 1996, Zindart had orders on hand of approximately $24.1 million, compared to $20.9 million at December 31, 1995. The Company's net income for the nine months ended December 31, 1996 was $4.2 million, versus $3.8 million for the prior year's comparable period. See "Summary Consolidated Financial Data."



     Zindart's largest beneficial shareholders are private equity funds under the management of two U.S.-based venture capital firms -- ChinaVest Group ("ChinaVest") and Advent International Corporation ("Advent") -- which funds acquired their indirect interests in Zindart in 1993. Prior to the Offering, the funds under the management of ChinaVest indirectly owned 51.5% of the outstanding Shares of the Company, and funds under the management of Advent indirectly owned 14.9% of the outstanding Shares of the Company. See "Risk Factors -- Risks Relating to the Company -- Control by Principal Shareholders" and "Principal Shareholders."



     Zindart's principal executive offices are located at Flat C&D, 25/F Block 1, Tai Ping Industrial Centre, 57 Ting Kok Road, Tai Po, N.T., Hong Kong, its telephone number is 011-852-2665-6992, its fax number is 011-852-2664-7066, and its e-mail address is zndt@aol.com.


                                  THE OFFERING

SECURITIES OFFERED.........  1,400,000 ADSs, each representing one Share.

SHARES TO BE OUTSTANDING
AFTER THE OFFERING.........  6,400,000 Shares.


USE OF PROCEEDS............  Of the approximately $13,000,000 net proceeds anticipated from the Offering, approximately
                             $7,000,000 will be used to finance Phase II of the construction of the Dongguan Facility, $1,600,000 to purchase equipment, $1,480,000 to repay certain indebtedness to unaffiliated commercial banks and equipment lessors, and $300,000 to establish a sales, marketing and investor relations office in the U.S. in 1997. The balance will be used for working capital and general corporate purposes. See "Use of Proceeds."


OVER-ALLOTMENT OPTION......  The Company has granted the Underwriters an option to purchase up to an additional 210,000 ADSs solely for the purpose of covering over-allotments, if any. See "Underwriting."


NASDAQ NATIONAL

  MARKET SYMBOL............  ZNDT.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following tables present summary consolidated financial information derived from the consolidated financial statements of the Company and certain other data, all of which have been prepared in conformity with U.S. GAAP. See also "Business," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto appearing elsewhere herein.



                                                                                              NINE MONTHS ENDED
                                                         YEARS ENDED MARCH 31,                  DECEMBER 31,
                                            -----------------------------------------------   -----------------
                                             1992      1993      1994      1995      1996      1995      1996
                                            -------   -------   -------   -------   -------   -------   -------
INCOME STATEMENT DATA:
Net sales.................................. $29,116   $35,603   $35,583   $36,879   $46,930   $35,423   $48,670
Gross profit...............................   7,037     8,294    10,546    11,235    12,814    10,006    12,390
Operating income...........................   2,178     3,214     4,195     4,429     6,316     4,684     5,830
Interest income (expense), net.............      (7)       (1)      (21)       91      (194)       15      (572)
Other income (expense), net................      52       122        80       492      (416)       70       168
Income before income taxes.................   2,223     3,335     4,254     5,012     5,706     4,769     5,426
Income before minority interests...........   2,004     3,033     3,818     4,529     5,218     4,365     4,962
Minority interests(1)......................       0         0        83       337       622       525       734
                                            -------   -------   -------   -------   -------   -------   -------
Net income................................. $ 2,004   $ 3,033   $ 3,735   $ 4,192   $ 4,596   $ 3,840   $ 4,228
                                            =======   =======   =======   =======   =======   =======   =======

Earnings per share(2)...................... $  0.40   $  0.61   $  0.75   $  0.84   $  0.92   $  0.77   $  0.85
                                            =======   =======   =======   =======   =======   =======   =======
Weighted average number of shares
  outstanding..............................   5,000     5,000     5,000     5,000     5,000     5,000     5,000
                                            =======   =======   =======   =======   =======   =======   =======



                                                                  AS OF                     AS OF
                                                              MARCH 31, 1996          DECEMBER 31, 1996
                                                              --------------     ---------------------------
                                                                  ACTUAL          ACTUAL      AS ADJUSTED(3)
                                                              --------------     --------     --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $  3,294        $  4,873        $  8,193
Working capital.............................................        3,401           6,676          10,643
Property, plant and equipment, net..........................       10,800          11,632          20,232
Total assets................................................       31,710          37,187          48,729
Short-term debt(4)..........................................        8,899           5,711           5,064
Long-term debt and capital lease obligations................        2,128           1,827             994
Shareholders' equity........................................       11,608          15,836          28,858


---------------

(1) Certain third parties own minority equity interests in the Company's subsidiaries. See "Business -- Subsidiaries."



(2) Earnings per share is computed by dividing net income for each year/period by 5,000,000, the weighted average number of ordinary shares outstanding during the years/periods, on the basis that the 20 for 1 stock split had been consummated prior to the years/periods presented.



(3) As adjusted to reflect the sale of 1,400,000 ADSs at an assumed public offering price of $11.00 per ADS and the application of the net proceeds therefrom. See "Use of Proceeds."



(4) Includes current portions of long-term debt and capital lease obligations.

                          ORGANIZATION OF THE COMPANY


The following chart shows the organization of the Company, its principal shareholders and operating subsidiaries prior to giving effect to the Offering.


                              OPERATING STRUCTURE

The following chart shows the operating structure of the Company's three manufacturing facilities.

                                  RISK FACTORS

     An investment in the ADSs offered hereby involves a high degree of risk. Prior to making an investment decision, prospective purchasers of the ADSs offered hereby should consider carefully, together with the other information contained in this Prospectus, the matters set forth below.


LIMITED PRECEDENT



     Prospective investors should be aware of and take into consideration the limited precedent with which to evaluate the potential risks and rewards related to the development, financing, ownership and operation of a light manufacturing company in the PRC.



LIMITED REPORTING REQUIREMENTS



     As a foreign private issuer, the Company is exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Under the Exchange Act, the Company is not required to publish financial statements as frequently, as promptly or containing the same information as U.S. companies. See "Reports to Securities Holders."


RISKS RELATING TO THE COMPANY


     Dependence on Major Customers; Cancellable Orders. Sales to two major customers -- Hallmark and Ertl -- account for a majority of the Company's total net sales. Sales to these two customers as a percentage of the Company's total net sales during the fiscal years ended March 31, 1994, 1995 and 1996 were approximately 66.3%, 63.3% and 52.9%, respectively. The Chief Executive Officer of Ertl is a director of the Company. See "Management." In addition, sales to four other customers, Hasbro, Inc., SWG, Drumwell Limited, and Revell-Monogram, as a percentage of the Company's total net sales during fiscal years 1994, 1995 and 1996 in the aggregate were approximately 20.9%, 20.7%, and 23.0%, respectively. The Company's dependence on these customers is expected to continue in the foreseeable future. Although management believes that any one of its customers could be replaced eventually, the loss of any one of its major customers would have a material adverse effect on the Company's business, financial condition and results of operations. The Company's sales transactions with all of its customers are based on purchase orders received by the Company from time to time. While these purchase orders may be cancelled by the customer, to date, such cancellations have not been significant in the aggregate. Except for these purchase orders, the Company has no written purchase agreements with its customers relating to the sale of products.



     Introduction of New Products by Customers; Market Acceptance; Economic Factors. The Company's long-term operating results depend substantially upon its customers' ability to continue to conceive of, design and market new products and upon continuing market acceptance of its customers' existing and future products. In the ordinary course of their businesses, the Company's customers continuously develop new products and create additions to their existing product lines. Significant delays by the Company's customers in the introduction of, or their failure to introduce or market, new products or additions to their respective product lines would impair the Company's results of operations. The die-cast collectible, collectible holiday ornament and toy markets are affected by changing consumer tastes and interests, which are difficult to predict and over which the Company's customers have little, if any, control. Accordingly, there can be no assurance that the existing or future products of the Company's customers will maintain or receive substantial market acceptance. In addition, since most of the products manufactured by the Company are sold in the United States, the Company's profitability will also depend on the strength of the U.S. economy, which can affect U.S. consumers' spending habits on such items as die-cast collectibles, collectible holiday ornaments and toys. Any downturn in the U.S. economy could have a material adverse effect on the Company's business, financial condition and results of operations.


     Competition. The Company expects significantly increased competition, both from existing and new competitors. Some of these competitors may have significantly greater financial, technical, manufacturing and marketing resources than the Company. The ability of the Company to compete successfully depends, in part, upon the Company's ability to maintain and increase demand for its manufacturing services and increase production capacity to meet such increased demand. There can be no assurance that the Company will be able to compete successfully in the future or that the Company will not be subject to increased price competition. See "Business -- Competition." In addition, the Company's major customers operate in highly competitive markets. There can be no assurance that these customers will be able to continue to enjoy market acceptance of their products in the face of such competition. Any failure by the Company's major customers to remain competitive could have a material adverse effect on the Company's business, financial condition and results of operations.


     Lack of Barriers to Entry. The Company does not believe that there are any significant barriers to entry into the manufacture of die-cast collectibles, collectible holiday ornaments and toys, although the Company believes that it currently holds certain competitive advantages. The Company does not characterize its business as proprietary and does not own any patents or copyrights or possess any material trade secrets. There can be no assurance that additional participants will not enter the market or that the Company could effectively compete with such entrants. Any failure by the Company to compete effectively with such new entrants would have a material adverse effect on the Company's business, financial condition and results of operations.


     Ability to Manage Growth and Expansion. The Company has experienced significant growth over the past few years and is expanding its manufacturing operations. The management of the Company's growth will require continued improvement and refinement of the Company's operating, management and financial control systems, as well as a significant increase in the Company's manufacturing, quality control, marketing, logistics and service capabilities, any of which could place a significant strain on the Company's resources. If the Company's management is unable to manage growth effectively, the quality of the Company's products, its ability to retain key customers and its business, financial condition and results of operations could be adversely affected. As part of its expansion, the Company will have to hire additional management personnel and other employees. The expenses associated with hiring, training and integrating such employees may be incurred prior to the generation of any associated revenues, with a corresponding adverse effect on the Company's business, financial condition and results of operations. In addition, the failure to integrate new personnel on a timely basis could have an adverse effect on the Company's business, financial condition and results of operations.


     Reliance on New Production Facility. Historically, the Company conducted its manufacturing operations in two facilities in Guangzhou. In February 1996, the Company completed Phase I of the construction of the Dongguan Facility. By early 1998, the Company intends to complete Phase II of the construction of the Dongguan Facility, to consolidate all manufacturing operations at the Dongguan Facility and to close the other two facilities. In addition, the Company intends to transfer some administrative functions from its Hong Kong headquarters to the Dongguan Facility. See "Business -- Properties."



     Although the Company believes that it will be able to complete Phase II of the construction of the Dongguan Facility on schedule, no assurance can be given that such construction will be completed or completed on schedule. Any material delay in completing, or the inability to complete, Phase II of the construction of the Dongguan Facility would have a material adverse effect on the Company's business, financial condition and results of operations. Consolidating the Company's operations into the Dongguan Facility will require the Company's management to coordinate a wide array of key decisions and physical logistics, including the relocation of a majority of the Company's factory employees and equipment. Failure to timely and properly execute these tasks could have a material adverse effect on the Company's business, financial condition and results of operations.


     If a natural disaster, such as a typhoon, fire or flood, were to destroy or significantly damage the Dongguan Facility or if such facility were to otherwise become unavailable or inoperable, the Company would need to obtain alternative facilities from which to conduct its operations, which would result in significantly increased operating costs and significant delays in the fulfillment of customer orders. No assurance can be given that alternative facilities could be obtained at an affordable price or at all. Such increased costs or delays, or inability to obtain alternative facilities, would have a material adverse effect on the Company's business, financial condition and results of operations. The Company maintains business interruption insurance.


     A significant portion of the benefits to be obtained from consolidating operations in the Dongguan Facility depends on the Company's ability to terminate in a cost-effective and timely manner its obligations under the joint venture agreement relating to the Xin Xing Facility and the sub-contracting agreement relating to the Zhong Xin Facility. The Company does not have the right to terminate at will these agreements and thus must depend on the cooperation of other parties to attain this objective. There can be no assurance that the Company will be able to terminate these agreements on a timely basis or without incurring substantial costs. Any substantial costs associated with terminating such agreements could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that the Company is unable to capitalize its relocation costs, the Company will have to expense such costs, which may have an adverse effect on the Company's reported net income.



     Dependence on PRC Parties. The Company's oldest factory, the Zhong Xin Facility, located in the Tian He district of Guangzhou, is owned by a local economic development authority (the "Subcontractor") and operated under a subcontract operating agreement. The factory located in the Henan district of Guangzhou, the Xin Xing Facility, and the Dongguan Facility are each owned by Sino-foreign contractual joint ventures in which the Company has a majority interest. The other parties to these contractual joint ventures are entities (the "PRC Co-Venturers") that are controlled by PRC governmental bodies. The efficient and cost-effective operation of these facilities depends upon the cooperation and support of the Subcontractor and the PRC Co-Venturers (collectively, the "PRC Parties"). Should a dispute develop between the Company and any of the PRC Parties, there can be no assurance that the Company would be able to enforce its understanding of its agreements with the PRC Parties. Any lack of cooperation by the PRC Parties could subject the Company to additional risks and costs, including the interruption or cessation of its present operations in the PRC, all of which would have a material adverse effect on the Company's business, financial condition and results of operations.



     Dependence on Raw Materials. The Company uses zinc alloy and various plastic resins in its manufacturing operations. The Company's financial performance is dependent to a substantial extent on the cost of such raw materials. The supply and demand for zinc alloy and for both plastic resins and the petrochemical intermediates from which plastic resins are produced are subject to cyclical and other market factors and may fluctuate significantly. As a result, the cost of raw materials to the Company is subject to substantial increases and decreases over which the Company has no control except by seeking to time its purchases in order to take advantage of favorable market conditions. In the past, the Company has experienced significant increases in the price of certain raw materials, which increases the Company was not able to pass on fully to its customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." To the extent that future increases in the cost of raw materials cannot be passed on to customers, such increases could have a material adverse effect on the Company's business, financial condition and results of operations.



     The Company purchased more than five percent of its raw materials from the following companies in one or more of fiscal years 1994, 1995 and 1996 and the nine months ended December 31, 1996: Sogen (Far East) Limited, Starlite Printers Limited, Wing Fu Carton & Printing Company Limited, Lee Kee Metal Company Limited, Y.T. Cheng (Ching Tai) Limited, and Cominco Ltd. The Company has no formal written agreements with any of its suppliers. The Company purchases zinc alloy and over 12 different types of plastics from approximately 10 major suppliers and is not dependent upon any single supplier for key materials. The Company has not experienced any difficulty in obtaining needed materials and thus believes that the lack of written agreements with its suppliers does not present a risk to its business, but no assurance can be given that the Company will be able to obtain sufficient quantities of such raw materials to meet its needs. Any lack of sufficient raw materials for its needs would have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that it could continue to obtain needed raw materials in the event that it experiences significant rapid growth, in light of the current availability of such raw materials on the world markets. However, to the extent the Company is unable to obtain needed raw materials in such circumstances in sufficient quantities or at affordable prices, such inability would have a material adverse effect on the Company's business, financial condition and results of operations.


     Reliance on Key Personnel. The success of the Company is substantially dependent upon its executive management, as well as upon its ability to attract and retain additional qualified design, manufacturing and marketing personnel. The loss of the services of any of the Company's current executive management for any reason could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company is not the beneficiary of any "key person" life insurance policy on any such person. See "Management." Successful expansion of the Company's business will require additional management resources and may require the hiring of additional senior management personnel.


     Potential Product Liability. The Company is engaged in a business that could result in possible claims for injury or damage resulting from its products. The Company is not currently, nor has it been in the past, a defendant in any product liability lawsuit. The Company does not maintain product liability insurance. A successful claim brought against the Company by a customer of the Company or a consumer and the adverse publicity that could accompany any harm caused to a consumer by a product manufactured by the Company could have a material adverse effect on the Company's business, financial condition and results of operations.


     Government Regulations. U.S. customers of the Company are subject to the provisions of, among other laws, the Federal Hazardous Substances Act and the Federal Consumer Product Safety Act. These laws empower the Consumer Product Safety Commission (the "CPSC") to protect consumers from hazardous toys and other articles. The CPSC has the authority to exclude from the market articles that are found to be unsafe or hazardous, and can require a recall of such products under certain circumstances. Similar laws exist in some states and cities in the United States, as well as in Canada and Europe. The Company relies on its customers to design products that comply with such safety standards and to test the products to ensure compliance with applicable regulatory safety standards. The Company has established a strong quality assurance program to meet the Company's objective of conforming to its customers' design specifications and delivering high-quality, safe products to its customers. While the Company believes that its customers design and test the products the Company manufactures for compliance with regulatory standards, and the Company itself maintains appropriate quality assurance, there can be no assurance that the Company's products will not be found to violate applicable laws, rules and regulations, which could have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future, or that the Company's products will not be marketed in the future in countries with more restrictive laws, rules and regulations, either of which could make compliance more difficult or expensive, and which could have a material adverse effect on the business, financial condition and results of operations of the Company.


     Reduced Revenue in the Fourth Fiscal Quarter, Possible Fluctuation in Quarterly Results. The Company ceases production for a two-week period during January or February of each year due to the Chinese New Year holiday, which business cessation in the past has caused revenue during the fourth fiscal quarter of each year to be somewhat lower than revenue during the other three quarters. The Company may also experience fluctuations in quarterly sales and related net income compared with the prior year's comparable quarter due to the timing of receipt of orders from customers for die-cast collectibles, toys and molds and the shipment of such products. As a result, it is possible that the Company may experience quarterly variations in operating results, and accordingly, the trading price of the Company's ADSs may be subject to fluctuations in response to such quarterly variations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     Control by Principal Shareholders. Following this Offering, Zindart Pte Limited, a Singapore corporation ("Zindart Singapore") will own approximately 78.1% of the outstanding Shares (approximately 75.6% if the Over-allotment Option is exercised in full). As majority shareholder, Zindart Singapore will have the ability to control the election of the Company's directors and most corporate actions of the Company. Zindart Singapore is controlled by ZIC Holdings Limited, a Cayman Islands corporation ("ZICHL"), which owns approximately 76.0% of the shares of Zindart Pte Limited. ZICHL, in turn, is currently controlled by limited life private equity funds managed by ChinaVest (the "ChinaVest private equity funds"), which own in the aggregate approximately 67.8% of the ordinary shares of ZICHL and which therefore will be indirectly in control of the Company. See "Principal Shareholders." In addition, Feather S.Y. Fok, Chief Operating Officer, Chief Financial Officer and a director of the Company, is a director of Zindart Singapore. Alexander M.K. Ngan, a director of the Company, is a partner in ChinaVest. Robert A. Theleen, who is director of the Company, is a partner in ChinaVest. Subject to an agreement with the Representative not to sell or dispose of any Shares of the Company for a lock-up period of 180 days following the closing of the Offering, the ChinaVest private equity funds have the right, acting in their own interest, to sell or dispose of such Shares. Further, since these funds must dissolve by 2003, these funds will need to liquidate their investments, whether by way of sale, distribution or otherwise, prior to that date. Accordingly, although the Company has been advised that ChinaVest has no present intention to cause these funds to sell or dispose of their investments in the Company at any particular time, no assurance can be given that any current shareholder of the Company, including the ChinaVest private equity funds, will maintain any interest in the Company beyond the 180 day lock-up period.



     Taxation. During the past five years, under applicable Hong Kong and PRC tax laws, only 50% of the Company's profits have been subject to tax in Hong Kong and the Company has been exempt from taxation in the PRC pursuant to a tax holiday, which tax holiday will change over time from a complete exemption to a partial exemption, then to no exemption based on profitability of the Company's joint ventures. See "Taxation -- Hong Kong Taxation" and "-- PRC Taxation." As a result, during the past five years, the Company has enjoyed a relatively low effective tax rate of between 7.0% and 9.0%. No assurance can be given that the Company's effective tax rate will not increase in the future. The Hong Kong statutory income tax rate is currently 16.5%, and the PRC tax rate on joint ventures is currently 27.0%. Since the Company has historically derived its revenues primarily from its sales activities in Hong Kong and since the Company's PRC joint ventures historically have produced minimal profits and are not expected to produce significant profits in the future, the Company does not believe that the expiration or loss of the PRC tax holiday will have a material impact on the Company's net income. In the event that certain special United States federal income tax rules are applicable to the Company, there is a risk that holders of ADSs who are U.S. taxpayers may be required to recognize income prior to the receipt of dividends or distributions from the Company. See "Taxation -- United States Federal Income Taxation -- Special United States Federal Income Tax Considerations."



     Tariffs and Quotas. Most of the Company's products are shipped to customers in the United States. The United States may, from time to time, impose new quotas, duties, tariffs, or other charges or restrictions, or adjust presently prevailing quota, duty or tariff levels, which could have an adverse effect on the Company's business, financial condition and results of operations and its ability to continue to export products to the United States at current or increased levels. The Company cannot predict what regulatory changes may occur, if any, or the type or extent of any financial impact on the Company that such changes may have in the future. In addition, various forms of protectionist trade legislation have been proposed in the United States. Adverse changes in tariff structures or other trade policies could have a material adverse effect on the Company's business, financial condition and results of operations.



     Environmental Matters. The Company's operations involve the use of certain toxic substances, including plastic resins and oil-based paints. The Company is, and is likely to continue to be, subject to PRC national, provincial and local environmental protection laws and regulations. Such laws and regulations currently impose a uniform fee on industrial wastewater discharges and a graduated schedule of pollution fees for the discharge into the environment of waste substances in excess of applicable standards, require the payment of fines for violations of laws, regulations or decrees, and provide for possible closure by the central, provincial or local government of any facility which fails to comply with orders requiring it to cease or cure certain activities deemed by such authorities to be causing environmental damage. The Company believes that it has complied, and it intends to continue to comply, with all applicable environmental protection laws and regulations. There can be no assurance that the Company will at all future times remain in compliance with such laws and regulations and avoid incurring the consequences of non-compliance, or that PRC authorities will not impose additional regulatory requirements that would necessitate additional expenditures for environmental compliance. Any such occurrence could have a material adverse effect on the Company's business, financial condition and results of operations.



     Employees. Substantially all of the Company's manufacturing and assembly workers are young women who come from various rural regions in the PRC for the purpose of working for wages higher than are available in such rural regions. These employees typically work for the Company for two to five years and then return to their communities. Accordingly, approximately 20% of the factory employees do not return to the Company each year after the Chinese New Year holiday, and the Company must hire replacements. If these employees were able to earn similar wages in their communities or higher wages in other industries, the Company could experience labor shortages or could be required to increase salaries to meet its labor needs, either of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's employees are not unionized, and the Company has not experienced any labor strife. Union organizing and worker unrest are not common in the PRC. No assurance can be given, however, that labor conflicts will not develop. Any labor conflicts could have a material adverse effect on the Company's business, financial condition and results of operations.

     Lack of Dividends. The Company does not contemplate the payment of dividends in the foreseeable future. In addition, the Company's lines of credit prohibit the payment of dividends in excess of 25% of net income. See "Dividends and Dividend Policy."


     Dilution. Purchasers of ADSs offered hereby will incur immediate and substantial dilution in the net tangible book value per Share of $6.50 from the initial public offering price, assuming an offering price of $11.00 per Share. Existing shareholders will incur an immediate increase in the net tangible book value per Share from $3.15 to $4.50, an increase of $1.35 per Share. See "Dilution."



     No Assurance of Public Market; Possible Volatility of Market Price of
ADSs. Prior to this Offering, there has been no public trading market for the ADSs or the Shares. There can be no assurance that an active trading market for the ADSs will develop after this Offering or that, if developed, it will be sustained. Further, there will be no public market for the Shares. In the past several years, many foreign issuers with market capitalizations similar to that of the Company after this Offering have been unable to sustain an active trading market for their securities. The initial public offering price for the ADSs being sold by the Company in this Offering has been determined by negotiations between the Company and the Representative and does not necessarily reflect the Company's book value or other established criteria of value. The market price for the ADSs following this Offering may be highly volatile, as has been the case with the securities of other companies in emerging businesses. The market price of the ADSs may fluctuate substantially in response to various factors affecting the collectible, holiday ornament and toy markets generally.


     Shares Eligible for Future Sale. No prediction can be made as to the effect, if any, that future sales of ADSs, or the availability of ADSs for future sale, will have on the market price of the ADSs prevailing from time to time. Sales of a substantial number of ADSs in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the ADSs or the ability of the Company to raise capital through a sale of its equity securities. See "Shares Eligible For Future Sale." The Company and its shareholder have agreed not to sell or otherwise dispose of any ADSs for a period of 180 days after the closing of this Offering without the prior written consent of the Representative. See "Underwriting."

COUNTRY RISKS

     General. The Company conducts all of its product engineering, model-making, mold-making and manufacturing operations in the PRC. In addition, some of the Company's administrative, finance and accounting, marketing, and MIS activities are located in Hong Kong. As a result, the Company's business, financial condition and results of operations may be influenced by the general political, social and economic situation in Hong Kong and the PRC. Accordingly, the Company may be subject to political and economic risks, including political instability, currency controls and exchange rate fluctuations, and changes in import/export regulations, tariffs, duties and quotas.

  Exchange Rate Risk


     All of the Company's sales are denominated either in U.S. Dollars or Hong Kong Dollars. The largest portion of the Company's expenses are denominated in Hong Kong Dollars, followed by Renminbi and U.S. Dollars. The Company is subject to a variety of risks associated with changes among the relative values of the U.S. Dollar, the Hong Kong Dollar and Renminbi. The Company does not currently hedge its foreign exchange positions. Any material increase in the value of the Hong Kong Dollar or Renminbi relative to the U.S. Dollar would increase the Company's expenses and therefore would have a material adverse effect on the Company's business, financial condition and results of operations.

     Since 1983, the Hong Kong government has maintained a policy of linking the U.S. Dollar and the Hong Kong Dollar at an exchange rate of approximately HK$7.80 to U.S. $1.00. There can be no assurance that this link will be continued, although the Company is not aware of any intention of the Hong Kong government or the PRC to abandon the link. There has been significant volatility in the exchange rates of Renminbi to U.S. Dollars in recent years. Over the last five years, the Renminbi has experienced significant devaluation against most major currencies. The January 1, 1994 establishment of the current exchange rate system produced a significant devaluation of the Renminbi from $1.00 to Rmb 5.7 to approximately $1.00 to Rmb 8.7. The rates at which exchanges of Renminbi into U.S. Dollars may take place in the future may vary.

  Inflation Risk

     The annual inflation rate in Hong Kong was approximately 9.4%, 8.5%, 8.1% and 8.8% in 1992, 1993, 1994 and 1995, respectively. The annual inflation rate in the PRC was approximately 14.7%, 21.7% and 14.8% in 1993, 1994 and 1995, respectively. The Company does not consider that inflation in Hong Kong or the PRC has had a material impact on its results of operations in recent years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." No assurance can be given that inflation in Hong Kong or the PRC will not have a material adverse effect on the business, financial condition and results of operations of the Company in the future.

RISKS RELATING TO HONG KONG


     The Company's business, financial condition and results of operations may be influenced by the political situation in Hong Kong and by the general state of the Hong Kong economy. On July 1, 1997, sovereignty over Hong Kong will be transferred from the United Kingdom to the PRC, and Hong Kong will become a Special Administrative Region ("SAR") of the PRC. As provided in the Sino-British Joint Declaration on the Question of Hong Kong and the Basic Law of the Hong Kong SAR of the PRC (the "Basic Law"), the Hong Kong SAR will have a high degree of autonomy except in foreign affairs and defense. Under the Basic Law, the Hong Kong SAR is to have its own legislature, legal and judicial system and economic autonomy for 50 years. Based on the current political conditions and the Company's understanding of the Basic Law, the Company does not believe that the transfer of sovereignty over Hong Kong will have a material adverse effect on the Company's business, financial condition or results of operations. There can be no assurance, however, that changes in political, legal or other conditions will not result in such an adverse effect.


RISKS RELATING TO THE PRC

     Investment in the Company may be adversely affected by the political, social and economic environment in the PRC. The PRC is controlled by the Communist Party of China. Under its current leadership, the PRC has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the PRC government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development or maintenance of infrastructure or the unavailability of adequate power and water supplies, transportation, raw materials and parts, or a deterioration of the general political, economic or social environment in the PRC, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than others, and the continuation or increase of such disparities could affect the political or social stability of the PRC.


     MFN Status. The PRC currently enjoys Most-Favored-Nation ("MFN") status granted by the United States, pursuant to which the United States imposes the lowest applicable tariffs on PRC exports to the United States. The United States annually reconsiders the renewal of MFN trading status for the PRC. No assurance can be given that the PRC's MFN status will be renewed in future years. The PRC's loss of MFN status could adversely affect the Company's business by raising prices for its products in the United States, which could result in a reduction in demand for the Company's products by its U.S. customers. Furthermore, trade friction between the PRC and the United States may have an influence on after-market prices of the ADSs offered hereby.


     Loss of PRC Facilities; Nationalization; Expropriation. If for any reason the Company were required to move its manufacturing operations outside of the PRC, the Company's profitability, competitiveness and market position could be materially jeopardized, and there could be no assurance that the Company could continue its manufacturing operations. The Company's business and prospects are dependent upon agreements with various entities controlled by PRC governmental instrumentalities. Not only would the Company's operations and prospects be materially and adversely affected by the failure of such entities to honor these contracts, but it might be difficult to enforce these contracts in the PRC. There can be no assurance that assets and business operations in the PRC will not be nationalized, which could result in the total loss of the Company's investments in that country. Following the formation of the PRC in 1949, the PRC government renounced various debt obligations incurred by predecessor governments, which obligations remain in default, and expropriated assets without compensation. Accordingly, an investment in the Company involves a risk of total loss.


     Government Control Over Economy. The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities. The PRC central government has exercised and continues to exercise substantial control over virtually every sector of the PRC economy. Accordingly, PRC government actions in the future, including any decision not to continue to support current economic reform programs and to return to a more centrally planned economy, or regional or local variations in the implementation of economic reform policies, could have a significant effect on economic conditions in the PRC or particular regions thereof. Any such developments could affect current operations of and property ownership by foreign investors.

     PRC Law; Evolving Regulations and Policies. The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system in the United States. The PRC does not have a well-developed, consolidated body of law governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation. In addition, the legal system of the PRC relating to foreign investments is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published, statements regarding these evolving policies have been conflicting, and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. As the legal system in the PRC develops with respect to these new types of enterprises, foreign investors may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and the preemption of provincial or local laws by national laws. In circumstances where adequate laws exist, it may not be possible to obtain timely and equitable enforcement thereof. The Company's activities in the PRC are by law subject, in some circumstances, to administrative review and approval by various national and local agencies of the PRC government. Although the Company believes that the present level of support from local, provincial and national governmental entities enjoyed by the Company benefits the Company's operations in connection with administrative review and the receipt of approvals, there is no assurance that such approvals, when necessary or advisable in the future, will be forthcoming. The inability to obtain such approvals could have a material adverse effect on the Company's business, financial condition and results of operations.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the ADSs offered hereby are estimated to be approximately $13,000,000 at an assumed initial public offering price of $11.00 per ADS, after deducting offering expenses and underwriting discounts and commissions, which are estimated to be approximately $2,400,000. The net proceeds will be applied as follows: (i) approximately $7,000,000 to finance Phase II of the construction of the Dongguan Facility;
(ii) approximately $1,480,000 to reduce the outstanding amount of long-term bank loans and an equipment lease (including current portions thereof); (iii) approximately $1,600,000 for plant and equipment purchases; and (iv) approximately $300,000 to establish a combined sales and marketing and investor relations office in the U.S. in 1997. The balance of the proceeds will be used for general working capital.


     The Company intends to apply the amount specified in clause (ii) above as follows:


           APPROXIMATE     INTEREST RATE OF     MATURITY DATE OF
             AMOUNT           LOAN/LEASE           LOAN/LEASE
           -----------     ----------------     ----------------
               647,000            9.5%          December 1997
                97,000            9.5%          December 1998
                65,000            9.5%          December 1998
               121,000            9.5%          March 1999
               550,000            9.5%          May 1999
                 -----
Total....  $ 1,480,000


     Pending application of the net proceeds of this Offering to the uses described above, the Company intends to invest the net proceeds of the Offering in bank time deposits or other short-term investment-grade, interest-bearing instruments.

                         DIVIDENDS AND DIVIDEND POLICY

     The Company intends to retain earnings for expansion of its operations in accordance with its business strategy and does not contemplate the payment of dividends in the foreseeable future. In addition, the Company's present lines of credit prohibit the payment of dividends in excess of 25% of net income. The Company currently intends that dividends, if paid, would be paid to holders of ADSs in U.S. Dollars. See "Description of Shares -- Dividends" and "Description of American Depositary Receipts -- Dividends, Other Distributions and Rights."


     In the fiscal years 1992 through 1995, the Company declared and paid dividends per Share in the amount of $0.44, $0.29, $0.39, and $0.21, respectively. The aggregate amount of dividends paid in these fiscal years was $2,222,000, $1,473,000, $1,959,000, and $1,073,000, respectively. In fiscal year
1996, the Company distributed a dividend in kind of approximately $0.60 per Share consisting of $2,994,000 of a loan receivable and amounts due from a debtor of the Company. The Company did not declare a cash dividend in fiscal year 1996.

                                    DILUTION


     As of December 31, 1996, the net tangible book value of the Company was approximately $15,766,000, or $3.15 per Share. Net tangible book value per Share is determined by dividing the tangible net worth of the Company (total assets less liabilities) by the number of Shares outstanding. Without taking into account any change in such net tangible value after December 31, 1996, other than to give effect to the 20 for 1 stock split and the sale of 1,400,000 ADSs offered hereby (assuming an offering price of $11.00 per Share), and after deducting estimated offering expenses and underwriting discounts and commissions, the pro forma net tangible book value per Share as of December 31, 1996, on a consolidated basis, would have been approximately $28,788,000, or $4.50 per Share. This represents an immediate increase in the net tangible book value of $1.35 per Share to existing shareholders and an immediate dilution of $6.50 per Share to persons purchasing ADSs in this Offering. The following table illustrates this per ADS dilution:



    Initial public offering price per Share...........................            $  11.00
    Net tangible book value per Share as of December 31, 1996.........  $  3.15
    Increase per Share attributable to the Offering...................     1.35
                                                                        -------
    Pro forma net tangible book value per Share after the Offering....                4.50
                                                                                  --------
    Dilution to purchasers of ADSs in the Offering....................            $   6.50
                                                                                  ========



     The computations in the table set forth above assume that the Over-allotment Option is not exercised. If the Over-allotment Option is exercised in full, the pro forma net tangible book value at December 31, 1996 would have been $30,936,000 or $4.68 per Share, resulting in dilution to purchasers of ADSs of $6.32 per Share.



     The following table summarizes, on a pro forma basis at December 31, 1996, the number of Shares or ADSs purchased, the total consideration paid to the Company, and the average price per Share or ADS paid by the existing shareholders and by new investors purchasing ADSs in this Offering at an initial public offering price of $11.00 per Share.



                                        SHARES OR ADSS                                   AVERAGE
                                           PURCHASED            TOTAL CONSIDERATION      PRICE
                                     ---------------------     ---------------------      PER
                                      NUMBER       PERCENT       AMOUNT        PERCENT   SHARE
                                     ---------     -------     -----------     -----     ------
    Existing Shareholders..........  5,000,000        78.1%    $15,836,000      50.7%    $ 3.17
    New investors (1)..............  1,400,000        21.9%     15,400,000      49.3%     11.00
                                     ---------
              Total................  6,400,000       100.0%    $31,236,000     100.0%
                                     =========


---------------

(1) Assuming no exercise of the Over-allotment Option. If such Over-allotment Option were exercised in full, the Number of Shares or ADSs Purchased would be 1,610,000, the Percent of Shares or ADSs Purchased would be 24.4% and the aggregate Amount of Total Consideration would be $33,546,000.

                                 CAPITALIZATION


     The following table sets forth the pro forma consolidated capitalization of the Company at December 31, 1996, as adjusted to give effect to the sale by the Company of the ADSs offered hereby and the application of the estimated net proceeds to be received by the Company therefrom, at an initial offering price of $11.00 per ADS and after deducting the underwriting discounts and estimated offering expenses payable by the Company. The capitalization information set forth in the table below is unaudited and should be read in conjunction with the more detailed consolidated financial statements and notes thereto included elsewhere in this Prospectus.



                                                                          AT DECEMBER 31, 1996
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                         (DOLLARS IN THOUSANDS)
Short-term debt:
  Short-term bank borrowings...........................................  $ 4,446       $ 4,446
  Current portion of long-term loans...................................      834           187
  Current portion of capital lease obligations.........................      431           431
                                                                          ------        ------
          Total short-term debt........................................    5,711         5,064
                                                                          ------        ------
Long-term debt:
  Long-term bank loans.................................................    1,161           328
  Capital lease obligations, long-term.................................      666           666
                                                                          ------        ------
          Total long-term debt.........................................    1,827           994
Minority interest......................................................    1,335         1,335
Shareholders' equity:
  Ordinary shares; 5,000,000 shares issued and outstanding;
     6,400,000 shares issued and outstanding, as adjusted..............      323           414
  Additional paid-in capital...........................................       --        12,931
  Retained earnings....................................................   15,513        15,513
                                                                          ------        ------
          Total shareholders' equity...................................   15,836        28,858
                                                                          ------        ------
Total capitalization...................................................  $18,998       $31,187
                                                                          ======        ======

                            SELECTED FINANCIAL DATA


     The selected consolidated income statement data for the fiscal years ended March 31, 1994, 1995 and 1996 and the selected consolidated balance sheet data as of March 31, 1995 and 1996 set forth below have been prepared in accordance with U.S. GAAP and are derived from the consolidated financial statements and notes thereto included elsewhere in this Prospectus which have been audited by Arthur Andersen & Co., independent public accountants, whose report thereon is also included elsewhere in this Prospectus. The selected consolidated income statement data for the fiscal years ended March 31, 1992 and 1993 and the selected consolidated balance sheet data as of March 31, 1992, 1993 and 1994 not included elsewhere in this Prospectus have been prepared in accordance with U.S. GAAP and are derived from Zindart's audited financial statements. The selected consolidated income statement data for the nine months ended December 31, 1995 and 1996 and the selected balance sheet data as of December 31, 1996, are unaudited, but in the opinion of management, such unaudited consolidated financial statements include all adjustments necessary for a fair presentation of such data. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and the notes thereto and other financial information which appears elsewhere in this Prospectus.



                                                                                                   NINE MONTHS ENDED
                                                            YEARS ENDED MARCH 31,                    DECEMBER 31,
                                               -----------------------------------------------   ---------------------
                                                1992      1993      1994      1995      1996      1995        1996
                                               -------   -------   -------   -------   -------   -------   -----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:

Net sales..................................... $29,116   $35,603   $35,583   $36,879   $46,930   $35,423     $48,670
Cost of goods sold............................  22,079    27,309    25,037    25,644    34,116    25,417      36,280
                                                ------    ------    ------    ------    ------    ------      ------
Gross profit..................................   7,037     8,294    10,546    11,235    12,814    10,006      12,390
Selling, general and administrative
  expenses....................................   4,859     5,080     6,351     6,806     6,498     5,322       6,560
Operating income..............................   2,178     3,214     4,195     4,429     6,316     4,684       5,830
Interest expenses.............................     211       165       150       137       402       180         661
Interest income...............................     204       164       129       228       208       195          89
Other income (expense), net...................      52       122        80       492      (416)       70         168
                                                ------    ------    ------    ------    ------    ------      ------
Income before income taxes....................   2,223     3,335     4,254     5,012     5,706     4,769       5,426
Provision for income taxes....................     219       302       436       483       488       404         464
                                                ------    ------    ------    ------    ------    ------      ------
Income before minority interests..............   2,004     3,033     3,818     4,529     5,218     4,365       4,962
Minority interests(1).........................       0         0        83       337       622       525         734
                                                ------    ------    ------    ------    ------    ------      ------
Net income.................................... $ 2,004   $ 3,033   $ 3,735   $ 4,192   $ 4,596   $ 3,840     $ 4,228
                                                ======    ======    ======    ======    ======    ======      ======
Earnings per share(2)......................... $  0.40   $  0.61   $  0.75   $  0.84   $  0.92   $  0.77     $  0.85
                                                ======    ======    ======    ======    ======    ======      ======
Dividends per share(3)........................ $  0.44   $  0.29   $  0.39   $  0.21   $  0.60   $  0.60     $    --
                                                ======    ======    ======    ======    ======    ======      ======
Weighted average number of shares.............   5,000     5,000     5,000     5,000     5,000     5,000       5,000
                                                ======    ======    ======    ======    ======    ======      ======



                                                                                                         AS OF
                                                                                                   DECEMBER 31, 1996
                                                               AS OF MARCH 31,                   ---------------------
                                               -----------------------------------------------                 AS
                                                1992      1993      1994      1995      1996     ACTUAL    ADJUSTED(4)
                                               -------   -------   -------   -------   -------   -------   -----------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:

Cash and cash equivalents..................... $ 2,692   $ 3,912   $ 4,068   $ 4,123   $ 3,294   $ 4,873     $ 8,193
Working capital...............................   2,621     3,775     3,210     5,399     3,401     6,676      10,643
Property, plant and equipment, net............   1,528     1,882     2,545     3,902    10,800    11,632      20,232
Total assets..................................  10,445    13,905    16,846    23,070    31,710    37,187      48,729
Short-term debt(5)............................   1,528     1,052     1,020     1,780     8,899     5,711       5,064
Long-term debt and capital lease
  obligations.................................     566       745       420       859     2,128     1,827         994
Shareholders' equity..........................   3,552     5,112     6,887    10,011    11,608    15,836      28,858



                                                                                                   NINE MONTHS ENDED
                                                            YEARS ENDED MARCH 31,                    DECEMBER 31,
                                               -----------------------------------------------   ---------------------
                                                1992      1993      1994      1995      1996      1995        1996
                                               -------   -------   -------   -------   -------   -------   -----------
                                                                           (IN THOUSANDS)
OTHER DATA:

Capital expenditures.......................... $   548   $ 1,086   $ 1,491   $ 3,197   $ 7,341   $ 6,785     $ 2,154


---------------

(1) Certain third parties own minority equity interests in the Company's manufacturing and mold-making subsidiaries in the PRC. See
    "Business -- Subsidiaries."



(2) Earnings per share is computed by dividing net income for each year/period by 5,000,000, the weighted average number of ordinary shares outstanding during the years/periods, on the basis that the 20 for 1 stock split had been consummated prior to the years/periods presented.



(3) Dividends per share are computed by dividing the total amount of dividends for each year/period by 5,000,000, the weighted average number of ordinary shares outstanding during the years or periods, on the basis that the 20 for 1 stock split had been consummated prior to the years or periods presented. For the nine months ended December 31, 1995, and accordingly during the year ended March 31, 1996, the Company distributed a dividend in kind of approximately $2,994,000 of a loan receivable and amounts due from a related company.



(4) As adjusted to reflect the sale of 1,400,000 ADSs at an assumed public offering price of $11.00 per ADS and the application of the net proceeds therefrom. See "Use of Proceeds."



(5) Includes current portions of long-term debt and capital lease obligations.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE HEREIN.


     The fiscal year ended March 31, 1996 is referred to herein as FY 1996, the fiscal year ended March 31, 1995 period is referred to herein as FY 1995 and the fiscal year ended March 31, 1994 is referred to herein as FY 1994.


OVERVIEW


     The Company manufactures a wide range of high-quality, detailed die-cast and injection-molded products including (i) die-cast collectibles, (ii) collectible holiday ornaments and (iii) action figures and miniature figurine playsets used primarily as toys. In FY 1996, the Company manufactured products for approximately 20 customers, most of which are leading U.S. designers and marketers. Two of these customers accounted for a majority of the Company's production, as they have for the past five fiscal years.



     The Company's dependence on a relatively small number of customers may increase the volatility of the Company's net sales in response to changes in the level of demand by such customers for the Company's products. Such demand can vary both as a result of fluctuations in the business of these customers and changes in the proportion of such customers' needs for the manufactured products supplied by the Company. As a result, the Company's net sales can vary from period to period. The Company intends to seek to reduce its exposure to such fluctuations in financial performance by expanding its customer base and product lines. However, the Company is committed to strengthening its relationships with key customers since the Company believes such relationships are vital to its long-term success, even if they can expose the Company to short-term variations in financial performance.



     Notwithstanding fluctuations in net sales, the Company has, through emphasis on improving efficiency, managed to control costs such that the Company has experienced steady growth both in operating income as a percentage of net sales and in net income. For example, for fiscal years 1992 through 1996, operating income as a percentage of net sales increased from 7.5% to 13.5%; for the same period, net income grew from $2.0 million to $4.6 million, a compounded annual growth rate of 23.1%. While on an absolute basis operating and net income may increase in FY 1997 as compared with FY 1996, the Company expects that, as a percentage of net sales, each is likely to be below FY 1996 percentages of net sales due primarily to expenses related to operating the Dongguan Facility at less than full capacity, training new employees and the manufacture of a larger percentage of toy products, which have a lower profit margin than the Company's collectible and giftware products. The Company intends to seek to reduce its cost of goods sold by (i) maintaining the same overall percentage of toy sales but focusing on high margin toy products; and (ii) improving operating efficiency by consolidating its operations in the Dongguan Facility. There can be no assurance, however, that the Company will be able to achieve a reduction in the cost of goods sold due to several factors beyond the Company's control, including lower customer demand for higher margin products, and an increase in raw material prices, personnel costs, inflation and other costs.

RESULTS OF OPERATIONS


     The table below sets forth certain statement of operations data as a percentage of net sales for the fiscal years ended March 31, 1994, 1995 and 1996 and the nine months ended December 31, 1995 and 1996.



                                                                                     NINE MONTHS
                                                                                        ENDED
                                                       YEAR ENDED MARCH 31,         DECEMBER 31,
                                                     -------------------------     ---------------
                                                     1994      1995      1996      1995      1996
                                                     -----     -----     -----     -----     -----
Net sales..........................................  100.0%    100.0%    100.0%    100.0%    100.0%
Gross profit.......................................   29.6%     30.5%     27.3%     28.2%     25.5%
Selling, general, and administrative expenses......   17.9%     18.5%     13.8%     15.0%     13.5%
Operating income...................................   11.8%     12.0%     13.5%     13.2%     12.0%
Income before income taxes.........................   12.0%     13.6%     12.2%     13.5%     11.1%
Provision for income taxes.........................    1.2%      1.3%      1.0%      1.1%      1.0%
Minority interests.................................    0.2%      0.9%      1.3%      1.5%      1.5%
Net income.........................................   10.5%     11.4%      9.8%     10.8%      2.7%



NINE MONTHS ENDED DECEMBER 31, 1996 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1995



     Net Sales. Net sales for the nine months ended December 31, 1996 totaled $48,670,000, compared to $35,423,000 in the nine months ended December 31, 1995, an increase of $13,247,000 or 37.4%. This increase resulted from an increase in sales volume in all finished product categories. Sales of the Company's die-cast collectibles increased from $13,802,000 to $18,854,000 or 36.6%, due to increased sales to Ertl. Sales of collectible holiday ornaments increased from $8,546,000 to $13,633,000, or 59.5%. Sales of action figures and miniature figurine playsets increased from $5,020,000 to $8,727,000, or 73.8%, primarily due to sales to two new customers. Mold sales remained at approximately $8 million, because during the period ended December 31, 1996 the Company's mold-making subsidiaries focused on manufacturing molds for the Company's products rather than for sales to third parties.



     Gross Profit. Gross profit for the nine months ended December 31, 1996 totaled $12,390,000, compared to $10,006,000 in the nine months ended December 31, 1995, an increase of $2,384,000, or 23.8%. The increase in gross profit was principally due to the increase in sales volume in all finished product categories. Gross profit as a percentage of net sales ("Gross Margin") decreased from 28.2% to 25.5% because of costs associated with operating the Dongguan Facility at less than full capacity, training new employees and an increase in the production of the Company's lower-margin toy products.



     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses for the nine months ended December 31, 1996 totaled $6,560,000, compared to $5,322,000 for the nine months ended December 31, 1995, an increase of $1,238,000, or 23.3%, as a result of increased sales and a corresponding increase in selling expenses. As a percentage of net sales, SG&A declined from 15.0% to 13.5%.



     Operating Income. Income from operations for the nine months ended December 31, 1996 totaled $5,830,000, compared to $4,684,000 for the nine months ended December 31, 1995, an increase of $1,146,000, or 24.5%, due to the factors described above. Income from operations as a percentage of net sales decreased from 13.2% to 12.0%.



     Other Income (Expense), Net. Other income (expense) for the nine months ended December 31, 1996 totaled $168,000, compared to $70,000 for the nine months ended December 31, 1995, an increase of $98,000, or 140.0%.



     Interest Expense. Interest expense for the nine months ended December 31, 1996 totaled $661,000, compared to $180,000 for the nine months ended December 31, 1995, an increase of $481,000, or 167.2%. The increase in interest expense resulted from the Company's assumption of additional indebtedness to finance Phase I of the construction of the Dongguan Facility. Approximately $1,480,000 of the proceeds from this Offering will be used to repay indebtedness.

     Provision for Income Taxes. The effective tax rate remained relatively constant at approximately 8.6% of pre-tax income in for the nine months ended December 31, 1996, and 8.5% for the nine months ended December 31, 1995.



     Net Income. Net income during the nine months ended December 31, 1996 was $4,228,000, compared to $3,840,000 for the nine months ended December 31, 1995, an increase of $388,000, or 10.1%, due to the factors described above.


COMPARISON OF RESULTS OF OPERATIONS FOR FISCAL 1996 AND 1995

     Net Sales. Net sales in FY 1996 totaled $46,930,000, an increase of $10,051,000, or 27.3%, from $36,879,000 in FY 1995. This growth resulted from an increase in sales volume in all finished product categories. Sales of die-cast collectibles increased by 13.9%, from $17,500,000 to $19,934,000. Sales of collectible holiday ornaments increased by 10.0%, from $11,496,000 to $12,650,000. Sales of action figures and miniature figurine playsets increased by 63.9%, from $3,492,000 to $5,722,000. Mold sales increased by 96.4%, from
$4,391,000 to $8,624,000, as a result of the Company's acquisition of a 51% majority interest of Luen Tat Mould Manufacturing Limited ("Luen Tat Mould") and the subsequent consolidation of Luen Tat Mould's financial results with those of the Company, as well as an increase in Luen Tat Mould's sales.


     Gross Profit. Gross profit totaled $12,814,000 in FY 1996, an increase of $1,579,000, or 14.1%, from $11,235,000 in FY 1995. Gross Margin was 27.3% in FY
1996 compared to 30.5% in FY 1995. The Gross Margin decreased because the sale of action figures and miniature figurine playsets and molds as a percentage of total net sales increased. These products generally have a lower Gross Margin than the Company's other products. Sales of die-cast collectibles decreased from 47.5% of net sales to 42.5% of net sales, and sales of collectible holiday ornaments decreased from 31.2% of net sales to 27.0% of net sales. Sales of action figures and miniature figurine playsets increased from 9.5% of net sales to 12.2% of net sales, and sales of molds decreased from 19.6% of net sales to 18.4% of net sales. The prices of the Company's raw materials, zinc (approximately 13% of net sales) and plastic (approximately 7% of net sales) increased substantially in the first half of FY 1996. The Company was able to pass on the increase in the cost of zinc to its customers but had to absorb part of the increase in the cost of plastic. In FY 1996, the annual average price of zinc alloy increased by approximately 6.5% over the annual average price in FY 1995, but the Company was able to increase the average price of zinc alloy charged to its customers by approximately 5.6%, nearly offsetting the price increase. The price of a plastic resin frequently used by the Company increased by approximately 16.9% from FY 1995 to FY 1996, and the Company was unable to pass on the majority of this additional cost to its customers. As a result, the Company's gross profit margin suffered in FY 1996. The Company does not believe that increases in the price of raw materials have materially affected the Company's results of operations in any other period.


     Selling, General and Administrative Expenses. SG&A expenses totaled $6,498,000 in FY 1996 compared to $6,806,000 in FY 1995, a decrease of $308,000, or 4.5%, as a result of the transfer of certain engineering and administrative functions from Hong Kong to the PRC. SG&A expenses were 13.8% of net sales in FY 1996 as compared to 18.5% of net sales in FY 1995, a decrease of 4.7%.


     Operating Income. Income from operations totaled $6,316,000 in FY 1996 compared to $4,429,000 in FY 1995, an increase of $1,887,000, or 42.6%. The operating margin increased from 12.0% of net sales in FY 1995 to 13.5% of net sales in FY 1996.



     Other Income (Expense), Net. Other income (expense) totaled a net expense of $435,000 for FY 1996 compared to a net income of $455,000, a decrease of $890,000. The decrease was due primarily to (i) a difference of $321,000 resulting from aggregate losses from foreign currency transactions in FY 1996, versus aggregate gains from foreign currency transactions in FY 1995 and (ii) a $358,000 write-off related to listing expenses for a proposed public offering in Singapore that was not completed during FY 1996.



     Interest Expense. Interest expense increased from $137,000 in FY 1995 to $402,000 in FY 1996 because the Company increased borrowings to undertake Phase I of the construction of the Dongguan Facility.

     Provision for Income Taxes. The effective income tax rate was 8.6% in FY 1996 and 9.6% in FY 1995. The effective rate decreased because profit contributions from subsidiaries of the Company are not taxable and the proportion of profits contributed from such subsidiaries was higher in FY 1996 than in FY 1995.


     Net Income. Net income totaled $4,228,000 in FY 1996, an increase of $388,000, or 10.1% from $3,840,000 for FY 1995.


COMPARISON OF RESULTS OF OPERATIONS FOR FISCAL 1995 TO FISCAL 1994

     Net Sales. Net sales in FY 1995 totaled $36,879,000, an increase of $1,296,000, or 3.6%, from $35,583,000 in FY 1994. During FY 1995, the Company did not emphasize increasing sales revenues, but instead focused on the introduction of its Turnkey Manufacturing Service, implementing cost control measures and increasing production efficiency. Also during FY 1995 sales of die-cast collectible products decreased by $939,000, or approximately 5.1% from $18,439,000 to $17,500,000 in FY 1995 due to a reduction in sales to a major customer. Sales of collectible holiday ornaments increased by $1,510,000, or approximately 15.1% from $9,986,000 to $11,496,000 in FY 1995. Sales of action figures and miniature figurine playsets increased by $466,000 or approximately 15.4%, from $3,026,000 to $3,492,000 in FY 1995. Mold sales increased 6.3% from
$4,132,000 in 1994 to $4,391,000 in FY 1995.


     Gross Profit. Gross profit totaled $11,235,000 in FY 1995, an increase of $689,000, or 6.5%, from $10,546,000 in FY 1994. The Gross Margin increased from 29.6% in FY 1994 to 30.5% in FY 1995, principally as a result of a higher percentage of sales of collectible holiday ornaments relative to other products and improvement in cost controls and efficiency.


     Selling, General and Administrative Expenses. SG&A expenses totaled $6,806,000 in FY 1995 as compared to $6,351,000 in FY 1994, an increase of $455,000, or 7.2%, due to the hiring of additional employees for the Turnkey Manufacturing Service. SG&A as a percentage of net sales increased from 17.9% in FY 1994 to 18.5% in FY 1995.

     Operating Income. Income from operations increased by $234,000, or 5.6%, from $4,195,000 in FY 1994 to $4,429,000 in FY 1995, due to the factors described above. Operating margins increased from 11.8% of net sales in FY 1994 to 12.0% of net sales in FY 1995.


     Other Income (Expense), Net. Other income (expense) totaled a net income of $492,000 for FY 1995, compared to a net income of $80,000 for FY 1994, and increase of $412,000, due primarily to aggregate gains from foreign currency transactions in FY 1995 versus aggregate losses from foreign currency transactions in FY 1994, as well as other miscellaneous receipts and adjustments.


     Provision for Income Taxes. The effective income tax rate as a percentage of pre-tax income remained relatively constant at approximately 10.0%.

     Net Income. Net income totaled $4,192,000 in FY 1995, an increase of $457,000, or 12.2%, from $3,735,000 in FY 1994.

LIQUIDITY AND CAPITAL RESOURCES


     The Company has financed its operations primarily through cash generated from operations and borrowings from banks and other third parties. Cash and cash equivalents were $3,294,000 at March 31, 1996, and $4,873,000 at December 31, 1996, while total indebtedness at March 31, 1996 was $11,027,000 and $7,538,000 at December 31, 1996.



     Cash flows from operating activities were $5,471,000, $4,485,000, ($360,000) and $7,828,000 for FY 1994, FY 1995, FY 1996, and the nine-month period ended December 31, 1996, respectively. The Company's operating activities are historically financed by cash flows from operations; the anomalous cash flow figure for FY 1996 was due to a significant increase in accounts receivable and inventories. Cash flows from investing activities were ($1,388,000), ($1,989,000), ($7,507,000) and ($2,153,000) for FY 1994, FY 1995, FY 1996 and
the nine-month period ended December 31, 1996, primarily as a result of expenditures for the acquisition of property, plant and equipment. Cash flows from financing activities were ($3,927,000),

($2,446,000), $7,043,000 and ($4,096,000) in FY 1994, FY 1995, FY 1996 and the
nine-month period ended December 31, 1996.



     The Company obtained a term loan in the amount of $2,600,000 from The Hong Kong and Shanghai Banking Corporation Limited in FY 1995 in connection with Phase I of the construction of the Dongguan Facility. This loan is partially secured by a mortgage on the Company's Hong Kong property and certain other assets. The term loan is repayable in 48 monthly installments, commencing on August 1, 1994. As of December 31, 1996, the outstanding principal amount of this loan was $1,500,000. The Company intends to use a portion of the proceeds from this Offering to repay a portion of the remaining balance of this loan.



     In FY 1995 and FY 1996, the Company obtained equipment lease financings in the aggregate amount of $3,700,000 from three different equipment lessors. One lease requires repayment of the outstanding balance in February 1997 (the "First Lease") and the second and third leases (the "Second and Third Leases") require repayment in 48 monthly installments. The First Lease carries an interest rate of 10.0% and the Second and Third Leases carry interest rates of 9.3% and 7.2%, respectively. As of December 31, 1996, the aggregate outstanding amount under these three leases was $1,097,000.



     The Company has revolving lines of credit with three banks -- Standard Chartered Bank, The Hong Kong and Shanghai Banking Corporation Limited and Bank of China. As of December 31, 1996, these lines of credit allow for aggregate borrowings of up to $26,711,000. As of December 31, 1996, the Company had $16,066,000 of loans and letters of credit outstanding under these revolving lines of credit. The Company draws down from the lines of credit primarily to finance purchases of raw materials. The lines of credit contain covenants requiring the maintenance of minimum net worth, and limitations on payment of dividends and bonuses to management without the consent of the lender.



     Consistent with practice in the giftware and collectibles industry, the Company offers accounts receivable terms to its customers. This practice has created working capital requirements that the Company generally has financed with net cash balances, internally generated cash flow and borrowing. The Company's accounts receivable balance at March 31, 1996, was $8,315,000. The Company has never experienced any significant problems with collection of accounts receivable from its customers.



     Capital expenditure for FY 1994, FY 1995, FY 1996, and the nine-month period ended December 31, 1996, was $1,491,000, $3,197,000, $7,341,000, and
$2,154,000, respectively. The Company believes that cash flow generated from its operations, the proceeds from this Offering and its existing credit facilities will be sufficient to satisfy its working capital and capital expenditure requirements for at least the next 18 months.


FOREIGN EXCHANGE


     All of the Company's sales are denominated either in U.S. Dollars or Hong Kong Dollars. The largest portion of the Company's expenses are denominated in Hong Kong Dollars, followed by Renminbi and U.S. Dollars. The exchange rate of the Hong Kong Dollar is currently pegged to the U.S. Dollar, but during the past several years the market exchange rate has fluctuated within a narrow range. The PRC government sets the exchange rate between the Renminbi and all other currencies. As a result, the exchange rate between the Renminbi and the U.S. Dollar and the Hong Kong Dollar has fluctuated in the past and may fluctuate in the future. If the value of the Renminbi or the Hong Kong Dollar decreases relative to the U.S. Dollar, such fluctuation may have a positive effect on the Company's results of operations. If the value of the Renminbi or the Hong Kong Dollar increases relative to the U.S. Dollar, such fluctuation may have a negative effect on the Company's results of operations. See "Risk
Factors -- Country Risks -- Exchange Rate Risk." The Company does not currently hedge its foreign exchange positions.


EFFECT OF INFLATION


     During the past three years, the rate of inflation in Hong Kong has been approximately 8% to 10% per year and the rate of inflation in the PRC has been approximately 14% to 22% per year. However, the Company has been able to reduce the impact of inflation on profitability by increasing the prices of its products and reducing operating costs. For example, in FY 1995 and FY 1996, respectively, the Company increased the price of its products by 4.0% and 3.0%, and reduced operating costs by 0.2% and 1.5%. No assurance can be given that the Company will be able to minimize the impact of inflation on profitability in the future.

                                    BUSINESS


     Zindart manufactures high-quality, detailed die-cast and injection-molded products, including: (i) die-cast collectibles, (ii) collectible holiday ornaments, and (iii) action figures and miniature figurine playsets used primarily as toys. Zindart's corporate headquarters are located in Hong Kong and its manufacturing operations are located in the neighboring Guangdong Province in the PRC.


DEVELOPMENT OF THE COMPANY


     Since its inception, Zindart's goal has been to become the leading manufacturer of high-quality die-cast and injection-molded products for the premier U.S. designers and marketers of die-cast collectibles, collectible holiday ornaments and toys. Zindart was founded in Hong Kong in 1978 by George K.D. Sun, who believed that, in order to succeed, Asian light manufacturers had to build industry partnerships with their customers by providing them with consistently high-quality, mass-produced products at affordable prices. It was Mr. Sun's plan to meet the needs of Zindart's customers and forge the desired industry partnerships by seeking to manage the entire product engineering and manufacturing process rather than acting simply as a volume contract manufacturer. Zindart's long-term relationships with its two largest customers exemplify the type of industry partnerships envisioned by Mr. Sun. See "Business -- Markets, Products and Customers."



     In the early 1980s, Zindart decided to capitalize on opportunities in the PRC by moving its manufacturing operations to Guangdong Province. In so doing, Zindart realized substantial savings in labor and operating costs and gained access to a large pool of technically trained craftsmen for its mold- and model-making operations and other capable but relatively inexpensive laborers for its manufacturing and assembly operations. Zindart also developed and trained a local PRC management team, resulting both in cost savings and increased synergy between labor and management. In 1982, Zindart opened the Zhong Xin factory in the Tian He district of Guangzhou. In 1987, due to expanding sales and the need for additional production capacity, Zindart opened a second production facility in the PRC -- the Xin Xing factory in the Henan district of Guangzhou.



     In 1987, in order to secure PRC governmental support for the Company's operations in the PRC, Mr. Sun, Ertl and certain members of management collectively sold a controlling interest in the Company to certain PRC entities. In 1993, in order to enable the Company to gain access to U.S. management expertise and capital markets, Mr. Sun asked the PRC entities to sell their shares in the Company to funds under the management of ChinaVest, Advent and certain other shareholders, which they did, and concurrently Mr. Sun sold a majority of his shares to these parties. See "Principal Shareholders."



     By late 1994, in response to growth in sales, Zindart decided to build the Dongguan Facility in order to expand and consolidate its manufacturing operations. Phase I of the construction of the Dongguan Facility was completed in 1996. Upon completion of Phase II of the construction of the Dongguan Facility, Zindart will increase its current manufacturing space in the Dongguan Facility by 470,773 square feet and will have doubled the amount of its manufacturing space from the manufacturing space in its two original facilities. See "Business -- Properties." During the past two decades, Mr. Sun recruited and trained the Company's current executive team, and in the past few years gradually transferred to them responsibility for managing all of the Company's day-to-day operations. Mr. Sun continues to be responsible for providing leadership to, and engaging in strategic planning for, the Company. See "Management."



     The Company's Xin Xing and Dongguan facilities are owned by Sino-foreign joint ventures ("CJVs") in which PRC parties own minority interests. The Company structured these facilities in this format in order to avail itself of certain tax holidays granted to CJVs and to gain the assistance of local parties in establishing and operating the facilities. Such assistance principally involves representing the CJVs to government authorities responsible for the allocation and use of land, the provision of municipal services and labor relations. The Company continues to rely on such PRC parties for the efficient provision of services that are material to the conduct of operations at these facilities. See "Notes to Financial Statements -- Note 14" and "Risk Factors -- Dependence on PRC Parties."

MARKETS, PRODUCTS AND CUSTOMERS

     Die-cast Collectibles


     Zindart manufactures a wide range of metal die-cast collectible scale model replicas of automobiles, such as Mercedes Benz, BMW, Corvette and Mustang, trucks, planes, farm implements and construction equipment, such as John Deere and Caterpillar, and classic cars, such as the 1932 Cadillac, the 1964 Aston Martin and the 1956 Ford Thunderbird. These replicas, which come in various scales from 1/12th to 1/64th of the size of the original product, are medium- and high-feature products that must meet exacting standards. Many of the die-cast replicas manufactured by Zindart have complex designs which require high-quality workmanship and decorative details, with pad printing of as many as one hundred imprints. The most complex of these models incorporate up to 200 moveable parts. The die-cast scale model replicas manufactured by Zindart are sold through hobby shops, collectors' clubs, car and equipment dealers, toy and gift stores and other channels. These products typically retail in the U.S. for between $150.00 and $180.00 for the high-feature products, between $25.00 and $60.00 for the medium-feature products and between $5.00 and $10.00 for the low-feature products. Many of these products have nostalgic appeal to adult consumers. In addition, some of these products, especially the automobile replicas, have attracted a following of collectors and are traded on a secondary market. It is the Company's belief, based on 15 years of sales experience, that many die-cast collectibles have enduring consumer appeal. For example, the Company manufactures on an annual basis several products for which molds were made between five and ten years ago. These include the '70 Ford Mustang, '68 Pontiac GTO, '67 Corvette convertible, Ford Roadster, Allis Chalmers Model "C" Tractor and John Deere Skidsteer Loader.



     Zindart's primary customer for die-cast collectibles is Ertl, a leading U.S. designer and marketer of die-cast collectible replicas with fiscal year 1995 sales of over $200 million. Ertl was Zindart's first customer in 1978 and has been a customer ever since. In 1982, Ertl's affiliated company, Ertl (Hong
Kong) Limited, acquired a significant equity interest in Zindart. Currently, Ertl's Chief Executive Officer is a director of the Company. See "Management" and "Certain Transactions." In fiscal year 1995 and fiscal year 1996, sales to Ertl accounted for 32.1% and 25.9% of the Company's net sales, respectively. Other customers of Zindart for die-cast collectibles include other well known designers and marketers of such products, such as Revell-Monogram, which has been a customer of Zindart since 1987, and SWG of Germany, which has been a customer of Zindart since 1989. Revell-Monogram is a leading worldwide designer and marketer of plastic model kits and die-cast replicas of airplanes, automobiles and ships marketed under the "Revell" and "Monogram" brand names. SWG is one of the largest designers and marketers of die-cast replicas in Germany, which are sold under the brand name "Siku." The Company is currently manufacturing molds for die-cast collectibles for Mattel, Inc.


     Collectible Holiday Ornaments


     Hallmark, long known as a leading producer of greeting cards, has successfully diversified into collectible holiday ornaments and giftware products. Hallmark relies on Zindart to manufacture many of its Keepsake Ornaments, which consist of a variety of Christmas ornaments, holiday-themed pieces and other giftware, both in die-cast zinc alloy and plastic. Hallmark's Keepsake Ornament products also include free-standing decorations such as die-cast replicas of pedal cars, which were first manufactured by Zindart in 1992. Production of Keepsake Ornament products requires highly developed hand spray painting skills and attention to quality by each member of the Company's workforce in order to meet Hallmark's exacting aesthetic and quality requirements.



     The Keepsake Ornaments manufactured by Zindart are collectibles sold through authorized retail outlets. These products typically retail in the U.S. for between $7.00 and $25.00. Many purchasers of Keepsake Ornaments consider these products to be valuable, collectible items. In addition to traditional holiday themes, many Keepsake Ornaments depict characters from storybooks and films such as the Wizard of Oz, Star Trek, Pocahontas, the Flintstones, and Peanuts, and various American icons such as Lou Gehrig and Babe Ruth. Sales to Hallmark accounted for 31.2% and 27.0% of the Company's net sales in fiscal year 1995 and fiscal year 1996, respectively.

     Action Figures and Miniature Figurine Playsets


     Zindart also manufactures action figures and miniature figurine playsets for various designers and marketers such as Hasbro, Inc., Tyco Toys, Inc. and Lewis Galoob Toys, Inc. These products include miniature replicas of popular television and movie characters such as Thomas the Tank Engine & Friends and various Disney and Sesame Street characters. These products typically retail in the U.S. for between $5.00 and $15.00. The Company believes that a developing trend among toymakers is to focus on profitability rather than volume. As a result, many toymakers are moving into the sale of higher-priced toys, the production of which requires high-quality and detailed manufacturing skills of the type offered by Zindart.


MANUFACTURING NEEDS OF ZINDART'S CUSTOMERS


     Zindart believes that a significant sourcing problem facing its customers is locating suppliers who can manufacture: (i) high-quality products, (ii) in desired volume (i.e., both in large quantities and limited runs) and (iii) in a timely and cost-effective manner. In addition, a significant problem facing the Company's customers is eliminating the cost, time and complexity of locating and managing multiple companies usually required to perform the different steps of the development and production of a single product. Marketers must often hire different companies to engage in product engineering, model and mold making, and manufacturing and packaging of the finished product. The need to coordinate several different companies in the manufacturing process can cause production delays, inefficiencies in the management of multiple contractors, and quality and reliability problems.


ZINDART'S SOLUTION

     - High-quality Production


     Zindart has developed the ability to produce high-quality products by employing a highly trained workforce, including skilled, technically trained craftsmen using modern equipment for the Company's mold-and model-making operations, and other capable but relatively inexpensive laborers for its manufacturing and assembly operations under the guidance of experienced management. The Company ensures quality through rigorous quality control procedures at each step of the production process. The Company has an employee training program geared specifically toward inspection and quality control.


     - Manufacturing Capacity


     Zindart currently employs over 6,800 persons in its manufacturing facilities. Upon completion of Phase II of the construction of the Dongguan Facility, the Company will have an aggregate of 887,000 square feet of manufacturing space with the capacity for up to 8,000 workers. The Company believes that this space, together with the anticipated increase in efficiency for which the Dongguan Facility was designed, will allow the Company to significantly increase its production capacity. The added flexibility gained through increased production capacity should enable the Company to further shorten production cycles, which in turn will enable the Company to offer, among other things, a just-in-time manufacturing service.


     - Commitment to Improvement in Efficiency


     The Company continually strives to increase efficiency and reduce costs for the benefit of the Company and its customers. To date, the Company has been able to achieve efficiencies by locating its production facilities in the PRC, vertically integrating its production processes, and working in close cooperation with its customers. The Company expects to achieve greater efficiencies as a result of the consolidation of its operations in the Dongguan Facility. In addition, the Company intends to retain production experts to assist it in achieving further gains in production efficiency.


     - Turnkey Manufacturing Service


     Zindart's Turnkey Manufacturing Service fulfills a customer's requirements at every stage in the production process, from computer-aided product engineering and model and mold making, to manufacturing, assembling and packaging of the finished product. This coordinated, one-stop production process provides Zindart's customers with (i) shortened lead times from design to production; (ii) a single participant in the manufacturing process instead of the multiple participants previously required; and (iii) increased efficiency, resulting in lower per-unit costs. See
"-- Manufacturing."


ZINDART'S STRATEGY

     Zindart's goal is to become the leading manufacturer of high-quality die-cast and injection-molding products for the premier designers and marketers of die-cast collectibles, collectible holiday ornaments and toys. Zindart's business strategy to achieve this goal is to focus on the following:

     - Develop Additional Major Customers


     Currently, Zindart has two major customers, but manufactures products for an additional 15 premier marketers. Some of these marketers have become customers in the last few years. The Company expects that it will be able to develop several of these new customers into major customers as they become familiar with the benefits of the Company's Turnkey Manufacturing Service. Upon completion of Phase II of the construction of the Dongguan Facility, Zindart will be able to offer new major customers a dedicated production team and dedicated production space, which can provide such customers with attractive advantages. For example, the Company will be able to customize its production facility to meet the specific needs of such customers, and the customer will then be able to exercise greater control over the production process, thereby enhancing quality control and cost efficiency, increasing confidentiality, and expediting scheduling and delivery timetables.


     - Diversify Product Offerings


     Zindart has established itself as a leading manufacturer of die-cast collectibles and collectible holiday ornaments and toys. Zindart intends to further diversify the Company's product offerings to include the manufacture of other consumer products which utilize Zindart's current competitive advantages and know-how. In this regard, the Company intends to establish a combined sales, marketing and investor relations office in the U.S. in 1997 to pursue such efforts.


     - Invest in Plant, Equipment and Employees


     The completion of Phase II of the construction of the Dongguan Facility will provide the Company with additional production space. Zindart also intends to purchase new equipment for this facility and to hire additional employees. This expansion will increase Zindart's capacity and, the Company believes, the quality of its operations and overall efficiency, which should in turn enable Zindart to meet additional demand for its manufacturing services.

MANUFACTURING


     A significant problem facing the Company's customers is eliminating the cost, time and complexity of locating and managing the multiple companies usually required to perform the different steps of the product development and production cycle of a single product. Several different companies are often hired to engage in product engineering, model and mold making, and manufacturing and packaging of the finished product. The need to coordinate several different companies in the manufacturing process can cause production delays, inefficiencies in management of multiple contractors, and quality and reliability problems.



     To address this problem, the Company in 1994 broadened its manufacturing capability to provide a fully integrated service known as Turnkey Manufacturing Service. With this service, Zindart is able to integrate product engineering, model making and mold making with the production of the finished product, and thereby meet all of a customer's design engineering and manufacturing needs (other than the design and printing of product packaging), thus eliminating the need for a Hong Kong intermediary. Zindart's commitment to providing a comprehensive product development service is carried out by a team currently consisting of approximately 130 engineers and technicians, approximately 350 model makers and tool makers and a total workforce of approximately 6,800. By coordinating product development and process design with production and packaging, Zindart is able to shorten the lead time from conceptual design to product delivery and to lower product cost while maintaining high quality and reliability.


     The Turnkey Manufacturing Service comprises the following processes:

LOGO


                                 - Based on a customer's preliminary specifications, Zindart assists in product engineering through the use of computer-aided design systems and other means with an eye toward promoting cost effectiveness throughout the production cycle.

                                 - Zindart builds prototype scale models of the product which are then reviewed to ensure economical production and adherence to quality requirements.

                                 - Using the model, Zindart produces tooling casts and then the molds that are key to the quality, timing and cost of the finished product.

                                 - Zindart employs die-casting and injection-molding processes to shape zinc alloys or plastic into product parts.

                                 - The product parts are painted through electrostatic painting, detailed hand spray painting and/or pad printing.

                                 - Zindart's large work force assembles multiple parts to produce the final product.

                                 - The product undergoes buffing, finishing and quality control inspection.

                                 - Zindart assembles preprinted boxes, inserts the product and places the boxes in cartons for delivery as specified by the customer.

COMPETITION


     The Company faces competition from several companies for the manufacture of die-cast collectibles and from several other companies for the manufacture of collectible holiday ornaments. The Company faces competition from numerous companies for the manufacture of toys. The Company believes that the basis for competition in the manufacture of all of these products is price, quality and the ability to produce in required volumes and to timely meet delivery schedules. The Company believes that, to date, it has been able to successfully compete with respect to each of these criteria. However, no assurance can be given that the Company will be able to continue to compete successfully or that it will not face increased competition from new entrants or increased price competition. The Company expects increased competition from manufacturers of low-priced toys that may seek to enter the higher margin business of manufacturing high-quality toys, die-cast collectibles and collectible holiday ornaments. Some of these potential competitors may have significantly greater financial, technical, manufacturing and marketing resources than the Company. See "Risk Factors -- Risks Relating to the Company -- Competition" and "-- Lack of Barriers to Entry."


PROPERTIES


     In 1982, Zindart acquired a facility of approximately 14,700 square feet at Tai Po in Hong Kong's New Territories, which currently serves as the Company's headquarters. The Tai Po facility is staffed by approximately 80 persons in the Company's customer service, quality control, material control and purchasing, finance and accounting, marketing, project management and engineering, personnel and other administrative departments. Prior to the transfer of production to the PRC, Zindart's manufacturing plant was located at its Tai Po facility.



     In 1982, Zindart established its Zhong Xin factory in the Tian He district of Guangzhou, which is approximately 112 miles northwest of Hong Kong, on the Pearl River. The factory, which is not owned by Zindart, operates under a subcontract processing agreement with Guangzhou Tian He Dongpu Economic Development Company, the local economic development authority, which provides Zindart with the factory building and facilities as well as the pool of labor. Zindart pays subcontracting fees for the use of these facilities and labor, and provides machinery, equipment and raw materials. Zindart owns all of the production machinery and equipment used in the plant. Under the subcontract processing agreement, Zindart has the right to operate and manage the production facility, including the authority to hire and dismiss plant workers and to make decisions on day-to-day operational matters. The Zhong Xin plant has been expanded over the years and currently provides a factory space of approximately 250,000 square feet and employs a workforce of approximately 2,500. The subcontract processing agreement expires in December 1999. The parties are currently negotiating the terms on which this agreement will be terminated when Zindart moves all production to the Dongguan Facility. See "Risk
Factors -- Reliance on New Production Facility."



     Zindart established its Xin Xing factory in the Henan district of Guangzhou in 1987. The Xin Xing factory now provides a factory space of approximately 170,000 square feet, and employs a workforce of approximately 1,500. In December 1993, Zindart entered into a contractual joint venture agreement with Guangzhou Xinjiao Huangbu Economic Development Company ("Guangzhou Xinjiao"), the PRC party that owned the Xin Xing factory, to operate the factory through a majority-owned subsidiary of Zindart. Pursuant to the contractual joint venture agreement, Guangzhou Xinjiao receives an annual fee from Zindart approximating the rent of this facility, but does not share in the profits or losses of the venture. This agreement will have to be terminated prior to the Company's transfer of its operations from this facility to the Dongguan Facility. See "Risk Factors -- Reliance on New Production Facility."



     In October 1994, Zindart decided to build its own production facility on approximately 20 acres of land in the city of Dongguan, which is located approximately 60 miles north of Hong Kong, near the Pearl River Delta. Virtually all land in the PRC is state-owned, but can be leased from the government on a long-term basis. Operation of the Dongguan Facility is structured as a contractual joint venture with a PRC governmental entity, Dongguan Hengli Trading General Company ("Dongguan Hengli"), which will receive an annual fee from Zindart but which does not share in the profits or losses of the venture. This contractual joint venture acquired a 50-year lease on the 20 acres of land, and has a term of 15 years. At the end of this term, Zindart will continue to own the principle assets of the joint venture, including the 50-year land lease. Pursuant to the contractual joint venture agreement, Dongguan Hengli receives an annual service fee, but does not share in the profits or losses of the venture. Phase I of the construction of the Dongguan Facility, with a gross floor area of approximately 560,000 square feet, including living accommodations for up to 3,500 workers, was completed in February 1996. The Company commenced Phase II of the construction in late 1996, and intends to complete such construction in early 1998. When Phase II of the construction of the Dongguan Facility is completed, it will provide approximately 887,000 square feet of manufacturing space and approximately 385,000 square feet of space for non-production purposes. The Dongguan Facility has been designed to meet or exceed applicable environmental, worker and fire safety requirements. Following completion of Phase II of the construction, Zindart intends to transfer all production activities from the two Guangzhou factories to the Dongguan Facility.



RAW MATERIALS


     Zindart acquires the raw materials for its die-cast production primarily from Australia, Belgium and Canada. Plastics used for manufacturing collectible holiday ornaments and figurines are obtained from Hong Kong. Zindart's standard practice is to maintain a supply of raw materials sufficient for approximately three months' production. See "Risk Factors -- Risks Relating to the
Company -- Dependence on Raw Materials."

SUBSIDIARIES

     The Company has a controlling interest in two mold-making subsidiaries. In August 1994, the Company acquired a 55% interest in Onchart Industrial Limited, a British Virgin Islands corporation. In December 1994, the Company acquired a 51% interest in Luen Tat Mould. Prior to these acquisitions, the Company had regularly contracted with these companies to provide mold-making services to the Company. Presently, Luen Tat Mould conducts its mold-making operations in one of the Company's factories, and provides the Company with the largest in-house mold and model-making capacity in southern China. Both subsidiaries will move their operations to the Dongguan Facility upon completion of Phase II of the construction.

     Luen Tat Mould owns an 18% interest in Luen Tat Model, which provides model-making services to Luen Tat Mould.

BACKLOG AND SEASONALITY


     Zindart's customers generally place orders two to three months in advance of target delivery dates. These purchase orders may be cancelled by the customer upon reimbursement of actual costs incurred and payment of a portion of lost profits, as determined on a case-by-case basis. As is customary in the PRC, each year Zindart closes its facilities for two weeks during the months of January or February in celebration of the Chinese New Year holidays. As a result, the Company's fourth fiscal quarter production and revenues have in the past been lower than in other quarters and are expected to be lower than other quarters in the future. Except as attributable to the observance of the New Year, the Company has not experienced seasonality in its operations, although it could show quarterly fluctuations based on the timing of orders placed by its customers.



     As of December 31, 1996, Zindart had orders on hand of approximately $24.1 million, compared to $20.9 million at December 31, 1995. Less than 1% of Zindart's total annual customer orders have been canceled in any of the last three years.


TRADEMARKS AND OTHER PROPRIETARY RIGHTS

     Zindart has no registered trademarks or other registered proprietary rights. The Company's key employees have entered into to confidentiality agreements with the Company.

ENVIRONMENTAL MATTERS


     The plants and equipment owned and operated by Zindart and the construction activity associated with the expansion program are subject to comprehensive PRC laws and regulations for environmental protection.

If Zindart were found to be in violation of any such regulation, it would be given a period of time to remedy the problem. If it failed to do so, the PRC government could impose sanctions including, but not limited to, a shut-down of operations until such time as Zindart complied with such regulations. Each of Zindart's manufacturing facilities have been subject to periodic environmental review by the local authorities and have never incurred a fine or penalty for any breach or violation of any applicable environmental laws. Zindart believes that its manufacturing and other operations are in compliance in all material respects with existing applicable environmental laws. See "Risk Factors -- Risks Relating to the Company -- Environmental Matters."


EMPLOYEES


     Zindart currently employs over 6,800 persons, of whom approximately 5,400 are production workers, 600 are administrative staff and 800 are engineering and technical personnel. See "Risk Factors -- Risks Relating to the
Company -- Employees." As is customary for employers in the PRC, each of Zindart's production facilities includes housing facilities for workers. Zindart is committed to providing good working and living conditions for its employees in the PRC. To that end, the Company has adopted a code of conduct relating to human rights, including a prohibition on use of child labor, and guidelines regarding worker safety, wages and hours. Zindart intends to retain outside consultants to review and assist in improving the working and living conditions of its employees.



     Zindart provides training to its managers and executives in its Hong Kong headquarters through courses conducted by industry professionals engaged by Zindart as well by senior management. The courses cover management skills, total quality management, ISO 9000 requirements and the technical aspects of the Company's operations. In addition, Zindart sponsors a number of technical staff to attend night classes and in-house seminars for workers are held semi-annually by the quality control staff or the factory managers on quality requirements.


LEGAL PROCEEDINGS AND INSURANCE


     Zindart is not a party to any material pending legal or arbitration proceeding with respect to itself or any of its material properties. Zindart has been informed that two minority shareholders of ZICHL have asserted a claim that they are entitled to receive additional shares in ZICHL, such that their total beneficial ownership in the Company would increase from 9.6% to 14.16%. No assurance can be given that such persons will not initiate litigation to pursue this claim. See "Principal Shareholders."



     Zindart currently maintains insurance coverage with HSCB Insurance Ltd., the China Pacific Insurance Co., Ltd. and China Insurance Co., Ltd. on its property, plant and equipment in an amount in excess of the current net book value of such assets. It carries business interruption and third-party liability insurance to cover claims arising out of bodily injury or property or environmental damage caused by accidents on its property, or otherwise relating to its operations.

                                   MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS



     The following table sets forth certain information with respect to the directors and executive officers of the Company:



              NAME                                       POSITION                          AGE
---------------------------------  ----------------------------------------------------    ---
Robert A. Theleen................  Chairman of the Board                                   51
George K. D. Sun.................  Founder, Chief Executive Officer and Director           56
Feather S. Y. Fok................  Chief Operating Officer, Chief Financial Officer and    35
                                   Director
Tony D. H. Lai...................  Vice President of Production and Director               55
Andrew C. H. Mok(1)..............  Vice President of Marketing                             45
Koulman N. Zheng.................  Vice President of Engineering                           41
Vickie W. K. So..................  Assistant Vice President and Financial Controller       36
Choi S. Leung....................  Assistant Vice President of Marketing and Purchasing    52
Pei J. Yu........................  Assistant Vice President of Production                  50
Alexander M. K. Ngan.............  Director                                                45
George B. Volanakis..............  Director                                                48
James E. Gilleran(2).............  Director                                                63
Leo Paul Koulos(2)...............  Director                                                63
Stanley Wang(2)..................  Director                                                54


------------------


(1) Mr. Mok has informed the Company that he intends to leave the Company's employ in the third quarter of calendar year 1997 to establish his own business. In the interim, the Company will undertake a search for another Vice President of Marketing.



(2) Messrs. Gilleran, Koulos and Wang will join the Board of Directors following the closing of the Offering.



     Robert A. Theleen, 51, serves as Chairman of the Board of the Company and is the founder and Chairman of ChinaVest. Mr. Theleen joined the Board of Directors in January, 1997. Mr. Theleen is a director of several privately held ChinaVest portfolio companies. Mr. Theleen is a founding member of the executive committee of the Hong Kong-Taipei Business Cooperation Committee of the Hong Kong General Chamber of Commerce. Mr. Theleen received a B.A. degree from Duquesne University and an MBA from the American School of International Management.


     George K. D. Sun, 56, founded Zindart in 1978 and served as a Director and Chief Executive Officer from 1978 to 1994. In 1994, Mr. Sun took a sabbatical from the Company to pursue philanthropic activities, including the creation of the Zindart (De Zhen) Foundation, the beneficiaries of which include Zindart's employees and their families, and other charities and churches. Mr. Sun returned to Zindart in 1996 as a Director and Chief Executive Officer.


     Feather S. Y. Fok, 35, has served as a Director since August 1993 and has served as Chief Operating Officer and Chief Financial Officer since 1993. Ms. Fok joined the Company in January 1989. Before joining the Company, Ms. Fok worked in the Audit & Business and Advisory Services division of Arthur Andersen & Co. in Hong Kong. Ms. Fok is a Certified Public Accountant in Hong Kong and an associate member of the Hong Kong Society of Accountants. Ms. Fok is also a member of the Chartered Association of Certified Accountants, United Kingdom. Ms. Fok received a B.S. degree in Business Administration from the Chinese University of Hong Kong.



     Tony D. H. Lai, 55, has served as a Director and Vice President of Production since October 1994 and is responsible for production in the PRC. Mr. Lai graduated from the Shanghai Education University and was a secondary school teacher for 27 years in the PRC before he emigrated to Hong Kong. He joined the Company in 1989.

     Andrew C. H. Mok, 45, has served as Vice President of Marketing since January 1995, and is responsible for customer relations, marketing, product engineering and costing. Mr. Mok has over 20 years of working experience in the toy industry. Mr. Mok received a B.S. degree in Mechanical Engineering from the University of Hong Kong.


     Koulman N. Zheng, 41, has served as Vice President of Engineering since 1993, and is responsible for Luen Tat Mould's operations. Prior to joining the Company, Mr. Zheng worked for many years as an engineer and operations manager in various companies in the U.S. Mr. Zheng holds a 10% interest in Luen Tat Mould. Mr. Zheng holds a B.S. and an M.S. degree in Mechanical Engineering from San Francisco State University and Northeastern University, respectively. Mr. Zheng also received a B.S. degree in Mechanical Engineering from the South Chinese Institute of Technology in the PRC.

     Vickie W. K. So, 36, has served as the Assistant Vice President and Financial Controller since September 1996. Prior to joining the Company, Ms. So worked as Administration Manager, Group Accountant and Financial Controller of Pacific Dunlop (Asia) Ltd. for more than ten years. Ms. So is a qualified accountant in Hong Kong. Ms. So received a B.S. degree in Business Administration from the Chinese University of Hong Kong in 1984 and an M.B.A. from the Australian Graduate School of Management, University of New South Wales.

     Choi S. Leung, 52, has served as the Assistant Vice President of Marketing and Purchasing since 1992 and is responsible for customer relations of the Hallmark account, and purchasing. Prior thereto, Mr. Leung worked for 12 years for the Hong Kong-based purchasing arm of Hallmark as a buyer and manager for its PRC operations.

     Pei J. Yu, 50, has served as the Assistant Vice President of Production since October 1993, and is responsible for production in all of the Company's manufacturing facilities. Prior to joining the Company in 1983, Mr. Yu worked as an engineer in various companies in the PRC for 15 years. Mr. Yu received a B.S. degree from the East China Chemical Engineering University.


     Alexander M. K. Ngan, 45, has served as a Director since October 1995. Mr. Ngan is a partner of ChinaVest, which he joined in 1993. Mr. Ngan is a director of several privately held ChinaVest portfolio companies. Prior thereto, Mr. Ngan worked for over 20 years in banking and financial consulting in Canada and Hong Kong. Mr. Ngan received a Bachelors of Mathematics degree from the University of Waterloo, Ontario. Mr. Ngan is a representative of ChinaVest.



     George B. Volanakis, 48, has served as a Director since November 1992. Mr. Volanakis joined Ertl in 1988 and has served as President and Chief Executive Officer of Ertl since 1993. Prior to joining Ertl, Mr. Volanakis was Senior Vice President of Marketing for Mattel Inc. Mr. Volanakis has served as President of Matchbox Toys U.S.A., Ltd. and as President and Chief Operating Officer of Playskool Inc., a subsidiary division of Milton Bradley Company, Inc. Mr. Volanakis is the Chairman of the Toy Manufacturing Association in the United States. Mr. Volanakis received a B.A. degree from Union College. Mr. Volanakis is a representative of Ertl.



     James E. Gilleran, 63, will join the Board immediately following the closing of this Offering. Mr. Gilleran has served as Chairman of the Board and Chief Executive Officer of Bank of San Francisco since 1994. Prior thereto, Mr. Gilleran served as Superintendent of Banks of the California State Banking Department. In addition, Mr. Gilleran serves as a director of The Fritz Companies and Cooper Development Company. Mr. Gilleran received a B.B.A. degree from Pace University.



     Leo Paul Koulos, 63, will join the Board immediately following the closing of this Offering. Mr. Koulos is President and Chief Executive Officer of National Coupon Redemption Service, Inc., a national clearinghouse for manufacturers' cents off coupons. Mr. Koulos is also Chairman and Chief Executive Officer of Coupon Processing Associates, Inc. and of its Mexican affiliate, Enlace Vital, S.A. de C.V. Mr. Koulos received a B.S. degree from the University of San Francisco.



     Stanley Wang, 54, will join the Board immediately following the closing of this Offering. Mr. Wang is President and Chief Executive Officer of PanTronix Corporation, which provides manufacturing services for semiconductor components, subsystems and modules. Mr. Wang received a business degree from the National Taiwan University and an M.B.A. degree from Temple University.


BOARD OF DIRECTORS


     The Directors of the Company who are not executive officers currently do not receive compensation for serving on the Board of Directors or any committee thereof. All directors are reimbursed for their expenses for each Board of Directors meeting attended.



     Pursuant to the listing requirements of the Nasdaq National Market, the Company is required to have at least two independent directors on its Board of Directors and to establish an audit committee, at least a majority of whose members are independent of management. Prior to the Offering, two independent directors were appointed to the Audit Committee of the Board of Directors.


EXECUTIVE COMPENSATION


     The aggregate amount of compensation paid by the Company to all directors, executive officers and significant employees as a group in fiscal year 1996 was $939,145, of which $182,859 was paid as discretionary bonuses. In addition, $27,772 was contributed to the Company's provident fund (i.e., the Company's defined contribution benefit plan administered by Jardine Matheson) in fiscal year 1996 on behalf of such persons.



     The Company's executive officers and other key employees participate in the Company's bonus plan, which generally provides for the payment of bonuses in an aggregate amount not to exceed ten percent of the Company's pre-tax income. The Chief Operating Officer recommends the size of the bonus pool to the Company's Board of Directors for its approval and the allocation of the bonus amounts to the Compensation Committee for its approval. An employee's bonus amount is determined on the basis of the employee's position, performance during the year, length of service and other factors. The Compensation Committee is comprised of three directors, one of whom is the Chief Operating Officer.


OPTIONS TO PURCHASE SECURITIES FROM THE COMPANY


     No officer or director of the Company currently has any option or warrant to purchase any securities of the Company. The Company intends to adopt an employee stock option plan following the closing of the Offering. The plan is expected to provide for the issuance of options to purchase up to 10% of the outstanding Shares following the Offering.


LIMITATION OF LIABILITY


     The liability of officers and directors in Hong Kong is governed by common law, which imposes general fiduciary duties such as the duty to act for the benefit of the company, to act with due skill, care and attention, and to avoid conflicts of interest.



     Under Hong Kong law, the organizational documents of a company may not contain any provisions limiting the personal liability of directors to the Company or its shareholders or indemnifying directors, officers, employees and agents of the Company for acts performed in such capacity. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and officers, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act and affords certain rights of contribution with respect thereto.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth beneficial ownership of the Shares as of January 31, 1997 and immediately following the completion of this Offering, by
(i) each person known by the Company to own beneficially more than 10% of the outstanding Shares and (ii) the officers and directors of the Company as a group.



     Zindart Pte Limited ("Zindart Singapore") owns 100% of the Shares prior to the Offering, and after the closing date will own 78.1% of the Shares, thereby retaining control of the Company. ZICHL is the largest shareholder of Zindart Singapore by virtue of its ownership of 76.0% of the shares of Zindart Singapore. Funds under the management of ChinaVest own 67.8% of the shares of ZICHL.


     The Company is not aware of any present arrangement that may at a subsequent date result in a change of control of the Company.


                                                                                           PERCENTAGE OF SHARES
                                                                                              OUTSTANDING (2)
                                                                                           ---------------------
                                                                     SHARES BENEFICIALLY    BEFORE       AFTER
                     NAME OF BENEFICIAL OWNER                             OWNED(1)         OFFERING     OFFERING
-------------------------------------------------------------------  -------------------   --------     --------
Zindart Singapore(3)...............................................       5,000,000          100.0%       78.1%
  ZICHL(4).........................................................       5,000,000          100.0%       78.1%
    ChinaVest IV Funds(5)..........................................       5,000,000          100.0%       78.1%
All executive officers and directors as a group ((2) persons)(6)...       5,000,000          100.0%       78.1%


---------------
 (1) Beneficial ownership is determined pursuant to Rule 13d-3 of the Exchange Act.


 (2) Based on 5,000,000 Shares outstanding before the Offering and 6,400,000 Shares outstanding after the Offering.



 (3) Zindart Singapore is an investment holding company incorporated in Singapore. The shareholders of Zindart Singapore are ZICHL (76.0%), Longvest Management Limited (14.0%) and Ertl (Hong Kong) Limited (10.0%). The address of Zindart Singapore is 138 Cecil St., #18-00 Cecil Court, Singapore 069538.



 (4) ZICHL is an investment holding company incorporated in the Cayman Islands. The address of ZICHL is P.O. Box 309, Ugland House, South Church St., George Town, Grand Cayman, Cayman Islands, British West Indies. The shares of ZICHL are owned by four shareholders, whose indirect pecuniary interest in the Company is outlined below:


                                                                                           PERCENTAGE OF SHARES
                                                                                                OUTSTANDING
                                                                                           ---------------------
                                                                     SHARES BENEFICIALLY    BEFORE       AFTER
                           NAME OF BENEFICIAL OWNER                         OWNED          OFFERING     OFFERING
           --------------------------------------------------------  -------------------   --------     --------
           ChinaVest IV Funds......................................       2,577,000           51.5%       40.3%
           Advent Funds............................................         744,000           14.9%       11.6%
           Long Gain Limited.......................................         239,500            4.8%        3.7%
           Cititrend International Holdings Ltd....................         239,500            4.8%        3.7%

     ChinaVest IV Funds are described in note (5).
     Advent Funds consist of the following three limited partnerships: Advent International Investors II, L.P., a Massachusetts limited partnership; Advent Asia/Pacific Fund L.P., a Bermuda limited partnership; and Asia/Pacific Special Situations Fund, L.P., a Delaware limited partnership, which together hold 19.6% of ZICHL. The address of Advent Funds is c/o Advent International Corporation, 5th Floor, 101 Federal St., Boston, Massachusetts 02110.

     Long Gain Limited, incorporated in the British Virgin Islands, is the personal investment holding company of Mr. Henry H.L. Hu, a former director of ZICHL and the Company. The address of Long Gain Limited is Creque Building, P.O. Box 116, Roadtown, Tortola, British Virgin Islands.


     Cititrend International Holdings Ltd., incorporated in Bermuda, is the personal investment holding company of Mr. Carl Tong, a former director of ZICHL and the Company. The address of Cititrend International Holdings Ltd. is 12B Thomson Commercial Building, 4-10 Thomson Road, Wanchai, Hong Kong.



 (5) The ChinaVest IV Funds consist of the following three limited partnerships:
     ChinaVest IV, L.P., a Delaware limited partnership; ChinaVest IV-A, L.P., a Delaware limited partnership; and ChinaVest IV-B, L.P., a Bermuda limited partnership. The address of ChinaVest IV Funds is c/o ChinaVest Ltd., 19/F, Dina House, Duddell Street, Central, Hong Kong.



 (6) Each of Robert A. Theleen and Alexander M.K. Ngan is a partner of ChinaVest. On that basis, Messrs. Theleen and Ngan may be deemed to own beneficially the Shares held by ChinaVest. Messrs. Theleen and Ngan each disclaims beneficial ownership of such Shares, except to the extent of his pecuniary interest therein.

DISPUTE BETWEEN CERTAIN BENEFICIAL SHAREHOLDERS



     The Company has been informed that, in January 1997, ChinaVest made an offer to purchase the shares of ZICHL beneficially owned by Messrs. Hu and Tong. The offer included a settlement of claims ChinaVest believes it has against such persons. In response to the offer, ChinaVest received a letter from counsel to Messrs. Hu and Tong asserting certain claims against ChinaVest and Advent, including a claim that they are entitled to receive additional shares in ZICHL under their prior employment agreements, such that their total beneficial ownership of Shares in the Company would equal 14.16% of the outstanding Shares of the Company prior to the Offering (an increase of 4.86% over their current total beneficial ownership of 9.6% of the Shares outstanding prior to the Offering). In this letter, Messrs. Hu and Tong also offered to sell their current holdings in ZICHL and the additional ZICHL shares that they are demanding to ChinaVest at a substantial premium over the offering price of the ADSs in this Offering. In addition, the letter threatened litigation if the parties do not reach an amicable settlement of this dispute. ChinaVest has informed the Company that it believes that the claims of Messrs. Hu and Tong are without merit and that it intends to continue to pursue settlement or adjudication of the parties' respective claims. No assurance can be given that the Company would not be named as a defendant in any litigation that might be filed by Messrs. Hu and Tong, or, if such proceedings were commenced, as to the outcome of such proceedings or the costs associated therewith.

                              CERTAIN TRANSACTIONS

     Ertl has been one of the Company's two largest customers in the past three fiscal years. Ertl beneficially owns 10% of the Company's Shares and has a representative on the Company's Board of Directors (the "Board"). All sales transactions to Ertl are negotiated on an arm's length basis.

     In 1992, Zindart granted Mr. George Sun an option to buy from Zindart a leasehold apartment in Hong Kong, at Zindart's original cost. In 1995, Mr. Sun exercised his option to buy this leasehold apartment pursuant to the terms of the option.


     In 1994, the Company sold its interest in four associated companies, Zindart Investment (China) Company Limited, G&D Children Products Company Limited, Zindart Investment Company Limited and Yuehai Recreation World Limited to Zindart Entertainment & Leisure Limited ("ZEL"), a company controlled by ZICHL (the "ZEL Transaction"). The interests were sold by the Company at its cost, approximately $350,000, and the Company recorded the sale as a loan by the Company to ZEL with an interest rate of 2.0% above the Hong Kong prime lending rate. Subsequently, the Company made other advances to ZEL with similar interest rates such that as of September 30, 1995, the balance owing to the Company by ZEL was approximately $2,994,000. On September 30, 1995, the Company declared and distributed a dividend in kind of the debt owing from ZEL at its face value.



     The Company advanced ZICHL $95,000 in fiscal year 1994 on an interest-free basis for working capital purposes. These advances were repaid in fiscal year 1995 (the "ZICHL Advance").


     In February 1996, the Company borrowed $259,000 from Hua Yang Printing Co., Ltd., a company whose principal shareholders are funds under the management of ChinaVest and Advent. This loan was unsecured and had an interest rate of 2.0% above the Hong Kong prime lending rate. This loan was repaid by the Company in March 1996.


     In fiscal year 1995, the Company loaned $517,000 to Sinomex, Inc., a company in which ZICHL owned a 28.6% equity interest at the time the loan was made (the "Sinomex Loan"). The loan carried an interest rate of 2.0% above the Hong Kong prime lending rate, and was used for working capital purposes. The principal amount of the loan, along with all accrued interest, was repaid in full in fiscal year 1996.



     The Company does not intend to enter into any future transactions with affiliates similar to the ZEL Transaction, the ZICHL Advance or the Sinomex Loan, and intends that all future transactions with affiliates will be approved by a committee of disinterested directors.

                             DESCRIPTION OF SHARES


     As of January 31, 1997, the authorized shares of the Company consisted of 10,000,000 Ordinary Shares with a par value of approximately $0.065, 5,000,000 of which were issued and outstanding. The following statements are summaries of the material provisions of the Company's Memorandum of Association and Articles of Association and the Companies Ordinance (Chapter 32) of the laws of Hong Kong (the "Companies Ordinance"). These summaries do not purport to be complete and are qualified in their entirety by reference to the full Memorandum and Articles of Association which have been filed as exhibits to the Company's Registration Statement, of which this Prospectus is a part.


GENERAL

     All of the Ordinary Shares of the Company offered hereby, when issued, will be fully paid and non-assessable. Certificates representing the Shares are issued in registered form. Shareholders of the Company who are non-residents of Hong Kong for exchange control purposes may freely hold and vote their Shares. The Shares are not entitled to any sinking fund or redemption rights.


     The ADSs have been approved for inclusion on the Nasdaq National Market. The Shares will not be listed.


VOTING RIGHTS


     Under the Companies Ordinance, any action to be taken by the shareholders in general meeting requires the affirmative vote of either an ordinary or a special resolution passed at such meeting. An ordinary resolution is one passed by the majority of such shareholders as are entitled to, and do, vote in person or by proxy at a general meeting of the Company. A special resolution is one passed by not less than three-quarters of such shareholders as are entitled to, and do, vote in person or by proxy at a general meeting of the Company. Generally, resolutions of the shareholders of the Company are passed by ordinary resolution. However, the Companies Ordinance stipulates that certain matters, such as amendment of the Company's Memorandum or Articles of Association, repurchases of Shares by the Company, removing a director and winding up the Company, may only be passed as special resolutions.



     Subject to any special voting rights granted to any additional class of shares, on a show of hands every shareholder who is present in person at a general meeting of the Company shall have one vote, and on a poll every shareholder who is present in person or by proxy shall have one vote for every share in the capital of the Company of which it is the holder.



     Any action to be taken by the shareholders requires the affirmative vote of the holders of a majority of the Shares at a meeting of shareholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the Shares voting for the election of directors can elect all the directors if they choose to do so.


MODIFICATION OF RIGHTS

     Subject to the Companies Ordinance, any of the rights from time to time attaching to any class of Ordinary Shares may (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than three-quarters of the issued Ordinary Shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of Ordinary Shares.

ISSUE OF SHARES


     Under the Companies Ordinance, the directors of the Company may, without prior approval of the shareholders, offer to issue new Shares in the Company to existing shareholders pro rata. The directors may not issue new Shares of the Company in any other manner without the prior approval of the shareholders in a general meeting. Any such approval given in a general meeting shall continue in force until the conclusion of the following annual general meeting or the expiration of the period within which the next annual general meeting is required by law to be held. If such approval is given, the unissued Shares of the Company shall be at the disposal of the Board of Directors, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the directors may determine.



     The shareholders may remove any director before the expiration of his term only upon the vote of not less than three-quarters of the issued Shares.


DIVIDENDS


     Subject to the Companies Ordinance and as set out in the Articles of Association, the shareholders in a general meeting may from time to time declare dividends to be paid to the shareholders according to their rights and interests in the profits available for distribution, but no dividend shall be declared in excess of the amount recommended by the Board of Directors.



     In addition to dividends declared in a general meeting upon the recommendation of the Board of Directors, the Board of Directors may from time to time declare and pay to the shareholders such interim dividends as appear to the Board of Directors to be justified by the financial position of the Company; the Board of Directors may also pay any fixed dividend which is payable on any Shares of the Company on any other dates, whenever the Company's financial position, in the opinion of the Board of Directors, justifies such payment.



     The Company's loan facility with The Hong Kong and Shanghai Banking Corporation Limited restricts the Company to an annual dividend not in excess of 25% of net income. See "Dividends and Dividend Policy."


MISCELLANEOUS

     The shareholders have no redemption rights, conversion rights or preemptive rights on the transfer of securities of the Company.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS


     The following is a summary of the material provisions of the Deposit Agreement (the "Deposit Agreement") to be entered into by the Company, The Bank of New York, as depositary (the "Depositary") and the owners (the "Owners") and holders from time to time of American Depositary Receipts ("ADRs") issued thereunder.



     This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement, including the form of ADRs, which has been filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part. Terms used herein and not otherwise defined will have the meanings set forth in the Deposit Agreement. Copies of the Deposit Agreement, the Memorandum of Association and the Articles of Association of the Company will be available for inspection at the Corporate Trust Office of the Depositary, currently located at 101 Barclay Street, New York, New York 10286, and at the principal office of the agent of the Depositary (the "Custodian"), currently located at the Hong Kong office of The Hong Kong and Shanghai Banking Corporation Limited. The Depositary's principal executive office is located at 48 Wall Street, New York, New York 10286.


AMERICAN DEPOSITARY RECEIPTS

     ADRs evidencing ADSs are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS will represent one Share or evidence of the right to receive one Share. Only persons in whose names ADRs are registered on the books of the Depositary will be treated by the Depositary and the Company as Owners.

DEPOSIT, TRANSFER AND WITHDRAWAL

     The Depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon delivery to the Custodian of Shares (or evidence of rights to receive Shares) and pursuant to appropriate instruments of transfer in a form satisfactory to the Custodian, the Depositary will, upon payment of the fees, charges and taxes provided in the Deposit Agreement, execute and deliver at its Corporate Trust Office to, or upon the written order of, the person or persons named in the notice of the Custodian delivered to the Depositary or requested by the person depositing such Shares with the Depositary, an ADR or ADRs, registered in the name or names of such person or persons, and evidencing the authorized number of ADSs requested by such person or persons.

     Upon surrender at the Corporate Trust Office of the Depositary of an ADR for the purpose of withdrawal of the Shares represented by the ADSs evidenced by such ADR, and upon payment of the fees of the Depositary for the surrender of ADRs, governmental charges and taxes provided in the Deposit Agreement, and subject to the terms and conditions of the Deposit Agreement, the Owner of such ADR will be entitled to delivery, to it or upon its order, of the number of Shares at the time represented by the ADS or ADSs evidenced by such ADR. The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of the Owner.

     Subject to the terms and conditions of the Deposit Agreement and any limitations established by the Depositary, the Depositary may execute and deliver ADRs prior to the receipt of Shares (a "Pre-Release") and deliver Shares upon the receipt and cancellation of ADRs which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such ADR has been Pre-Released. The Depositary may receive ADRs in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release must be (a) preceded or accompanied by a written representation from the person to whom the ADRs or Shares are to be delivered that such person, or its customer, owns the Shares or ADRs to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five business days' notice and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of ADSs which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

     The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

DIVIDENDS, OTHER DISTRIBUTIONS AND RIGHTS

     The Depositary will convert or cause to be converted into U.S. Dollars, to the extent that in its judgment it can do so on a reasonable basis and can transfer the resulting U.S. Dollars to the United States, all cash dividends and other cash distributions denominated in a currency other than Dollars, including Hong Kong Dollars ("Foreign Currency"), that it receives in respect of the deposited Shares, and to distribute the resulting U.S. Dollar amount (net of the expenses incurred by the Depositary in converting such Foreign Currency) to the Owners entitled thereto, in proportion to the number of ADSs representing such Shares evidenced by ADRs held by them, respectively. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions or the date of delivery of any ADR or ADRs or otherwise. The amount distributed to the Owners of ADRs will be reduced by any amount on account of taxes to be withheld by the Company or the Depositary. See "-- Liability of Owner for Taxes."

     If the Depositary determines that in its judgment any Foreign Currency received by the Depositary cannot be converted on a reasonable basis into U.S. Dollars, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the Foreign Currency received by the Depositary to, or in its discretion may hold such Foreign Currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same. If any such conversion of Foreign Currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in U.S. Dollars to the extent permissible to the Owners entitled thereto, and may distribute the balance of the Foreign Currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for, the respective accounts of, the Owners entitled thereto.


     If any distribution upon any Shares consists of a dividend in, or free distribution of, Shares, the Depositary may, and will if the Company so requests, distribute to the Owners of outstanding ADRs entitled thereto, in proportion to the number of ADSs evidenced by the ADRs held by them, respectively, additional ADRs evidencing the aggregate number of ADSs that represents the number of Shares received as such dividend or free distribution, subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of ADSs evidenced by ADRs, including the withholding of any tax or other governmental charge and the payment of fees of the Depositary as provided in the Deposit Agreement. The Depositary may withhold any such distribution of ADRs if it has not received satisfactory assurances from the Company that such distribution does not require registration under the Securities Act or is exempt from registration under the provisions of such Act. In lieu of delivering ADRs for fractional ADSs in the event of any such dividend or free distribution, the Depositary will sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds in accordance with the Deposit Agreement. If additional ADRs are not so distributed, each ADS will thenceforth also represent the additional Shares distributed upon the Shares represented thereby.



     If the Company offers or causes to be offered to the holders of any Shares any rights to subscribe for additional Shares or any rights of any other nature, the Depositary will have discretion as to the procedure to be followed in making such rights available to any Owners of ADRs or in disposing of such rights for the benefit of any Owners and making the net proceeds available in Dollars to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all Owners or to all or certain Owners but not to other Owners, the Depositary may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of ADSs held by such Owner, warrants or other instruments therefor in such form as it deems appropriate. If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to all or certain Owners, it may sell the rights, warrants or other instruments in proportion to the number of ADSs held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any ADR or ADRs, or otherwise.


     In circumstances in which rights would not otherwise be distributed, if an Owner of ADRs requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs of such Owner, the Depositary will make such rights available to such owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law. Upon instruction pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received in exercise of the rights, and upon payment of the fees of the Depositary as set forth in such warrants or other instruments, the Depositary will, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited, and will execute and deliver ADRs to such Owner, pursuant to the Deposit Agreement.


     The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to all Owners or are registered under the provisions of such Act; provided, that nothing in the Deposit Agreement will create, or be construed to create, any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner of ADRs requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary will not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration. The Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to owners in general or any owner in particular.

     Whenever the Depositary receives any distribution other than cash, Shares or rights in respect of the Shares, the Depositary will cause the securities or property received by it to be distributed to the Owners entitled thereto, after deduction or upon payment of any fees and expenses of the Depositary or any taxes or other governmental charges, in proportion to their holdings, respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act in order to be distributed to Owners or the Depositary deems such distribution not to be feasible), the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary) will be distributed by the Depositary to the Owners entitled thereto as in the case of a distribution received in cash.

     If the Depositary determines that any distribution of property (including Shares and rights to subscribe therefor) is subject to any taxes or other governmental charges which the Depositary is obligated to withhold, the Depositary may, by public or private sale, dispose of all or a portion of such property in such amount and in such manner as the Depositary deems necessary and practicable to pay such taxes or charges and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the owners entitled thereto in proportion to the number of ADSs held by them, respectively.

     Upon any change in nominal or par value, split-up, consolidation or any other reclassification of Shares, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or Custodian in exchange for, in conversion of, or in respect of Shares will be treated as new Shares under the Deposit Agreement, and the ADSs will thenceforth represent, in addition to the existing Shares, the right to receive the new Shares so received in exchange or conversion, unless additional ADRs are delivered pursuant to the following sentence. In any such case the Depositary may, and will, if the Company so requests, execute and deliver additional ADRs as in the case of a dividend in Shares, or call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically representing such new Shares.

RECORD DATES

     Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Shares, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each ADS, or whenever the Depositary shall receive notice of any meeting of holders of Shares, the Depositary will fix a record date, (a) for the determination of the Owners who will be (i) entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each ADS will represent the changed number of Shares, all subject to the provisions of the Deposit Agreement.

VOTING OF SHARES

     Upon receipt of notice of any meeting of holders of Shares, if requested in writing by the Company, the Depositary will, as soon as practicable thereafter, mail to all Owners a notice, the form of which notice will be in the sole discretion of the Depositary, containing (a) such information included in such notice of meeting received by the Depositary from the Company, and (b) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provision of Hong Kong law and of the Memorandum of Association and Articles of Association of the Company, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective ADSs. Upon the written request of an Owner on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by the ADSs evidenced by such ADRs in accordance with the instructions set forth in such request. The Depositary will not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions.

     There can be no assurance that the Owners generally or any Owner in particular will receive the notice described in the preceding paragraph sufficiently prior to the date established by the Depositary for the receipt of instructions to ensure that the Depositary will vote the Shares in accordance with the provisions set forth in the preceding paragraph.

REPORTS AND OTHER COMMUNICATIONS

     The Depositary will make available for inspection by Owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company, which are both (a) received by the Depositary as the holder of the Shares and (b) made generally available to the holders of such Shares by the Company. The Depositary will also, upon written request, send to the Owners copies of such reports when furnished by the Company pursuant to the Deposit Agreement. Any such reports and communications, including any proxy soliciting material, furnished to the Depositary by the Company will be furnished in English when so required pursuant to any regulations of the Securities and Exchange Commission.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of ADRs and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without the consent of the Owners; provided, however, that any amendment that imposes or increases any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which otherwise prejudices any substantial existing right of Owners, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of any amendment has been given to the Owners. Every Owner, at the time any amendment so becomes effective will be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of the Owner to surrender its ADR and receive therefor the Shares represented thereby, except to comply with mandatory provisions of applicable law.

     The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Owners of the ADRs then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all ADRs then outstanding if, any time after 90 days have expired after the Depositary will have delivered to the Company a written notice of its election to resign and a successor depositary will not have been appointed and accepted its appointment, in accordance with the terms of the Deposit Agreement. If any ADRs remain outstanding after the date of termination of the Deposit Agreement, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the Owners thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to the Shares, the sale of rights and the delivery of underlying Shares, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs (after deducting, in each case, the fees of the Depositary for the surrender of an ADR and other expenses set forth in the Deposit Agreement and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Shares then held thereunder and hold uninvested the net proceeds of such sale, together with any other cash, unsegregated and without liability for interest, for the pro rata benefit of the Owners that have not theretofore surrendered their ADRs, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash (after deducting, in each case, the fee of the Depositary and other expenses set forth in the Deposit Agreement for the surrender of an ADR and any applicable taxes or other governmental charges).

CHARGES OF DEPOSITARY


     The Depositary will charge any party depositing or withdrawing Shares or any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or Shares or a distribution of ADRs pursuant to the Deposit Agreement) whichever applicable: (a) taxes and other governmental charges; (b) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the share register of the Company or Foreign Registrar and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals; (c) such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Shares or Owners; (d) such expenses as are incurred by the Depositary in the conversion of Foreign Currency pursuant to the Deposit Agreement; (e) a fee of $5.00 or less per 100 ADSs (or portion thereof) for the execution, delivery and surrender of ADRs pursuant to the Deposit Agreement; (f) a fee of $.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement; and (g) a fee for the distribution of securities pursuant to the Deposit Agreement, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this clause (h) treating all such securities as if they were Shares), but which securities are instead distributed by the Depositary to Owners.


     The Depositary, pursuant to the Deposit Agreement, may own and deal in any class of securities of the Company and its affiliates and in ADRs.

LIABILITY OF OWNER FOR TAXES

     If any tax or other governmental charge shall become payable by the Custodian or the Depositary with respect to any ADR or any Shares represented by the ADRs, such tax or other governmental charge will be payable by the Owner of such ADR to the Depositary. The Depositary may refuse to effect any transfer of such ADR or any withdrawal of Shares underlying such ADR until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner thereof any part or all of the Shares underlying such ADR and may apply such dividends, distributions or the proceeds of any such sale to pay any such tax or other governmental charge and the owner of such ADR will remain liable for any deficiency.

GENERAL

     Neither the Depositary nor the Company will be liable to any Owner or holder of any ADR, if by reason of any provision of any present or future law or regulation of the United States, or any other country, or of any governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the Memorandum of Association or Articles of Association of the Company, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Company shall be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement it is provided will be done or performed; nor will the Depositary or the Company incur any liability to any Owner or holder of any ADR by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for under the Deposit Agreement. Where, by the terms of a distribution pursuant to the Deposit Agreement, or an offering or distribution pursuant to the Deposit Agreement, or for any other reason, such distribution or offering may not be made available to Owners, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary will not make such distribution or offering, and will allow the rights, if applicable, to lapse.

     The Company and the Depositary assume no obligation nor will they be subject to any liability under the Deposit Agreement to Owners or holders of ADRs except that they agree to perform their respective obligations specifically set forth under the Deposit Agreement without negligence or bad faith.


     The ADRs are transferable on the books of the Depositary, provided that the Depositary may close the transfer books at any time or from time to time when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the execution and delivery, registration or transfer, split-up, combination or surrender of any Shares, the Depositary, the Custodian or the Foreign Registrar may require payment from the person presenting the ADR or the depositor of the Shares of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees payable by the Owners and holders of ADRs. The Depositary may refuse to deliver ADRs, to register the transfer of any ADR or to make any distribution on, or related to, Shares until it has received such proof of citizenship or residence, exchange control approval or other information as it may deem necessary or proper. The delivery, transfer, registration of transfer of outstanding ADRs and surrender of ADRs generally may be suspended or refused during any period when the transfer books of the Depositary, the Company or the Foreign Registrar are closed or if any such action is deemed necessary or advisable by the Depositary or the Company, at any time or from time to time. Notwithstanding any other provision of the Deposit Agreement or the ADRs, the surrender of outstanding ADRs and withdrawal of the deposited Shares may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Company or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends,
(ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of the deposited Shares. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act unless a registration statement is in effect as to such Shares.


     The Depositary will keep books, at its Corporate Trust Office, for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by the Owners, provided that such inspection will not be for the purpose of communicating with Owners in the interest of a business object other than the business of the Company or a matter related to the Deposit Agreement or the ADRs.

     The Depositary may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of the Depositary. In carrying out its functions, a co-transfer agent may require evidence of authority and compliance with applicable laws and other requirements by Owners or persons entitled to ADRs and will be entitled to protection and indemnity to the same extent as the Depositary.

GOVERNING LAW

     The Deposit Agreement will be governed by the laws of the State of New
York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 6,400,000 Shares issued and outstanding, assuming no exercise of the Over-allotment Option. Of such Shares, the ADSs representing the 1,400,000 Shares offered hereby will be freely tradable without restriction or further registration under the Securities Act, except for any Shares subsequently purchased by "affiliates" of the Company, which may include the Company's existing shareholders, officers or directors. All other Shares (including Shares purchased by certain officers and employees of the Underwriter and its affiliates) will become eligible for sale in the public market, although, with respect to sales of such Shares by affiliates of the Company into the U.S. public market, such Shares will be subject to the volume and other limitations under Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act ("Rule 144").



     Pursuant to an Agreement Regarding Future Share Distributions dated as of January 31, 1997 among the Representives of the Company and Zindart Singapore (the "Share Distribution Agreement), the Company and its sole shareholder have agreed not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any Shares or ADSs of the Company or any securities convertible into or exercisable or exchangeable for such Shares or ADSs or in any other manner transfer all or a portion of the economic benefits associated with the ownership of any such Shares or ADSs, (collectively, "Transfer") except to the Underwriter pursuant to the Underwriting Agreement, for a period of 180 days after the closing date of the Offering without the prior written consent of the Representative, subject to certain exceptions.



     In addition, the Company and its sole shareholder have agreed in the Share Distribution Agreement not to Transfer any Shares of the Company for a period of two years except: (i) in a private transaction not involving a public offering,
(ii) in a registered public distribution in the United States by means of an offering of ADSs into the U.S. market pursuant to Rule 144, or (iii) in a public offering outside of the United States as long as the Company and the Representative mutually agree that a public offering of ADSs could not be effected in the United States at such time on commercially reasonable terms. The sole shareholder may transfer Shares to its shareholders if they agree to be bound by the terms of the Share Distribution Agreement.



     In general, Rule 144, as in effect on the date of this Prospectus, permits a person who has beneficially owned for at least two years (subject to applicable rules on tacking) restricted shares acquired from the Company or an affiliate of the Company to sell within any three-month period a number of shares not exceeding the greater of: (i) one percent of the then outstanding shares of the class (approximately 64,000 Shares immediately following completion of this Offering, assuming no exercise of the Over-allotment Option) and (ii) the average weekly trading volume of such shares on the Nasdaq National Market during the four calendar weeks preceding the date on which a notice of sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information on the Company. A person who is not deemed an affiliate of the Company at any time during the 90 days preceding a sale and who beneficially owns shares that were not acquired from the Company or an affiliate of the Company within the past three years is entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notice requirements or the availability of current public information on the Company.


     There can be no assurance that a significant public market for the ADSs or the Shares will be sustained after the Offering. No precise predictions can be made about the effect, if any, that market sales of ADSs or Shares or the availability of ADSs or Shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of a substantial number of ADSs or Shares in the public market, or the prospect of such sales, may have an adverse impact on the market price thereof.

                                    TAXATION


     The following discussion under "United States Federal Income Taxation" generally summarizes the principal United States federal income tax consequences of an investment in the ADSs. The discussion under "Hong Kong Taxation" generally summarizes the material Hong Kong tax consequences of an investment in the ADSs and the material Hong Kong taxes applicable to the Company's operations in Hong Kong. The discussion under "PRC Taxation" generally summarizes the material PRC taxes applicable to the Company's investment in the PRC. The discussion does not deal with all possible tax consequences relating to an investment in the ADSs and does not purport to deal with the tax consequences applicable to all categories of investors, some of which (such as dealers in securities, insurance companies and tax-exempt entities) may be subject to special rules. In particular, the discussion does not address the tax consequences under state or local law or the laws of countries other than the United States, Hong Kong and the PRC. Accordingly, prospective investors should consult their own tax advisors regarding the particular tax consequences to them of an investment in the ADSs. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this Prospectus, all of which are subject to change.


UNITED STATES FEDERAL INCOME TAXATION


     The following discussion summarizes, in the opinion of McCutchen, Doyle, Brown & Enersen, LLP, Palo Alto, California, the United States federal income tax considerations that are likely to be material to a beneficial owner of ADSs that is a United States citizen or resident or a United States domestic corporation who owns the ADSs as a capital asset (a "United States Investor"). For purposes of the following discussion, a United States Investor who acquires ADSs shall be deemed to own the Shares represented thereby. The summary does not address the United States federal income tax treatment of certain types of investors (such as non-United States Investors, life insurance companies, tax-exempt investors, banks, broker-dealers and investors who or that hold Shares as part of hedging or conversion transactions), all of whom may be subject to tax rules that differ significantly from those summarized below. Prospective investors, including investors other than United States Investors, are advised to consult their own tax advisor with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.


     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and current administrative rulings and pronouncements of the United States Internal Revenue Service ("IRS") in effect as of the date of this Prospectus, all of which are subject to change, possibly with retroactive effect. There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof will not adversely affect the tax consequences discussed herein. Prospective purchasers are advised to consult their own tax advisors regarding the tax consequences of acquiring, holding or disposing of the Shares in light of their particular circumstances.


     Taxation of the Company. The Company will be subject to United States federal income tax only to the extent it has income which has its source in the United States or is effectively connected with a United States trade or business. Income derived by the Company from its business in the PRC should not constitute United States source income. It is possible that the Company may invest the net proceeds of this Offering, future earnings from the business, or proceeds derived from the sale of Shares in United States securities or cash equivalents. Income derived from United States securities or cash equivalents will generally constitute United States source income and may therefore be subject to United States federal income tax unless a statutory exemption applies.


     Taxation of Shareholders. The following discussion does not purport to address the tax consequences to non-United States Investors or to a person who owns, directly or indirectly (or is deemed to own after the application of certain complex attribution rules), the Company's Shares giving the holder the right to exercise 10 percent or more of the total voting power of the Company's outstanding Shares (a "10-Percent Shareholder" of the Company), other than as discussed below under "-- Special United States Federal Income Tax Considerations -- Controlled Foreign Corporations." Non-United States Investors and any person contemplating becoming a 10-Percent Shareholder are advised to consult their own tax advisors regarding the tax consequences to them of an investment in the Shares.

     Basis in Shares. A United States Investor will have a basis in the Shares equal to his or her purchase price for United States federal tax purposes.


     Dividends. A United States Investor receiving a distribution on the Shares will be required to include such distribution in gross income as a taxable dividend to the extent such distribution is paid from current or accumulated earnings and profits of the Company as determined for United States federal income tax purposes. Distributions in excess of the current and accumulated earnings and profits of the Company will first be treated, for United States federal income tax purposes, as a nontaxable return on capital to the extent of the United States Investor's basis in the Shares and then as gain from the sale or exchange of a capital asset. Dividends paid by the Company will not be eligible for the corporate dividends received deduction.

     In general, a United States Investor (other than a 10-Percent Shareholder of the Company) will be entitled to claim a foreign tax credit only for taxes (such as withholding taxes), if any, imposed on dividends paid to such United States Investor and not for taxes, if any, imposed on the Company or on any entity in which the Company has made an investment. Dividends received with respect to Shares will generally be characterized as "passive income" for purposes of applying the foreign tax credit limitation. To the extent that the Company's income is derived from United States sources, dividends which it pays to United States Investors may be considered United States source income for purposes of applying the foreign tax credit limitation.


     Dispositions of Shares. Subject to the discussion below of the consequences of the Company being treated as a Passive Foreign Investment Company or a Foreign Investment Company, gain or loss realized by a United States Investor (other than a 10-Percent Shareholder of the Company) on the sale or other disposition of Shares will be subject to United States federal income tax as capital gain or loss in an amount equal to the difference between such United States Investor's basis in the Shares and the amount realized on the disposition. Such capital gain or loss will be long-term capital gain or loss if the United States Investor has held the Shares for more than one year at the time of the sale or exchange.


SPECIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     Passive Foreign Investment Company


     The Company has not been a passive foreign investment company ("PFIC") for United States federal income tax purposes for prior taxable years and believes that it will not be treated as a PFIC for the current and future taxable years, but this conclusion is a factual determination made annually and thus subject to change. The Company will be a PFIC with respect to a United States Investor if, for any taxable year in which such United States Investor held the Company's Shares, either (i) at least 75 percent of the gross income of the Company for the taxable year is passive income, or (ii) at least 50 percent of the value (or adjusted basis) of the Company's assets is attributable to assets that produce or are held for the production of passive income (in each case taking into account the Company's pro rata share of the gross income and the value (or adjusted basis) of the assets of any company in which the Company owns, directly or indirectly, 25 percent or more of the stock by value (the "look-through" rule)). For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business and not derived from a related person), annuities, and gains from assets that produce passive income. The Company anticipates that, under the "look-through" rules described above, most of the income that it derives from manufacturing in the PRC will not constitute passive income and that most of its investment in such manufacturing will not constitute assets held for the production of passive income. The Company anticipates, therefore, that it will not be a PFIC.


     If the Company were to be treated as a PFIC, then, unless a United States Investor who owns Shares in the Company elects to have the Company treated as a "qualified electing fund" (a "QEF") as described below, the following rules apply:

          1. Distributions made by the Company during a taxable year to a United States Investor who owns Shares in the Company that are an "excess distribution" (defined generally as the excess of the amount received with respect to the Shares in any taxable year over 125 percent of the average received in the shorter of either the three previous years or such United States Investor's holding period before the taxable year) must be allocated ratably to each day of such shareholder's holding period. The amount allocated to the current taxable year must be included as ordinary income in gross income for that year. The amount allocated to each prior taxable year is taxed as ordinary income at the highest rate in effect for such shareholder in that prior year and the tax is subject to an interest charge at the rate applicable to deficiencies in income taxes.

          2. The entire amount of any gain realized upon the sale or other disposition of the Shares will be treated as an excess distribution made in the year of sale or other disposition and as a consequence will be treated as ordinary income and, to the extent allocated to years prior to the year of sale or disposition, will be subject to the interest charge described above.


     A shareholder that makes a QEF election will be currently taxable on his or her pro rata share of the Company's ordinary earnings and net capital gain (at ordinary income and capital gains rates, respectively) for each taxable year of the Company, regardless of whether or not distributions were received. A shareholder that makes a QEF election for the first taxable year in which the Company is a PFIC and in which the shareholder owns shares in the Company and maintains this election for all subsequent years in which the shareholder owns shares in the Company will be subject to the foregoing treatment only in such years in which the Company actually satisfies the income and asset tests for PFIC status described above. The shareholder's basis in his or her Shares will be increased to reflect taxed but undistributed income. Distributions of income that had previously been taxed will result in a corresponding reduction of basis in the Shares and will not be taxed again as a distribution to the shareholder.


     Special rules apply with respect to the calculation of the amount of the foreign tax credit with respect to excess distributions by a PFIC or inclusions under a QEF.

     A United States Investor who owns Shares in the Company during any year that the Company is a PFIC must file Internal Revenue Service Form 8621 with the Internal Revenue Service (as well as attaching a copy to his or her income tax return).

     Controlled Foreign Corporations

     Sections 951 through 964 and Section 1248 of the Code relate to controlled foreign corporations ("CFC"). The CFC provisions may impute some portion of such a corporation's undistributed income to certain shareholders on a current basis and convert into dividend income some portion of gains on dispositions of stock which would otherwise qualify for capital gains treatment. In general, the CFC provisions will apply to the Company only if 10-Percent Shareholders who are United States Investors own in the aggregate (or are deemed to own after application of complex attribution rules), more than 50 percent (measured by voting power or value) of the Shares of the Company. The Company does not believe that it will be a CFC after this Offering. It is possible that the Company could become a CFC in the future. Even if the Company were classified as a CFC in a future year, however, the CFC rules referred to above would apply only with respect to 10-Percent Shareholders.

     Personal Holding Company/Foreign Personal Holding Company/Foreign Investment Company

     A corporation will be classified as a personal holding company (a "PHC") if at any time during the last half of a tax year (i) five or fewer individuals (without regard to their citizenship or residence) directly or indirectly or by attribution own more than 50 percent in value of the corporation's stock and
(ii) at least 60 percent of its ordinary gross income, as specially adjusted, consists of personal holding company income (defined generally to include dividends, interest, royalties, rents and certain other types of passive income). A PHC is subject to a United States federal income tax of 39.6 percent on its undistributed personal holding company income (generally limited, in the case of a foreign corporation, to United States source income).

     A corporation will be classified as a foreign personal holding company (an "FPHC") and not a PHC if at any time during a tax year (i) five or fewer individual United States citizens or residents directly or indirectly or by attribution own more than 50 percent of the total combined voting power or value of the corporation's stock and (ii) at least 60 percent of its gross income consists of foreign personal holding company income

(defined generally to include dividends, interest, royalties, rents and certain other types of passive income). Each United States shareholder in an FPHC is required to include in gross income, as a dividend, an allocable share of the FPHC's undistributed foreign personal holding company income (generally the taxable income of the FPHC, as specially adjusted).

     A corporation will be classified as a foreign investment company (a "FIC") if for any taxable year it (i) is registered under the Investment Company Act of 1940, as amended, as a management company or share investment trust or is engaged primarily in the business of investing or trading in securities or commodities (or any interest therein) and (ii) 50 percent or more of the value or the total combined voting power of all the corporation's stock is owned directly or indirectly (including stock owned through the application of attribution rules) by United States persons. In general, unless an FIC elects to distribute 90 percent or more of its taxable income (determined under United States tax principles as specially adjusted) to its shareholders, gain on the sale or exchange of FIC stock is treated as ordinary income (rather than capital gain) to the extent of such shareholder's ratable share of the corporation's earnings and profits for the period during which such stock was held.


     The Company believes that it is not and will not be a PHC, FPHC or FIC after this Offering. However, no assurance can be given as to the Company's future status.


     U.S. Information Reporting and Backup Withholding. Dividends paid in the United States are generally subject to the information reporting requirements of the Code. Dividends paid in the United States may be subject to backup withholding at the rate of 31 percent unless the holder provides a taxpayer identification number on a properly completed Form W-9 or otherwise establishes an exemption.

     The amount of any backup withholding will not constitute additional tax and will be allowed as a credit against the United States Investor's federal income tax liability.

     Filing of Information Returns. Under a number of circumstances, a United States Investor acquiring Shares of the Company may be required to file an information return. In particular, any United States Investor who becomes the owner, directly or indirectly, of 10 percent or more of the Shares of the Company will be required to file such a return. Other filing requirements may apply, and United States Investors should consult their own tax advisors concerning these requirements.

HONG KONG TAXATION

     In the opinion of Robert W.H. Wang & Co., Hong Kong counsel to the Company, the following correctly summarizes the taxes applicable to the Company and its shareholders under Hong Kong law:

  Profits tax

     The Company is subject to profits tax on all profits (excluding capital profits) arising in or derived from Hong Kong. The source of income is therefore the relevant factor, and this is generally regarded as a question of fact. There are certain situations in which the Hong Kong tax authorities are prepared to accept apportionment of chargeable profits, for example when a Hong Kong-based company has manufacturing facilities in the PRC. The proportion of income originating from the PRC and Hong Kong respectively in such situations is a question of fact. However, where apportionment is appropriate, the Hong Kong tax authorities usually adopt a 50:50 allocation unless compelling circumstances dictate otherwise. Profits tax is levied at the rate of 16.5% for corporations and 15.0% for unincorporated entities. Generally speaking, business losses may be carried forward indefinitely to be offset against future profits of the Company.

  Capital Gains/Taxation of Dividends

     Hong Kong does not have any form of capital gains tax. Neither does it have any form of dividend taxation or withholding taxes, and hence profits accumulated in a Hong Kong company can be distributed as dividends without tax deduction in Hong Kong. However, Hong Kong profits tax will be charged on trading gains from the sale of property that are derived from or arise in Hong Kong, by persons carrying on a trade in Hong Kong where such gains are from such trade. Liability for Hong Kong profits tax would therefore arise in respect of trading gains from the sale of ADSs or Shares realized by persons carrying on a business of trading or dealing in securities in Hong Kong.

  Estate Duty

     Estate duties are imposed upon the value of properties situated in Hong Kong that pass to a person's estate upon his or her death. ADSs or Shares that are registered outside Hong Kong are not regarded as properties situated in Hong Kong for estate duty purposes.

  Stamp Duty

     Hong Kong stamp duty is generally payable by the purchaser on every purchase, and by the seller on every sale, of shares of Hong Kong-incorporated companies. The duty is charged to both the purchaser and the seller at the rate of HK$1.50 per HK$1,000 or part thereof of the consideration for, or (if greater) the value of, the shares transferred. In addition, a fixed duty of HK$5 is currently payable on an instrument of transfer of such shares.

     Under the current practices of the Hong Kong Inland Revenue Department, if ADSs are not specifically identified to correspond with particular underlying Shares, the issuance of ADSs upon the deposit of Shares issued directly to the Depositary or for the account of the Depositary should not be subject to stamp duty, nor should any Hong Kong stamp duty be payable upon the transfer of ADSs outside Hong Kong.

PRC TAXATION

     In the opinion of the Guangzhou Law Office, PRC counsel to the Company, the following correctly summarizes the taxes applicable to the Company's investment in the PRC under PRC law:


     Income Tax. The Company's investment is subject to the Income Tax Law of the PRC for Enterprises with Foreign Investment and Foreign Enterprises ("the Foreign Investment Enterprise Tax Law"). Pursuant to the Foreign Investment Enterprise Tax Law, Sino-foreign equity and contractual joint venture enterprises generally are subject to an income tax at an effective rate of 33%, which is comprised of a state tax of 30% and a local tax of 3%. The Foreign Investment Enterprise Tax Law generally exempts Sino-foreign equity and contractual joint venture enterprises engaged in manufacturing with an operating term of more than ten years from state and local income taxes for two years starting from the first profitable year of operations, followed by a 50% reduction for the next three years. The first profitable year for the Company's operations at the Xin Xing facility was the year ended March 31, 1995, and the first profitable year for the Dongguan Facility has not yet occurred as the joint venture has just started operations.


     Value-Added Tax ("VAT"). Effective January 1, 1994, all goods produced or processed in the PRC, other than real property and goods produced or processed for export, are subject to a new VAT at each stage or sale in the process of manufacture, processing and distribution through the sale to the ultimate consumer of the goods. The new basic VAT rate for the Company is 17% of the sale price of the item. The seller of the goods adds 17% to the sale price of the item, separately invoiced (except in the case of retail sales), and collects the applicable amount of VAT through the sale of the item. The amount of the seller's VAT liability to the Tax Bureau is calculated as the amount of sales multiplied by the applicable VAT rate. The amount of the seller's VAT liability may be reduced by deducting the invoiced amount of VAT included in the materials, parts and other items purchased by the seller and used in producing the goods.


     The Value-Added Tax Provisional Regulations do not permit the seller to deduct from its VAT liability the amount of VAT included in the purchase price of fixed assets purchased by the seller. Thus, although the book value of fixed assets, including plant and equipment purchased by the Company will be the depreciated cost (ordinarily the purchase price plus VAT) paid at the time of such purchase, the Company is not permitted to deduct from its VAT liability in respect of products sold.



     Taxation of Dividends from the PRC. Dividends distributed to the Company can be remitted from the PRC without any PRC taxation. Although the Foreign Investment Enterprise Tax Law provides that certain remittances of foreign exchange earnings from the PRC are subject to PRC withholding tax, dividends received by foreign investors from a foreign investment enterprise are exempt from withholding tax. The Company's PRC subsidiaries are qualified as foreign investment enterprises, so withholding tax is not applicable to dividends received by the Company from these subsidiaries.

     Taxation of Disposition of Interest in PRC Subsidiaries. In the event the Company transfers its interest in its PRC subsidiaries, the amount received in excess of its original capital contribution would be subject to PRC withholding tax at the rate of 20%.

     In the event that the Company's PRC subsidiaries are liquidated, the portion of the balance of their assets or remaining property, after deducting undistributed profits, various funds and liquidation expenses, that exceeds the Company's paid-in capital would be treated as income from liquidation, which would be subject to income tax at the same rate that would apply to the Company's income as described under "Income Tax."

                     CERTAIN FOREIGN ISSUER CONSIDERATIONS

     The Company is a limited liability company incorporated under the Companies Ordinance of Hong Kong. The Company is therefore governed by and subject to the provisions of Hong Kong law.


     Under Hong Kong law, there are currently no restrictions on the degree of foreign ownership of a company incorporated in Hong Kong. Likewise, there are currently no restrictions on the rights of non-Hong Kong owners to exercise voting rights in respect of shares held by them in Hong Kong-incorporated companies.


     There are currently no foreign exchange control restrictions imposed by Hong Kong law which affect the Company. There are currently no foreign exchange control restrictions on the ability of the Company to transfer funds into and out of Hong Kong or to pay dividends to United States residents who are holders of the Shares or ADSs.

     In accordance with Hong Kong law, share certificates are only issued in the name of corporations or individuals. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any special capacity, the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust. The Company will take no notice of any trust applicable to any of its securities whether or not it had notice of such trust.

     The rights and liabilities of the shareholders of the Company are governed by the Companies Ordinance and the Memorandum of Association and Articles of Association. Under Hong Kong law, shareholders are liable to pay the full purchase price of shares or ADSs registered in their name, but are not otherwise subject to liabilities vis-a-vis the Company in their capacity as shareholders. See "Taxation -- Hong Kong Taxation."

                                  UNDERWRITING

     The Underwriters named below, acting through their representative, Van Kasper & Company (the "Representative"), have severally agreed, subject to the terms and conditions set forth in an Underwriting Agreement with the Company, to purchase from the Company the number of ADSs set forth opposite their respective names below:


                                                                                 NUMBER
                                       NAME                                      OF ADSS
    --------------------------------------------------------------------------  ---------
    Van Kasper & Company......................................................

                                                                                ---------
    Total.....................................................................  1,400,000
                                                                                =========


     The ADSs are being offered by the Underwriters named herein, subject to receipt and acceptance by them, to their right to reject any order in whole or in part, and to certain other conditions. The Underwriters are committed to purchase all of the above ADSs being offered if any are purchased.

     The Representative has advised the Company that the Underwriters propose to offer the ADSs to the public at the offering price set forth on the cover page of this Prospectus and to certain selected dealers at that price less a
concession not in excess of $          per ADS, and such dealers may re-allow to
certain dealers a discount not in excess of $          per ADS. After the
initial Offering, the public offering price, concessions and re-allowance to dealers may be changed by the Representative as a result of market conditions or other factors.

     Prior to this Offering, there has been no public market for the ADSs or Shares. Consequently, the initial public offering price will be determined through negotiation between the Company and the Representative. Among the factors to be considered in making such determination are the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the market prices of securities for companies in businesses similar to that of the Company.

     The Company has granted an option to the Underwriters, exercisable by the Representative within 30 days after the date of this Prospectus, to purchase up to 210,000 additional ADSs at the initial offering price, less underwriting discounts and commissions. The Representative may exercise the Over-allotment Option solely for the purpose of covering over-allotments, if any, incurred in the sale of the ADSs offered hereby. To the extent that the Over-allotment Option is exercised, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of the additional ADSs as the number of ADSs to be purchased and offered by that Underwriter in the above table bears to the total number of ADSs offered hereunder.

     The Company has agreed to pay the Underwriters all out-of-pocket costs and expenses of the Underwriters and their legal counsel, together in an amount not to exceed $280,000.

     The Company has agreed to indemnify the Underwriters for certain liabilities, including liabilities under the Securities Act.


     The Company's sole shareholder has agreed not to sell, offer to sell, contract to sell or otherwise dispose of any Shares or securities exercisable for Shares, directly or indirectly, for a period of 180 days after the date of the closing of this Offering without the prior written consent of the Representative and the Company. The Representative and the Company may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. In addition, the Company has agreed that for a period of 180 days after the date of the closing of this Offering, it will not issue, offer, sell, grant options to purchase or otherwise dispose of any equity securities or securities convertible into or exchangeable for equity securities, without the prior written consent of the Representative, except for (i) ADSs offered hereby, (ii) Shares issued pursuant to the exercise of outstanding options, and (iii) options granted to its associates, officers, directors and consultants so long as none of such options become exercisable during said 180 day period. Sales of such Shares in the future could adversely affect the market price of the ADSs. In addition, the Company and its sole shareholders have agreed on certain additional restrictions on the issuance and sale of Shares of the Company under the Share Distribution Agreement for a period of two years following the Closing of the Offering. See "Shares Eligible for Future Sale."



     Each of the Underwriters has represented and agreed that: (i) it has not offered or sold and will not offer or sell the ADSs to persons in the United Kingdom, other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 of the United Kingdom; (ii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue and sale of the ADSs to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1996 or is a person to whom such a document may otherwise lawfully be issued or passed on; and (iii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ADSs, from or otherwise involving the United Kingdom.


                                 LEGAL MATTERS


     The validity of the issuance of the ADSs offered hereby and certain matters as to United States law are being passed upon for the Company by its United States counsel, McCutchen, Doyle, Brown & Enersen, LLP, Palo Alto, California. The validity of the issuance of the Shares and certain legal matters as to Hong Kong law are being passed upon for the Company by Robert W.H. Wang & Co., Hong Kong, and certain legal matters as to PRC law are being passed upon for the Company by the Guangzhou Law Office, Guangzhou, the PRC. Certain legal matters as to United States law are being passed upon for the Underwriters by Heller Ehrman White & McAuliffe, Palo Alto, California. The matters included herein under the heading "Enforceability of Civil Liabilities" have been passed upon by Robert W.H. Wang & Co. as to Hong Kong law and the Guangzhou Law Office as to PRC law. The matters included herein under the heading "United States Federal Income Taxation," "Hong Kong Taxation" and "PRC Taxation" under the caption "Taxation" have been passed upon by McCutchen, Doyle, Brown & Enersen, LLP as to United States taxation, Robert W.H. Wang & Co. as to Hong Kong taxation and the Guangzhou Law Office as to PRC taxation, and are stated herein on their respective authority.


                                    EXPERTS


     The financial statements of the Company as of March 31, 1995 and 1996 and for the years ended March 31, 1994, 1995 and 1996 included in this Prospectus have been audited by Arthur Andersen & Co., independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission a Registration Statement on Form F-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the ADSs being offered in this Offering. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The omitted information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the public reference section of the Securities and Exchange Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement, each statement made in this Prospectus relating to such documents being qualified in all respects by such reference. For further information with respect to the Company and the securities being offered hereby, reference is hereby made to such Registration Statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

     The Company intends to furnish its security holders with annual reports containing audited financial statements and a report thereon by its independent public accountants, and quarterly reports containing unaudited financial information. Such financial statements and financial information will be prepared in accordance with U.S. GAAP and such quarterly and annual reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for all relevant periods.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        ----
ZINDART LIMITED:
  Report of Independent Public Accountants............................................  F-2
  Consolidated Balance Sheets -- audited as of March 31, 1995 and 1996 and unaudited as of December 31, 1996..........................................................  F-3
  Consolidated Statements of Operations -- audited for each of the three years ended
     March 31, 1994, 1995 and 1996 and unaudited for the nine-month periods ended
     December 31, 1995 and 1996.......................................................  F-4
  Consolidated Statements of Cash Flows -- audited for each of the three years ended
     March 31, 1994, 1995 and 1996 and unaudited for the nine-month periods ended
     December 31, 1995 and 1996.......................................................  F-5
  Consolidated Statements of Changes in Shareholders' Equity -- audited for each of the three years ended March 31, 1994, 1995 and 1996 and unaudited for the nine-month period ended December 31, 1996........................................  F-7
  Notes to financial statements.......................................................  F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of Zindart Limited:



     We have audited the accompanying consolidated balance sheets of Zindart Limited (a company incorporated in Hong Kong; "the Company") and Subsidiaries ("the Group") as of March 31, 1995 and 1996, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the years ended March 31, 1994, 1995 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zindart Limited and Subsidiaries as of March 31, 1995 and 1996, and the results of their operations and their cash flows for the years ended March 31, 1994, 1995 and 1996, in conformity with generally accepted accounting principles in the United States of America.


                                          ARTHUR ANDERSEN & CO.
                                          Certified Public Accountants
                                          Hong Kong

Hong Kong,

January 31, 1997.

                        ZINDART LIMITED AND SUBSIDIARIES

      CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 1995 AND 1996 (AUDITED)

                       AND DECEMBER 31, 1996 (UNAUDITED)

      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)


                                                                      MARCH 31,      DECEMBER 31,
                                                                   ---------------       1996
                                                                             1996    -------------
                                                                            ------       $'000
                                                                    1995    $'000     (UNAUDITED)
                                                                   ------
                                                                   $'000
ASSETS
Current assets:
  Cash and bank deposits.........................................   4,123    3,294        4,873
  Accounts receivable, net.......................................   4,300    8,315        9,123
  Due from immediate holding company.............................      --        3           --
  Due from ultimate holding company..............................      95       --           --
  Due from related companies.....................................   1,752       --           49
  Deposits and prepayments.......................................   1,575    1,528        1,115
  Inventories, net...............................................   5,347    7,514        9,585
                                                                   ------   ------       ------
     Total current assets........................................  17,192   20,654       24,745
Property, plant, equipment and capital leases, net...............   3,902   10,800       11,632
Loan receivable from a related company...........................   1,889       --           --
Long-term investment.............................................      --      179          179
Deferred stock issuance costs....................................      --       --          561
Goodwill, net....................................................      87       77           70
                                                                   ------   ------       ------
     Total assets................................................  23,070   31,710       37,187
                                                                   ======   ======       ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term bank borrowings.....................................   1,269    7,055        4,446
  Long-term bank loans, current portion..........................     261      811          834
  Capital lease obligations, current portion.....................     250    1,033          431
  Accounts payable...............................................   2,305    4,107        3,459
  Receipts in advance............................................   1,321      958        1,480
  Accrued liabilities............................................   4,596    2,806        6,598
  Due to related companies.......................................      52       --           --
  Due to a director..............................................      66       --           --
  Taxation payable...............................................     600      483          821
  Dividend payable...............................................   1,073       --           --
                                                                   ------   ------       ------
     Total current liabilities...................................  11,793   17,253       18,069
Long-term bank loans.............................................     733    1,754        1,161
Capital lease obligations........................................     126      374          666
Deferred taxation................................................     120      120          120
                                                                   ------   ------       ------
     Total liabilities...........................................  12,772   19,501       20,016
                                                                   ------   ------       ------
Minority interests...............................................     287      601        1,335
                                                                   ------   ------       ------
Shareholders' equity:
  Common stock, par value $0.0646 (equivalent of HK$0.5);             323
     authorized, outstanding and fully paid -- 5,000,000
     shares......................................................              323          323
  Retained earnings..............................................   9,683   11,285       15,513
  Cumulative translation adjustments.............................       5       --           --
                                                                   ------   ------       ------
     Total shareholders' equity..................................  10,011   11,608       15,836
                                                                   ------   ------       ------
     Total liabilities, minority interests and shareholders'       23,070
       equity....................................................           31,710       37,187
                                                                   ======   ======       ======


   The accompanying notes are an integral part of these financial statements.

                        ZINDART LIMITED AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996 (AUDITED) AND

        FOR THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 (UNAUDITED)

                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)


                                                                                   NINE MONTHS ENDED
                                                                                     DECEMBER 31,
                                            YEAR ENDED MARCH 31,              ---------------------------
                                    -------------------------------------        1995            1996
                                      1994          1995          1996        ----------      ----------
                                    ---------     ---------     ---------        $'000           $'000
                                      $'000         $'000         $'000       (UNAUDITED)     (UNAUDITED)
Net sales.........................     35,583        36,879        46,930         35,423          48,670
Cost of goods sold................    (25,037)      (25,644)      (34,116)       (25,417)        (36,280)
                                      -------       -------       -------        -------         -------
  Gross profit....................     10,546        11,235        12,814         10,006          12,390
Selling, general and
  administrative expenses.........     (6,351)       (6,806)       (6,498)        (5,322)         (6,560)
Interest expenses.................       (150)         (137)         (402)          (180)           (661)
Interest income...................        129           228           208            195              89
Other income (expenses), net......         80           492          (416)            70             168
                                      -------       -------       -------        -------         -------
  Income before income taxes......      4,254         5,012         5,706          4,769           5,426
Provision for income taxes........       (436)         (483)         (488)          (404)           (464)
                                      -------       -------       -------        -------         -------
  Income before minority
     interests....................      3,818         4,529         5,218          4,365           4,962
Minority interests................        (83)         (337)         (622)          (525)           (734)
                                      -------       -------       -------        -------         -------
  Net income......................      3,735         4,192         4,596          3,840           4,228
                                      =======       =======       =======        =======         =======
Earnings per common share.........  $    0.75     $    0.84     $    0.92      $    0.77       $    0.85
                                      =======       =======       =======        =======         =======
Weighted average number of shares
  outstanding.....................      5,000         5,000         5,000          5,000           5,000
                                      =======       =======       =======        =======         =======


   The accompanying notes are an integral part of these financial statements.

                        ZINDART LIMITED AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996 (AUDITED) AND

        FOR THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 (UNAUDITED)

                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)


                                                                                    NINE MONTHS ENDED
                                                                                       DECEMBER 31,
                                                YEAR ENDED MARCH 31,            --------------------------
                                         -----------------------------------       1995           1996
                                           1994         1995         1996       ----------     ----------
                                         --------     --------     --------        $'000          $'000
                                           $'000        $'000        $'000      (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................     3,735        4,192        4,596         3,840          4,228
Adjustments to reconcile net income to
  net cash provided by (used in)
  operating activities
  Depreciation of property, plant and
     equipment.........................       762          946        1,021           744          1,321
  Amortization of goodwill.............        --           10           10             7              7
  Net gain on disposals of property,
     plant and equipment...............       (37)        (121)          (6)         (109)            --
  Minority interests...................        83          337          622           525            734
  Provision for deferred taxation......        70           --           --            --             --
(Increase) Decrease in operating
  assets -- Accounts receivable, net...        46       (1,395)      (4,015)       (2,279)          (808)
  Deposits and prepayments.............        24          266           47        (2,004)           413
  Inventories, net.....................      (104)      (1,589)      (2,167)       (1,546)        (2,071)
Increase (Decrease) in operating
  liabilities -- Accounts payable......      (503)          82        1,802         2,456           (648)
  Receipts in advance..................      (156)         738         (363)          287            522
  Accrued liabilities..................     1,212        1,112       (1,790)         (993)         3,792
  Taxation payable.....................       339          (93)        (117)          288            338
                                           ------       ------       ------        ------         ------
     Net cash provided by (used in)
       operating activities............     5,471        4,485         (360)        1,216          7,828
                                           ------       ------       ------        ------         ------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net cash inflow from acquisition of a
     subsidiary........................        --          168           --            --             --
  Acquisition of long-term
     investment........................        --           --         (179)         (179)            --
  Acquisition of property, plant and
     equipment.........................    (1,491)      (3,197)      (7,341)       (6,785)        (2,154)
  Proceeds from disposals of property,
     plant and equipment...............       103        1,040           13           206              1
                                           ------       ------       ------        ------         ------
     Net cash used in investing
       activities......................    (1,388)      (1,989)      (7,507)       (6,758)        (2,153)
                                           ------       ------       ------        ------         ------

                        ZINDART LIMITED AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS
        FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996 (AUDITED) AND

FOR THE NINE MONTHS ENDED DECEMBER 31, 1995 AND 1996 (UNAUDITED) -- (CONTINUED)

                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)


                                                                                    NINE MONTHS ENDED
                                                                                       DECEMBER 31,
                                                YEAR ENDED MARCH 31,            --------------------------
                                         -----------------------------------       1995           1996
                                           1994         1995         1996       ----------     ----------
                                         --------     --------     --------        $'000          $'000
                                           $'000        $'000        $'000      (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase (Decrease) in bank
     overdraft.........................       105          340        1,910           359         (1,392)
  Increase (Decrease) in short-term
     bank loans........................      (119)          25        3,876         2,555         (1,217)
  New long-term bank loans.............        --        1,035        2,565         2,460             --
  Repayment of long-term bank loans....      (120)        (283)        (994)         (421)          (570)
  New capital lease obligations .......       209          107          776           585            727
  Repayment of capital element of
     capital lease obligations.........      (470)        (300)        (330)         (150)        (1,037)
  Stock issuance costs paid............        --           --           --            --           (561)
  Due from immediate holding company...        --           --           (3)           --              3
  Due from ultimate holding company....        --          (95)          95            95             --
  Due from related companies...........      (466)      (1,286)         647           939            (49)
  Due to related companies.............    (1,545)          52          (52)          (52)            --
  Due from a director..................       (77)          77           --            --             --
  Due to a director....................        --          (63)         (66)          (66)            --
  Dividends paid.......................    (1,473)      (1,959)      (1,073)         (956)            --
  Finance from minority interests......        29          (33)          --            --             --
  Dividends paid by subsidiaries to
     their minority shareholders.......        --          (63)        (308)           --             --
                                           ------       ------       ------        ------         ------
     Net cash (used in) provided by
       financing activities............    (3,927)      (2,446)       7,043         5,348         (4,096)
                                           ------       ------       ------        ------         ------
Effect of cumulative translation
  adjustments..........................        --            5           (5)           --             --
                                           ------       ------       ------        ------         ------
Net increase (decrease) in cash and
  bank deposits........................       156           55         (829)         (194)         1,579
Cash and bank deposits, as of beginning
  of years/periods.....................     3,912        4,068        4,123         4,123          3,294
                                           ------       ------       ------        ------         ------
Cash and bank deposits, as of end of
  years/periods........................     4,068        4,123        3,294         3,929          4,873
                                           ======       ======       ======        ======         ======


   The accompanying notes are an integral part of these financial statements.

                        ZINDART LIMITED AND SUBSIDIARIES


           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY FOR THE YEARS ENDED MARCH 31, 1994, 1995 AND 1996 (AUDITED)

          AND FOR THE NINE MONTHS ENDED DECEMBER 31, 1996 (UNAUDITED)

                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)


                                                        COMMON STOCK         RETAINED     CUMULATIVE
                                                    --------------------     EARNINGS     TRANSLATION
                                                                  AMOUNT     --------     ADJUSTMENTS
                                                                  ------      $'000       -----------
                                                    NUMBER OF     $'000                      $'000
                                                     SHARES
                                                    ---------
                                                      '000
Balance as of April 1, 1993.......................    5,000         323        4,788           --
Net income........................................       --          --        3,735           --
Dividend -- $0.39 per share.......................       --          --       (1,959)          --
                                                                                            -- --
                                                       ----       -----      ------- -
Balance as of March 31, 1994......................    5,000         323        6,564           --
Net income........................................       --          --        4,192           --
Dividend -- $0.21 per share.......................       --          --       (1,073)          --
Translation adjustments...........................       --          --           --            5
                                                                                            -- --
                                                       ----       -----      ------- -
Balance as of March 31, 1995......................    5,000         323        9,683            5
Net income........................................       --          --        4,596           --
Dividend -- $0.60 per share.......................       --          --       (2,994)          --
Translation adjustments...........................       --          --           --           (5)
                                                                                            -- --
                                                       ----       -----      ------- -
Balance as of March 31, 1996......................    5,000         323       11,285           --
Net income (Unaudited)............................       --          --        4,228           --
                                                                                            -- --
                                                       ----       -----      ------- -
Balance as of December 31, 1996 (Unaudited).......    5,000         323       15,513           --
                                                       ====       =====      ========        ====


   The accompanying notes are an integral part of these financial statements.

                        ZINDART LIMITED AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
      (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES


     Zindart Limited, formerly known as Zindart Industrial Company Limited, (the "Company") was incorporated in Hong Kong in July 1977. Prior to August 1993, the Company was owned by certain individual shareholders. In August 1993, as a result of a group reorganization, the Company became wholly owned by Zindart Holdings Limited ("ZHL"; a company incorporated in the Cayman Islands). In December 1995, ZHL transferred its 100% interest in the Company to Zindart Pte Limited ("ZPL"; formerly known as Devenish Pte Limited; a company incorporated in Singapore) in return for 14,689,998 ordinary shares of S$1 each in Zindart Pte Limited. ZHL and ZPL are majority owned by ZIC Holdings Limited ("ZICHL"; a company incorporated in the Cayman Islands).



     On December 11, 1996, the Company consummated a 20 for 1 stock split (the "Share Split") and as a result 5,000,000 shares of common stock, par value HK$0.50 each, were outstanding. The Company has increased its authorized share capital from HK$2,500,000 to HK$5,000,000 by authorizing an increase of 5,000,000 ordinary shares of HK$0.50 each, ranking pari passu to the then existing shares. The Share Split has been reflected retrospectively in the accompanying balance sheets and in all per share computations. Effective December 27, 1996, the Company changed its name from Zindart Industrial Company Limited to Zindart Limited, its present one.



     The Company and its subsidiaries are principally engaged in the manufacturing of die-cast and injection-molded products, including collectibles, collectible holiday ornaments and toy action figures and figurine playsets in the People's Republic of China (the "PRC") for sales to customers in North America and Europe.


2. SUBSIDIARIES

     Details of the Company's subsidiaries (which together with the Company are collectively referred to as the "Group") as of March 31, 1996 were as follows:

                                                                                   PERCENTAGE OF EQUITY
                      NAME                            PLACE OF INCORPORATION          INTEREST HELD
------------------------------------------------    ---------------------------    --------------------
Dongguan Xinda Giftware Company Limited.........    The PRC                            Note(a)
Guangzhou Zindart (Xin Xing)(Giftware) Company
  Limited.......................................    The PRC                            Note(b)
Luen Tat Mould Manufacturing Limited............    The British Virgin Islands       51% Note(c)
Onchart Industrial Limited......................    The British Virgin Islands           55%
Onchart Industrial Limited......................    Hong Kong                            55%
Wealthy Holdings Limited........................    The British Virgin Islands           100%

---------------
(a) Dongguan Xinda Giftware Company Limited is a contractual joint venture established in the PRC to be operated for 15 years up to November 2009. Under the joint venture contract and the supplemental agreement thereto, the Group is entitled to 100% of the joint venture's income after paying a pre-determined annual fee to its joint venture partner.

(b) Guangzhou Zindart (Xin Xing)(Giftware) Company Limited is a contractual joint venture established in the PRC to be operated for 15 years up to December 2008. Under the joint venture contract and the supplemental agreement thereto, the Group is entitled to 100% of the joint venture's income after paying a pre-determined rental for the factory premises to its joint venture partner.

(c) According to a shareholders' agreement dated October 10, 1994, the Group is only entitled to share 41% of the profit of Luen Tat Mould Manufacturing Limited.

                        ZINDART LIMITED AND SUBSIDIARIES

2. SUBSIDIARIES -- (CONTINUED)
There is no restriction on the distribution of retained earnings by the subsidiaries.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a. Basis of Consolidation

     The consolidated financial statements include the accounts of the Company, its subsidiaries and its contractual joint ventures which are considered as de facto subsidiaries. All material intra-group balances and transactions have been eliminated on consolidation.

     b. Goodwill


     Goodwill, being the excess of cost over the fair value of the net assets of a subsidiary acquired during the year ended March 31, 1995, is amortized on a straight-line basis over ten years. The amortization recorded for the years ended March 31, 1995 and 1996 was $10,000 and $10,000, respectively, and for the nine months ended December 31, 1995 and 1996 was approximately $7,000 and approximately $7,000, respectively. Accumulated amortization as of March 31, 1995 and 1996 and December 31, 1996 was $10,000, $20,000 and approximately $27,000, respectively.


     c. Contractual Joint Ventures

     A contractual joint venture is an entity established between the Group and one or more other parties, with the rights and obligations of the joint venture partners governed by a contract. If the Group owns more than 50% of the joint venture and is able to govern and control its financial and operating policies and its board of directors, such joint venture is considered as a de facto subsidiary and is accounted for as a subsidiary.

     d. Inventories

     Inventories are stated at the lower of cost, on a first-in first-out basis, or market value. Costs of work-in-process and finished goods are composed of direct materials, direct labor and an attributable portion of production overheads.

     e. Property, Plant, Equipment and Capital Leases

     Property, plant, equipment and capital leases are recorded at cost. Gains or losses on disposals are reflected in current operations. Depreciation for financial reporting purpose is provided using the straight-line method over the estimated useful lives of the assets as follows: properties -- 10 to 20 years, machinery, tools, furniture and office equipment -- 4 to 5 years. All ordinary repair and maintenance costs are expensed as incurred.


     Interest costs incurred during the years/periods of construction of fixed assets are capitalized and amortized over the estimated useful lives of the related assets. Interest costs capitalized during the years ended March 31, 1994, 1995 and 1996 were Nil, approximately $23,000 and approximately $206,000, respectively, and for the nine months ended December 31, 1995 and 1996 were approximately $259,000 and $26,000, respectively.


     f. Long-term investments

     Investments held for the long-term are stated at market value. Income from long-term investments is accounted for to the extent of dividends received and receivable.

                        ZINDART LIMITED AND SUBSIDIARIES

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
     g. Sales

     Sales represent the invoiced value of merchandise/molds supplied to customers. Sales are recognized upon delivery of goods and passage of title to customers.

     h. Income Taxes

     The Group accounts for income tax under the provisions of Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are provided using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities.

     i. Operating Leases

     Operating leases represent those leases under which substantially all the risks and rewards of ownership of the leased assets remain with the lessors. Rental payments under operating leases are charged to expense on the straight-line basis over the period of the relevant leases.

     j. Foreign Currency Translation

     The Company considers United States dollars as its functional currency as most of the Group's business activities are based in United States dollars and Hong Kong dollars ("HK$") (Note: Hong Kong dollars are pegged with United States dollars at the exchange rate of US$1 to HK$7.8).


     The translation of the financial statements of group companies into United States dollars is performed for balance sheet accounts using the closing exchange rate in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during each reporting period. The gains or losses resulting from translation are included in shareholders' equity separately as cumulative translation adjustments. Aggregate gains (losses) from foreign currency transactions included in the results of operations for the years ended March 31, 1994, 1995 and 1996 were approximately $(102,000), $182,000 and $(160,000), respectively, and for the nine months ended December 31, 1995 and 1996 were approximately $22,000 and $72,000, respectively.


     k. Earnings Per Common Share

     Earnings per common share is computed by dividing net income for each year/period by 5,000,000, the weighted average number of shares of common stock outstanding during the years/periods, on the basis that the Share Split (see
Note 1) had been consummated prior to the years/periods presented.

     l. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                        ZINDART LIMITED AND SUBSIDIARIES

4.  ACCOUNTS RECEIVABLE

     Accounts receivable comprised:


                                                               MARCH 31,            DECEMBER 31,
                                                        -----------------------         1996
                                                                        1996        -------------
                                                                      ---------         $'000
                                                          1995          $'000        (UNAUDITED)
                                                        ---------
                                                          $'000
    Trade receivables.................................    4,339         8,354            9,162
    Less: Allowance for doubtful accounts.............      (39)          (39)             (39)
                                                          -----         -----           ------
    Accounts receivable, net..........................    4,300         8,315            9,123
                                                          =====         =====           ======


5.  DEPOSITS AND PREPAYMENTS

     Deposits and prepayments comprised:


                                                                                    DECEMBER 31,
                                                                                        1996
                                                               MARCH 31,            -------------
                                                        -----------------------         $'000
                                                          1995          1996         (UNAUDITED)
                                                        ---------     ---------
                                                          $'000         $'000
    Deposits for acquisition of molds.................    1,268         1,083             570
    Prepayments.......................................      287           352             531
    Rental and utility deposits.......................       12            12              11
    Other receivables.................................        8            81               3
                                                          -----         -----           -----
                                                          1,575         1,528           1,115
                                                          =====         =====           =====


6. INVENTORIES

     Inventories comprised:


                                                                                 DECEMBER 31,
                                                                                     1996
                                                                MARCH 31,        -------------
                                                             ---------------         $'000
                                                             1995      1996       (UNAUDITED)
                                                             -----     -----
                                                             $'000     $'000
    Raw materials..........................................  3,840     5,204         7,480
    Work-in-process........................................    903     1,170           946
    Finished goods.........................................    663     1,199         1,218
                                                             -----     -----         -----
                                                             5,406     7,573         9,644
    Less: Allowance for obsolescence.......................    (59)      (59)          (59)
                                                             -----     -----         -----
    Inventories, net.......................................  5,347     7,514         9,585
                                                             =====     =====         =====

                        ZINDART LIMITED AND SUBSIDIARIES

7. PROPERTY, PLANT, EQUIPMENT AND CAPITAL LEASES

     Property, plant, equipment and capital leases comprised:


                                                                   MARCH 31,         DECEMBER 31,
                                                               -----------------         1996
                                                                           1996      -------------
                                                                          ------         $'000
                                                                1995      $'000       (UNAUDITED)
                                                               ------
                                                               $'000
     Property, plant and equipment:
     Properties..............................................   2,303      7,940          8,194
     Machinery and tools.....................................   3,631      4,212          5,547
     Furniture and office equipment..........................   1,094      1,367          1,621
     Capital leases:
     Machinery and tools.....................................     711      1,993          1,646
     Furniture and office equipment..........................     566        636            589
                                                                -----     ------         ------
     Cost....................................................   8,305     16,148         17,597
     Less: Accumulated depreciation
     Property, plant and equipment...........................  (3,558)    (3,740)        (3,947)
     Capital leases..........................................    (845)    (1,608)        (2,018)
                                                                -----     ------         ------
     Property, plant, equipment and capital leases, net......   3,902     10,800         11,632
                                                                =====     ======         ======



     As of March 31, 1995 and 1996 and December 31, 1996, properties with a net book value of approximately $1,409,000, $7,225,000, and $7,165,000, respectively, were mortgaged to secure certain of the Group's banking facilities.


8. LONG-TERM INVESTMENT


     On March 1, 1996, the Group acquired from several individuals, including a minority shareholder of a subsidiary, an 18% interest in Luen Tat Model Design Company Limited (a company incorporated in the British Virgin Islands) for a cash consideration of $179,000. The cost of $179,000 approximates the market value of this investment as of March 31, 1996 and December 31, 1996.


9. SHORT-TERM BANK BORROWINGS

     Short-term bank borrowings comprised:


                                                               MARCH 31,
                                                        -----------------------
                                                                        1996
                                                                      ---------     DECEMBER 31,
                                                                                        1996
                                                          1995          $'000       -------------
                                                        ---------                       $'000
                                                          $'000                      (UNAUDITED)
    Bank overdrafts...................................      456         2,366             974
    Short-term bank loans.............................      813         4,689           3,472
                                                          -----         -----           -----
                                                          1,269         7,055           4,446
                                                          =====         =====           =====



     Short-term bank borrowings are denominated in Hong Kong dollars, and bear interest at the floating commercial bank lending rates in Hong Kong, which range from 8.72% to 10.50% per annum as of March 31, 1996 and from 8.72% to 10.50% per annum as of December 31, 1996. They are collateralized by certain properties, bank deposits and inventories of the Group. They are drawn for working capital purposes and are renewable with the consent of the relevant banks.

                        ZINDART LIMITED AND SUBSIDIARIES

9. SHORT-TERM BANK BORROWINGS -- (CONTINUED)

     Supplemental information with respect to short-term bank borrowings for the year ended March 31, 1996 and for the nine months ended December 31, 1996 are as follows:



                                                     AVERAGE       WEIGHTED AVERAGE
                                                     AMOUNT        INTEREST RATE AT        WEIGHTED AVERAGE
                                                   OUTSTANDING        THE END OF        AVERAGE INTEREST RATE
                                                   DURING THE        YEAR/PERIOD        DURING THE YEAR/PERIOD
                                                   YEAR/PERIOD     ----------------     ----------------------
                                     MAXIMUM       -----------
                                     AMOUNT
                                   OUTSTANDING        $'000
                                   DURING THE
                                   YEAR/PERIOD
                                   -----------
                                      $'000
MARCH 31, 1996
Bank overdrafts..................     2,366           1,232               9.66%                  9.90%
                                      =====           =====               ====                   ====
Short-term bank loans............     5,551           3,632               8.92%                  8.41%
                                      =====           =====               ====                   ====
DECEMBER 31, 1996 (UNAUDITED)

Bank overdrafts..................     3,646           1,803              10.17%                  9.57%
                                      =====           =====               ====                   ====
Short-term bank loans............     6,590           4,310               8.97%                  8.95%
                                      =====           =====               ====                   ====


10. ACCRUED LIABILITIES

     Accrued liabilities comprised:


                                                               MARCH 31,
                                                        -----------------------
                                                                        1996
                                                                      ---------     DECEMBER 31,
                                                                                        1996
                                                          1995          $'000       -------------
                                                        ---------                       $'000
                                                          $'000                      (UNAUDITED)
    Accruals for operating expenses
      -- Workers, wages and bonus.....................      560           467           1,072
      -- Management bonus.............................    1,146           535             513
      -- Rental expenses..............................      457           408             584
      -- Subcontracting charges.......................      622           271             254
      -- Repair and maintenance.......................      714            --              --
    Accruals for plant relocation expenses............       --            --              65
    Accruals for raw materials purchases..............       75           339           1,822
    Payable for land cost in the PRC..................      531            98              --
    Others............................................      491           688           2,288
                                                          -----         -----           -----
                                                          4,596         2,806           6,598
                                                          =====         =====           =====

                        ZINDART LIMITED AND SUBSIDIARIES

11. LONG-TERM BANK LOANS


     Long-term bank loans are collateralized by certain properties and bank deposits of the Group. They bear interest rates ranging from 7% to 10% per annum as of March 31, 1996 and from 7% to 10% per annum as of December 31, 1996 and are repayable as follows:



                                                                MARCH 31,        DECEMBER 31,
                                                             ---------------         1996
                                                                       1996      -------------
                                                                       -----         $'000
                                                             1995      $'000      (UNAUDITED)
                                                             -----
                                                             $'000
    Payable during the following period:
      Within one year......................................    261       811           834
      Over one year but not exceeding two years............    259     1,594           835
      Over two years but not exceeding three years.........    259       160           326
      Over three years but not exceeding four years........    215        --
                                                              ----     -----         -----
    Total bank loans.......................................    994     2,565         1,995
    Less: Current maturities...............................   (261)     (811)         (834)
                                                              ----     -----         -----
    Long-term bank loans...................................    733     1,754         1,161
                                                              ====     =====         =====


12. CAPITAL LEASE OBLIGATIONS


     Future minimum lease payments under capital leases as of March 31, 1995 and 1996 and December 31, 1996, together with the present value of the minimum lease payments are:



                                                               MARCH 31,         DECEMBER 31,
                                                            ----------------         1996
                                                                       1996      -------------
                                                                      ------         $'000
                                                            1995      $'000       (UNAUDITED)
                                                            -----
                                                            $'000
    Payable during the following period:
      Within one year.....................................    306      1,151            504
      Over one year but not exceeding two years...........     87        438            371
      Over two years but not exceeding three years........     88         --            327
      Over three years but not exceeding four years.......     --         --             87
                                                             ----      -----         ------
    Total minimum lease payments..........................    481      1,589          1,289
    Less: Amount representing interest....................   (105)      (182)          (192)
                                                             ----      -----         ------
    Present value of minimum lease payments...............    376      1,407          1,097
    Less: Current portion.................................   (250)    (1,033)          (431)
                                                             ----      -----         ------
    Non-current portion...................................    126        374            666
                                                             ====      =====         ======

                        ZINDART LIMITED AND SUBSIDIARIES

13. NET SALES

     Net sales comprised:


                                                YEAR ENDED MARCH 31,         NINE MONTHS ENDED
                                              ------------------------         DECEMBER 31,
                                               1994     1995     1996    -------------------------
                                              ------   ------   ------      1995          1996
                                              $'000    $'000    $'000    -----------   -----------
                                                                            $'000         $'000
                                                                         (UNAUDITED)   (UNAUDITED)
    Sales of merchandise....................  31,451   32,488   38,306      27,367        41,214
    Sales of molds..........................   4,132    4,391    8,624       8,056         7,456
                                              ------   ------   ------      ------        ------
                                              35,583   36,879   46,930      35,423        48,670
                                              ======   ======   ======      ======        ======



     Substantially all of the sales of merchandise and molds are shipped to North America.


14.  INCOME TAXES


     The Company and its subsidiaries are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which they are domiciled and operate. The Company is subject to Hong Kong profits tax at a rate of 16.5%. The British Virgin Islands subsidiaries are incorporated under the International Business Companies Act of the British Virgin Islands and, accordingly, are exempted from payment of the British Virgin Islands income taxes. The joint venture enterprises established in the PRC are subject to PRC income taxes at a rate of 27% (24% state unified income tax and 3% local income tax, in the open coastal areas of the PRC). However, they are exempted from state unified income tax and local income tax for two years starting from the first year of profitable operations and then are subject to a 50% reduction in state unified income tax for the next three years. The first profitable year for Guangzhou Zindart (Xin Xing) (Giftware) Company Limited was the year ended March 31, 1995; and the first profitable year for Dongguan Xinda Giftware Company Limited could not be determined as the joint venture has just started operations.



     If the tax holiday for the joint venture enterprises established in the PRC did not exist, the Group's income tax liabilities would have been increased by approximately $71,000 and $63,000 for the years ended March 31, 1995 and 1996, respectively; and approximately $36,000 and $50,000 for the nine months ended December 31, 1995 and 1996, respectively. Earnings per ordinary share would have been approximately $0.82 and $0.91 for the years ended March 31, 1995 and 1996, respectively; and approximately $0.76 and $0.84 for the nine months ended December 31, 1995 and 1996, respectively.


     Significant components of provision for income taxes are:


                                               YEAR ENDED MARCH 31,              NINE MONTHS ENDED
                                         ---------------------------------         DECEMBER 31,
                                           1994        1995        1996      -------------------------
                                         ---------   ---------   ---------      1995          1996
                                           $'000       $'000       $'000     -----------   -----------
                                                                                $'000         $'000
                                                                             (UNAUDITED)   (UNAUDITED)
    Current tax
    -- Hong Kong profits tax...........     366         483         488          404           464
    Deferred tax.......................      70          --          --           --            --
                                            ---         ---         ---          ---           ---
                                            436         483         488          404           464
                                            ===         ===         ===          ===           ===

                        ZINDART LIMITED AND SUBSIDIARIES

14.  INCOME TAXES -- (CONTINUED)
     The reconciliation of the Hong Kong statutory tax rate to the effective income tax rate based on income before income taxes stated in the consolidated statements of operations is as follows:


                                               YEAR ENDED MARCH 31,
                                         ---------------------------------
                                           1994        1995        1996
                                         ---------   ---------   ---------       NINE MONTHS ENDED
                                                                                   DECEMBER 31,
                                                                             -------------------------
                                                                                1995          1996
                                                                             -----------   -----------
                                                                             (UNAUDITED)   (UNAUDITED)
    Hong Kong statutory tax rate.......     17.5%       16.5%       16.5%        16.5%         16.5%
    Effect of tax exemption for
      Guangzhou Zindart (Xin Xing)
      (Giftware) Company Limited.......       --        (1.4%)      (1.1%)       (0.8%)        (0.9%)
    Non-taxable income arising from
      activities which qualified as
      offshore.........................     (7.3%)      (5.5%)      (6.8%)       (7.2%)        (7.0%)
                                           -----      ---- -      ---- -       ---- -        ---- -
    Effective income tax rate..........     10.2%        9.6%        8.6%         8.5%          8.6%
                                           =====       =====       =====        =====         =====



     Components of deferred tax balances as of March 31, 1995 and 1996 and December 31, 1996 are as follows:



                                                                  MARCH 31,         DECEMBER 31,
                                                            ---------------------       1996
                                                              1995        1996      ------------
                                                            ---------   ---------      $'000
                                                              $'000       $'000     (UNAUDITED)
    Accumulated difference between taxation allowance and
      depreciation expenses...............................     120         120           120
                                                               ===         ===           ===


15. DIVIDENDS

     Dividends comprised:


                                                     YEAR ENDED MARCH 31,          NINE MONTHS ENDED
                                               ---------------------------------     DECEMBER 31,
                                                 1994        1995        1996            1996
                                               ---------   ---------   ---------   -----------------
                                                 $'000       $'000       $'000           $'000
                                                                                      (UNAUDITED)
    Cash dividend............................    1,959       1,073          --              --
    Dividend in kind.........................       --          --       2,994              --
                                                 -----       -----       -----           -----
                                                 1,959       1,073       2,994              --
                                                 =====       =====       =====           =====


     Dividends for the year ended March 31, 1996 of approximately $2,994,000 was settled in kind by distributing to the shareholder the loan receivable from a related company of approximately $1,889,000 and the amount due from that related company of approximately $1,105,000.

16. COMMITMENTS

     a. Capital commitments


     As of March 31, 1995 and 1996 and December 31, 1996, the Group had capital commitments amounting to approximately $3,368,000, $975,000 and $4,537,000, respectively, in respect of construction of factories in the PRC.

                        ZINDART LIMITED AND SUBSIDIARIES

16. COMMITMENTS -- (CONTINUED)
     b. Operating Lease Commitments


     The Group has various operating lease agreements for factory premises and office equipment which extend through December 1997. Rental expenses for the years ended March 31, 1994, 1995 and 1996 were approximately $615,000, $936,000 and $624,000, respectively, and for the nine months ended December 31, 1995 and 1996 were approximately $392,000 and $536,000, respectively. Most leases contain renewal options. Future minimum rental payments as of March 31, 1996 and December 31, 1996, under agreements classified as operating leases with non-cancelable terms in excess of one year, are as follows:



                                                                   MARCH 31,     DECEMBER 31,
                                                                     1996            1996
                                                                   ---------     ------------
                                                                     $'000          $'000
                                                                                 (UNAUDITED)
    Payable during the following period:
      Within one year............................................     500              66
      Over one year but not exceeding two years..................      63               3
      Over two years but not exceeding three years...............       3               1
                                                                      ---             ---
                                                                      566              70
                                                                      ===             ===



     Under the supplementary joint venture agreement for the establishment of Dongguan Xinda Giftware Company Limited, the Group has committed to pay a pre-determined annual fee to the third-party joint venture partner for the period from January 1996 to November 2009. The total commitments for this pre-determined fee as of March 31, 1996 and December 31, 1996 are analyzed as follows:



                                                                   MARCH 31,     DECEMBER 31,
                                                                     1996            1996
                                                                   ---------     ------------
                                                                     $'000          $'000
                                                                                 (UNAUDITED)
    Payable during the following period:
      Within one year............................................      39              39
      Over one year but not exceeding two years..................      39              39
      Over two years but not exceeding three years...............      39              39
      Over three years but not exceeding four years..............      39              39
      Over four years but not exceeding five years...............      39              39
      Thereafter.................................................     348             319
                                                                      ---             ---
                                                                      543             514
                                                                      ===             ===


17. RETIREMENT PLAN

     The Group's employees in the PRC are all hired on a contractual basis and consequently the Group has no obligation for pension liabilities to these employees.


     The Group's employees in Hong Kong, after completing a probation period, may join the Group's defined contribution provident fund managed by an independent trustee. Both the Group and its Hong Kong employees make monthly contributions to the scheme of 5% of the employees' basic salaries. The Hong Kong employees are entitled to receive their entire contribution together with accrued interest thereon at any time upon leaving the Group, and 100% of the employer's contribution and the accrued interest thereon upon retirement or leaving the Group after completing ten years of service or at a reduced scale of between 30% to 90% after completing three to nine years of service. Any forfeited contributions made by the Group and the accrued interest thereon are used to reduce future employer's contributions. The aggregate amount of employer's contributions made by the Group (net of forfeited contributions) during the years ended

                        ZINDART LIMITED AND SUBSIDIARIES

17. RETIREMENT PLAN -- (CONTINUED)

March 31, 1994, 1995 and 1996 were approximately $62,000, $97,000, and $71,000, respectively, and during the nine months ended December 31, 1995 and 1996 were approximately $4,000 and $32,000, respectively.


     The Group has no other post-retirement or post-employment benefit plans.

18. BANKING FACILITIES


     As of March 31, 1996 and December 31, 1996, the Group had banking facilities of approximately $10,754,000 and $15,957,000, respectively, for overdrafts, loans and trade financing. Unused facilities as of the same dates amounted to approximately $1,129,000 and approximately $9,516,000, respectively. These facilities were secured by:



     a. Mortgages over the Group's properties with a net book value of approximately $7,225,000 and $7,165,000 as of March 31, 1996 and December 31, 1996, respectively;



     b. Pledges of the Group's bank deposits of approximately $1,770,000 and $1,770,000 as of March 31, 1996 and December 31, 1996, respectively; and the Group's inventories held under trust receipt and import bank loans.



     In addition, the Group has agreed to observe certain restrictive bank covenants on maintenance of net worth, and payment of dividends and management bonuses, and not to create any debenture without a bank's prior consent. The Group has complied with all such covenants.


19. RELATED PARTY TRANSACTIONS

     The Group entered into the following transactions with related parties:


                                                                                 NINE MONTHS ENDED
                                                  YEAR ENDED MARCH 31,              DECEMBER 31,
                                             -------------------------------  ------------------------
                                                          1995       1996        1995         1996
                                                        ---------  ---------  -----------  -----------
                                               1994       $'000      $'000       $'000        $'000
                                             ---------                        (UNAUDITED)  (UNAUDITED)
                                               $'000
    Sales to ERTL and ERTL's related
      company (Note a)...................      13,576     11,824     12,081      9,113        14,451
    Management fee paid to ZICHL.........          --         23         --         --            --
    Management fee paid to related
      companies..........................          --        171         --         --            --
    Rental income from a related
      company............................          --         --          8         --            --
    Interest income from related
      companies (Note c).................          --         85         68         82            --
    Interest expense paid to a related
      company (Note d)...................          --         --          3         --            --
    Interest expense paid to a director
      (Note d)...........................          --          1          7         --            --
                                               ======     ======     ======      =====        ======

                        ZINDART LIMITED AND SUBSIDIARIES

19. RELATED PARTY TRANSACTIONS -- (CONTINUED)
     The Group had the following outstanding balances with related parties:


                                                                 MARCH 31,         DECEMBER 31,
                                                           ---------------------       1996
                                                                         1996      -------------
                                                                       ---------       $'000
                                                             1995        $'000      (UNAUDITED)
                                                           ---------
                                                             $'000
     Accounts receivable from ERTL and its related
       company (Note a)................................      1,140       1,536         2,139
     Loan receivable from a related company (Note b)...      1,889          --            --
     Due from immediate holding company (Note f).......         --           3            --
     Due from ultimate holding company (Note f)........         95          --            --
     Due from related companies (Notes b, and c and
       f)..............................................      1,752          --            49
     Due to related companies (Note f).................         52          --            --
     Due to a director (Note e)........................         66          --            --
                                                             =====       =====         =====


Notes

a. ERTL (Hong Kong) Ltd. ("ERTL") is a minority shareholder of Zindart Pte Limited, the Company's sole shareholder.


b. Loan receivable from a related company as of March 31, 1995 of approximately $1,889,000 and the amount due from that related company as of March 31, 1995 of approximately $1,105,000 were distributed to Zindart Pte Limited, the Company's then sole shareholder, as dividends in kind during the year ended March 31, 1996. No such receivable was outstanding as of March 31, 1996 and December 31, 1996.



c. Included in amounts due from related companies as of March 31, 1995 of approximately $1,317,000 were unsecured and bore interest at two percentage points above the Hong Kong prime lending rate. Interest income earned from these related companies for the years ended March 31, 1994, 1995 and 1996 were Nil, approximately $85,000 and approximately $68,000, respectively, and for the nine months ended December 31, 1995 and 1996 were approximately $82,000 and Nil, respectively. No such receivable was outstanding as of March 31, 1996 and December 31, 1996.


d. During the year ended March 31, 1996, a related company had advanced approximately $259,000 to the Company. Such advance was unsecured and bore interest at two percentage points above the Hong Kong prime lending rate. During the year ended March 31, 1996, the Group paid to this related company interest of approximately $3,000.


e. Amounts due to a director were unsecured and bore interest at two percentage points above the Hong Kong prime lending rate. Interest expenses paid to the director for the years ended March 31, 1994, 1995 and 1996 were Nil, approximately $1,000 and approximately $7,000, respectively and for the nine months ended December 31, 1995 and 1996 were approximately Nil and Nil, respectively.


f. The other outstanding balances with the ultimate and immediate holding company and related companies were unsecured, non-interest bearing and without pre-determined repayment terms.

20. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     a. Cash paid for interest and income taxes comprised:


                                                                             NINE MONTHS ENDED
                                              YEAR ENDED MARCH 31,             DECEMBER 31,
                                             ----------------------     ---------------------------
                                                      1995     1996        1995            1996
                                                      ----     ----     -----------     -----------
                                             1994     $'000    $'000       $'000           $'000
                                             ----                       (UNAUDITED)     (UNAUDITED)
                                             $'000
    Interest.............................    150      160      608          439             687
                                             ===      ===      ===          ===             ===
    Income taxes.........................    165      742      605           82             117
                                             ===      ===      ===          ===             ===

                        ZINDART LIMITED AND SUBSIDIARIES

20. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -- (CONTINUED)
     b. Supplemental disclosure of investing activities:

          (i) During the year ended March 31, 1995, the Group acquired from an unrelated third party certain assets and liabilities with a net book value of approximately $82,000 at a consideration of approximately $179,000. Thereafter, it contributed such assets and liabilities to Luen Tat Mould Manufacturing Limited ("LTMML") in exchange for a 51% interest in LTMML. According to a shareholders' agreement dated October 10, 1994, the Group is only entitled to share 41% of the profit of LTMML. Details of net assets acquired were as follows:

                                                                                    $'000
                                                                                    ----
    Cash and bank deposits......................................................     347
    Accounts receivable, net....................................................     372
    Deposits and prepayments....................................................     328
    Inventories, net............................................................       2
    Property, plant and equipment...............................................      26
    Accounts payable............................................................    (604)
    Accrued liabilities.........................................................    (157)
    Due to a director...........................................................    (129)
    Taxation payable............................................................     (24)
                                                                                    ----
    Net assets as of the date of acquisition....................................     161
    Acquired percentage.........................................................      51%
                                                                                    ----
    Share of net assets as of the date of acquisition...........................      82
    Consideration satisfied in cash.............................................    (179)
                                                                                    ----
    Goodwill....................................................................      97
                                                                                    ====
    Net cash inflow:
      Cash acquired.............................................................     347
      Cash paid.................................................................    (179)
                                                                                    ----
      Net cash inflow...........................................................     168
                                                                                    ====


     (ii) During the nine months ended December 31, 1995 and accordingly during the year ended March 31, 1996, the Group paid a dividend in kind of approximately $2,994,000 by distributing a loan receivable from a related company of approximately $1,889,000 and an amount due from that related company of approximately $1,105,000.


     (iii) During the year ended March 31, 1996, the Group entered into capital lease arrangements in respect of originally owned assets and obtained cash finance of $776,000, and (ii) newly acquired assets with a capital value of approximately $585,000.

21. OPERATING RISK

     a. Country risk

     The Group's operations are conducted in Hong Kong and the PRC. As a result, the Group's business, financial condition and results of operations may be influenced by the political, economic and legal environments in Hong Kong and the PRC, and by the general state of the Hong Kong and the PRC economies.

     On July 1, 1997, sovereignty over Hong Kong will be transferred from the United Kingdom to the PRC, and Hong Kong will become a Special Administrative Region of the PRC (a "SAR"). As provided in the

                        ZINDART LIMITED AND SUBSIDIARIES

21. OPERATING RISK -- (CONTINUED)
Sino-British Joint Declaration relating to Hong Kong and the Basic Law of the Hong Kong SAR of the PRC, the Hong Kong SAR will have full economic autonomy and its own legislative, legal and judicial systems for fifty years. The Group's management does not believe that the transfer of sovereignty over Hong Kong will have an adverse impact on the Group's financial and operating environment. There can be no assurance, however, that changes in political or other conditions will not result in such an adverse impact.

     The Group's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Group's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

     b. Dependence on strategic relationship

     The Group conducts its manufacturing operations through its contractual joint ventures established between the Group and two PRC parties. The deterioration of any of these strategic relationships may have an adverse effect on the operations of the Group.

     c. Concentration of credit risk

     A substantial portion of the Group's sales are made to a small number of customers on an open account basis and generally no collateral is required. Details of individual customers accounting for more than 5% of the Group's sales are as follows:


                                                         YEAR ENDED MARCH 31,      NINE MONTHS
                                                        ----------------------        ENDED
                                                        1994     1995     1996     DECEMBER 31,
                                                        ----     ----     ----         1996
                                                                                   ------------
                                                                                   (UNAUDITED)
    Hallmark Cards (HK) Limited (a subsidiary of
      Hallmark Cards Inc.)............................  28.1%    31.2%    27.0%        28.0%
    ERTL and its related company (Note a).............  38.2%    32.1%    25.9%        29.7%
    Hasbro Far East Limited...........................   8.0%     8.1%     9.3%         2.4%
    A buying office of Sieper Werke GmbH..............   7.0%     7.4%     6.2%         7.0%
    Drumwell Limited..................................   0.1%     0.7%     4.5%         6.2%
    Revell/Monogram, Inc..............................   5.8%     4.5%     3.0%         1.2%
                                                        ====     ====     ====       ======


---------------
Note a. ERTL is a minority shareholder of Zindart Pte Limited, the Company's sole shareholder.


     Concentration of accounts receivable as of March 31, 1995 and 1996 and December 31, 1996 is as follows:



                                                               MARCH 31,
                                                        -----------------------
                                                          1995          1996
                                                        ---------     ---------     DECEMBER 31,
                                                                                        1996
                                                                                    ------------
                                                                                    (UNAUDITED)
    Five largest accounts receivable..................      85%           52%            62%
                                                            ==            ==             ==


     The Group performs ongoing credit evaluation of each customer's financial condition. It maintains reserves for potential credit losses and such losses in the aggregate have not exceeded management's projections.

                        ZINDART LIMITED AND SUBSIDIARIES

21. OPERATING RISK -- (CONTINUED)
     d. Concentration of Suppliers

          The Group purchases raw materials from a number of suppliers. Details of individual suppliers accounting for more than 5% of the Group's purchases are as follows:


                                                      YEAR ENDED MARCH 31,
                                              -------------------------------------
                                                1994          1995          1996
                                              ---------     ---------     ---------     NINE MONTHS
                                                                                           ENDED
                                                                                        DECEMBER 31,
                                                                                            1996
                                                                                        ------------
                                                                                        (UNAUDITED)
    Sogen (Far East) Limited................      0.4%         2.5%          9.8%            3.1%
    Starlite Printers Limited...............      3.3%         4.8%          8.3%            7.0%
    Wing Fu Carton & Printing Company
      Limited...............................      5.0%         5.5%          6.3%            4.1%
    Lee Kee Metal Company Limited...........      2.0%         9.0%          4.8%            4.9%
    Y.T. Cheng (Ching Tai) Limited..........      4.0%         7.2%          4.7%            2.3%
    Cominco Ltd.............................     16.4%         1.2%          0.9%            5.3%
                                                 ====          ===           ===             ===


22. OTHER SUPPLEMENTAL INFORMATION

     The following items were included in the consolidated statements of operations:


                                                                                     NINE MONTHS ENDED
                                                   YEAR ENDED MARCH 31,                DECEMBER 31,
                                             ---------------------------------   -------------------------
                                                           1995        1996         1995          1996
                                                         ---------   ---------   -----------   -----------
                                               1994        $'000       $'000        $'000         $'000
                                             ---------                           (UNAUDITED)   (UNAUDITED)
                                               $'000
Depreciation of property, plant and
  equipment
  owned assets.............................      458        658          759          553        1,009
  assets held under capital leases.........      304        288          262          191          312
Interest expenses for
  bank overdrafts and loans................       70         91          519          380          587
  capital lease obligations................       80         68           79           54          100
  amount due to a director.................       --          1            7            5           --
  amount due to a related company..........       --         --            3           --           --
Less: amount capitalized as property, plant
  and equipment............................       --        (23)        (206)        (259)         (26)
                                                ----        ---         ----         ----          ---
                                                 150        137          402          180          661
Operating lease rentals for
  rented premises..........................      590        913          613          387          517
  machinery and equipment..................       25         23           11            5           19
Repairs and maintenance expenses...........      636        456          514          409          380
Interest income from
  bank deposits............................      129        143          140          107           89
  amount due from related companies........       --         85           68           88           --
Net foreign exchange (loss) gain...........     (102)       182         (160)         (22)          72
                                                ====        ===         ====         ====          ===

                                      LOGO

                                   APPENDIX
                       DESCRIPTION OF GRAPHICS AND ART



INSIDE FRONT COVER:

Photo of a die-cast 1932 Cadillac V-16 Sport Phaeton produced by the Company.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT ARE INTENDED TO STABLIZE OR MAINTAIN THE MARKET PRICE OF THE ADSs AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.



GATEFOLD:

Three strips of photos of products made by the Company: Hallmark Keepsake Ornaments, die-cast collectibles and figurines.

Caption 1- "Hallmark Cards, Inc. is a major customer of Zindart. Zindart manufactures many of Hallmark's Keepsake Ornaments, which consist of a variety of Christmas ornaments, holiday-themed pieces and other giftware, both in die-cast zinc alloy and plastic. Production of the Keepsake Ornaments requires highly developed hand painting skills and attention to quality by each member of the workforce in order to meet exacting aesthetic and quality requirements."

Caption 2- "Zindart manufactures high-quality, die-cast scale model replicas of automobiles, trucks, planes, farm implements, construction equipment and similar items for many of the premier U.S. marketers of such items, including The Ertl Company, Inc. These die-cast replicas are sold to adults and children through hobby shops, collectors' clubs, car and equipment dealers, and toy and gift stores."

Caption 3- "Zindart manufactures high-quality action figures and miniature figurine playsets for various designers and marketers of toys. The production of these types of toys requires the high-quality and detailed manufacturing skills of the type offered by Zindart."



PAGE 8:

                         ORGANIZATION OF THE COMPANY

This chart shows the organization of the Company, its principal shareholders and subsidiaries prior to giving effect to the Offering.

                             OPERATING STRUCTURE

This chart shows the operating structure of the Company's three manufacturing facilities.



PAGE 30:

This flow chart shows the steps in the manufacturing process that make up the Turnkey Manufacturing Service.



INSIDE BACK COVER:

A Photo of computer-aided design work being done by a Company engineer. A photo of the Dongguan Facility.



LAST PAGE OF PROSPECTUS:

A Map of the southern PRC, locating the Dongguan Facility, the Xin Xing Facility and the Zhong Xin Facility.

------------------------------------------------------
------------------------------------------------------

     No person has been authorized to give any information or to make any representation in connection with the Offering being made hereby not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company, the Underwriters or any other person. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities offered hereby in any jurisdiction in which it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date hereof.

                            ------------------------

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Reports to Securities Holders..........    3
Currency Conversions...................    4
Enforceability of Civil Liabilities....    4
Prospectus Summary.....................    5
Risk Factors...........................    9
Use of Proceeds........................   17
Dividends and Dividend Policy..........   17
Dilution...............................   18
Capitalization.........................   19
Selected Financial Data................   20
Management's Discussion and Analysis of
  Financial Condition and Results
  of Operations........................   21
Business...............................   26
Management.............................   34
Principal Shareholders.................   37
Certain Transactions...................   39
Description of Shares..................   40
Description of American Depositary
  Receipts.............................   42
Shares Eligible for Future Sale........   49
Taxation...............................   50
Certain Foreign Issuer
  Considerations.......................   56
Underwriting...........................   57
Legal Matters..........................   58
Experts................................   58
Additional Information.................   59
Report of Independent Public
  Accountants..........................  F-2


                            ------------------------
     UNTIL               , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES OR ADSS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                   1,400,000
                           AMERICAN DEPOSITARY SHARES

                     REPRESENTING 1,400,000 ORDINARY SHARES

                                      LOGO

                         ------------------------------

                                   PROSPECTUS
                         ------------------------------
                              VAN KASPER & COMPANY
                                                , 1997
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the offering of the securities being registered, other than the underwriting discount and commission. All of the amounts are estimates except for the SEC registration fee and NASD filing fee.


    SEC registration fee..................................................  $     6,662.07
    NASD filing fee.......................................................        2,432.00
    Blue Sky fees and expenses............................................        5,000.00
    Printing and engraving expenses.......................................       85,000.00
    Legal fees and expenses...............................................      700,000.00
    Accounting fees and expenses..........................................      250,000.00
    Miscellaneous expenses................................................      251,000.00
                                                                             -------------
         Total............................................................  $ 1,300,000.00
                                                                             =============


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Reference is made to Section 8 of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto, which provides for indemnification of the directors and officers of the Company who sign the Registration Statement by the Underwriters against certain liabilities, including those arising under the Securities Act, in certain circumstances.



     Under Hong Kong law, the organizational documents may not contain any provisions indemnifying directors, officers, employees and agents of the Company for acts performed in such capacity. The Company intends to purchase standard directors' and officers' liability insurance on behalf of its directors and executive officers.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     To be provided by amendment.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
                                                                                   (a) Exhibits.
         1.1  --  Form of Underwriting Agreement between Zindart Limited and Van Kasper &
                  Company
         3.1  --  Memorandum of Association of the Company
         3.2  --  Articles of Association of the Company
         4.1  --  Deposit Agreement between Zindart Limited and The Bank of New York
         5.1  --  Opinion of Robert W.H. Wang & Co., Hong Kong counsel to the Company as to certain legal matters with respect to the legality of the Shares
         5.2  --  Opinion of McCutchen, Doyle, Brown & Enersen, LLP, U.S. counsel to the
                  Company, as to certain legal matters with respect to the ADSs
         8.1  --  Opinion of McCutchen, Doyle, Brown & Enersen, LLP, as to certain tax matters in the United States
         8.2  --  Opinion of Guangzhou Law Office, the PRC counsel to the Company, as to certain tax matters in the PRC
     10.1(a)  --  Sino-Foreign Co-Operation Contract, Zindart Toys (Dongguan) Company Limited,
                  between Dongguan Hengli Trading General Company and Zindart Industrial Company
                  Limited, dated September 8, 1994

     10.1(b)  --  Sino-Foreign Co-Operation, Zindart Toys (Dongguan) Company Limited,
                  Supplemental Contract, between Dongguan Hengli Trading General Company and
                  Zindart Industrial Company Limited, dated December 5, 1995
     10.1(c)  --  Land Use Certificate for State-Owned Land, Dongguan Government State-Owned
                  (1993) No. 49
     10.1(d)  --  Land Use Certificate for State-Owned Land, Dongguan Government State-Owned
                  (1994) No. 664
     10.1(e)  --  Land Use Certificate for State-Owned Land, Dongguan Government State-Owned
                  (1994) No. 665
     10.1(f)  --  Land Use Certificate for State-Owned Land, Dongguan Government State-Owned
                  (1994) No. 666
     10.2(a)  --  Sino-Foreign Co-Operation Contract, Zindart (Xinxing) Toys (Guangdong) Company
                  Limited, between Guangzhou Xinjiao Huangbu Economic Development Company and
                  Zindart Industrial Company Limited, dated December 26, 1993
     10.2(b)  --  Sino-Foreign Co-Operation, Zindart (Xinxing) Toys (Guangzhou) Company Limited,
                  Supplemental Contract, between Guangzhou Xinjiao Huangbu Economic Development
                  Company Xinxing Toys Factory and Zindart Industrial Company Limited, dated
                  November 1996
        10.3  --  Contract between Guangzhou Tianhe Dongpu Economic Development General Company
                  and Zindart Industrial Company Limited, dated February 18, 1996
     10.4(a)  --  Bank of China, General Banking Facilities, dated May 27, 1991
     10.4(b)  --  Bank of China, General Banking Facilities, dated October 26, 1995
        10.5  --  Standard Chartered Bank, Banking Facilities, dated December 24, 1996
        10.6  --  HongKong Bank, Banking Facilities, dated May 22, 1996
        10.7  --  Agreement Regarding Future Share Distributions, between Van Kasper & Company,
                  Zindart Pte Limited and Zindart Limited
        21.1  --  Subsidiaries of the Registrant
        23.1  --  Consent of Arthur Andersen & Co., independent auditors
        23.2  --  Consent of Robert W.H. Wang & Co. (included in Exhibit 5.1)
        23.3  --  Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in Exhibit 5.2)
        23.4  --  Consent of Guangzhou Law Office (included in Exhibit 8.2)
        23.5  --  Consent of James E. Gilleran
        23.6  --  Consent of Leo Paul Koulos
        23.7  --  Consent of Stanley Wang


---------------


     (b) Financial Statement Schedules


        Schedule II     --  Amounts Receivable from Related Parties
        Schedule IV     --  Indebtedness of Related Parties -- Not Current
        Schedule IX     --  Valuation and Qualifying Accounts

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement at the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To provide the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing an Amendment No. 1 to Form F-1 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on January 30, 1997.


                                          (Registrant)

                                          ZINDART LIMITED



                                          By         /s/ GEORGE K.D. SUN

                                                     George K.D. Sun
                                                 Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


               SIGNATURE                                TITLE                       DATE
----------------------------------------  ---------------------------------  ------------------

          /s/  GEORGE K.D. SUN            Chief Executive Officer and          January 30 ,1997
----------------------------------------  Director (Principal Executive
            George K.D. Sun               Officer)

         /s/  FEATHER S.Y. FOK            Chief Operating Officer, Chief       January 30, 1997
----------------------------------------  Financial Officer and Director
            Feather S.Y. Fok              (Principal Financial Officer)

          /s/  VICKIE W.K. SO             Financial Controller (Principal      January 30, 1997
----------------------------------------  Accounting Officer)
             Vickie W.K. So

        /s/  ALEXANDER M.K. NGAN          Director                             January 30, 1997
----------------------------------------
          Alexander M.K. Ngan

         /s/  GEORGE VOLANAKIS            Director                             January 30, 1997
----------------------------------------
            George Volanakis

           /s/  TONY D.H. LAI             Director                             January 30, 1997
----------------------------------------
             Tony D.H. Lai

         /s/  ROBERT A. THELEEN           Authorized U.S. Representative,      January 30, 1997
----------------------------------------  Director
           Robert A. Theleen

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the shareholders and Board of Directors of Zindart Limited:



     We have audited, in accordance with generally accepted auditing standards in the United States of America, the consolidated balance sheets of Zindart Limited (incorporated in Hong Kong; "the Company") and Subsidiaries as of March 31, 1994, 1995 and 1996 and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the years ended March 31, 1994, 1995 and 1996, included in this registration statement and have issued our report thereon dated January 31, 1997. Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index to the schedules are the responsibility of the Company's management and are presented for the purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                          ARTHUR ANDERSEN & CO.
                                          Certified Public Accountants
                                          Hong Kong

Hong Kong,

January 31, 1997.

                                                                     SCHEDULE II

                        ZINDART LIMITED AND SUBSIDIARIES

                    AMOUNTS RECEIVABLE FROM RELATED PARTIES
                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)


                                                                       DEDUCTIONS             BALANCE AT END
                                                     ADDITIONS   -----------------------   ---------------------
                                                     ---------    AMOUNTS      AMOUNTS     CURRENT   NOT CURRENT
            NAME OF DEBTOR                                       COLLECTED   WRITTEN OFF   -------   -----------
--------------------------------------  BALANCE AT     $'000     ---------   -----------    $'000       $'000
                                        BEGINNING                  $'000        $'000
                                        ----------
                                          $'000
Year ended March 31, 1994
  Zindart Entertainment &
     Leisure Limited..................    $   --      $   152     $     --     $    --     $   152     $    --
  Zindart Investment Company
     Limited..........................        --          194           --          --         194          --
  Premium Gallery Limited.............        --          120           --          --         120          --
                                          ------       ------      -------      ------      ------      ------
                                          $   --      $   466     $     --     $    --     $   466     $    --
                                          ======       ======      =======      ======      ======      ======
Year ended March 31, 1995
  Zindart Entertainment &
     Leisure Limited..................    $  152      $   880     $     --     $    --     $ 1,032     $    --
  Zindart Investment Company
     Limited..........................       194           --         (194)         --          --          --
  Premium Gallery Limited.............       120           --         (120)         --          --          --
  Sinomex Hong Kong Limited...........        --          526           --          --         526          --
  Verveine Limited....................        --            4           --          --           4          --
  Gold Venture Limited................        --            4           --          --           4          --
  Wealthy Holdings Limited............        --            7           --          --           7          --
  Luen Tat Model Design Company
     Limited..........................        --          179           --          --         179          --
                                          ------       ------      -------      ------      ------      ------
                                          $  466      $ 1,600     $   (314)    $    --     $ 1,752     $    --
                                          ======       ======      =======      ======      ======      ======
Year ended March 31, 1996
  Zindart Entertainment &
     Leisure Limited..................    $1,032      $    73     $ (1,105)*   $    --     $    --     $    --
  Sinomex Hong Kong Limited...........       526           41         (567)         --          --          --
  Verveine Limited....................         4            2           (6)         --          --          --
  Gold Venture Limited................         4            2           (6)         --          --          --
  Wealthy Holdings Limited............         7           --           (7)         --          --          --
  Luen Tat Model Design Company
     Limited..........................       179           --         (179)         --          --          --
                                          ------       ------      -------      ------      ------      ------
                                          $1,752      $   118     $ (1,870)    $    --     $    --     $    --
                                          ======       ======      =======      ======      ======      ======


---------------
* This amount was distributed to Zindart Pte Limited, the Company's then sole shareholder, as dividends in kind.

                                                                     SCHEDULE IV


                                ZINDART LIMITED

                                AND SUBSIDIARIES

                 INDEBTEDNESS OF RELATED PARTIES -- NOT CURRENT
                  (AMOUNTS EXPRESSED IN UNITED STATES DOLLARS)

                                                                       INDEBTEDNESS OF
                                                                   ------------------------      BALANCE
                                                                   ADDITIONS     DEDUCTIONS      AT END
                      NAME                                         ---------     ----------      -------
------------------------------------------------    BALANCE          $'000         $'000          $'000
                                                  AT BEGINNING
                                                  ------------
                                                     $'000

Year ended March 31, 1994
  Zindart Entertainment & Leisure Limited.......     $   --         $ 1,889       $     --       $ 1,889
                                                     ======          ======        =======        ======

Year ended March 31, 1995
  Zindart Entertainment & Leisure Limited.......     $1,889         $    --       $     --       $ 1,889
                                                     ======          ======        =======        ======

Year ended March 31, 1996
  Zindart Entertainment & Leisure Limited.......     $1,889         $    --       $ (1,889)*     $    --
                                                     ======          ======        =======        ======

---------------
* This amount was distributed to Zindart Pte Limited, the Company's then sole shareholder, as dividends in kind.

                                                                     SCHEDULE IX


                        ZINDART LIMITED AND SUBSIDIARIES


                       VALUATION AND QUALIFYING ACCOUNTS
                  (AMOUNTS EXPRESSES IN UNITED STATES DOLLARS)

                                                                 ADDITIONS:
                                                                 CHARGED TO     DEDUCTIONS     BALANCE AT
                                                                  COST AND      ----------        END
                  DESCRIPTION                                     EXPENSES                     ----------
------------------------------------------------  BALANCE AT     ----------       $'000          $'000
                                                  BEGINNING        $'000
                                                  ----------
                                                    $'000
Year ended March 31, 1994
  Provision for doubtful accounts...............     $ --           $ 26           $ --           $ 26
  Provision for inventories obsolescence........       59             --             --             59
                                                      ---            ---            ---            ---
                                                     $ 59           $ 26           $ --           $ 85
                                                      ===            ===            ===            ===
Year ended March 31, 1995
  Provision for doubtful accounts...............     $ 26           $ 13           $ --           $ 39
  Provision for inventories obsolescence........       59             --             --             59
                                                      ---            ---            ---            ---
                                                     $ 85           $ 13           $ --           $ 98
                                                      ===            ===            ===            ===
Year ended March 31, 1996
  Provision for doubtful accounts...............     $ 39           $ --           $ --           $ 39
  Provision for inventories obsolescence........       59             --             --             59
                                                      ---            ---            ---            ---
                                                     $ 98           $ --           $ --           $ 98
                                                      ===            ===            ===            ===

                               INDEX TO EXHIBITS


                                                                                                 SEQUENTIALLY
  EXHIBIT                                                                                          NUMBERED
   NUMBER                                           EXHIBITS                                         PAGE
  --------      ---------------------------------------------------------------------------------------------
       1.1  --  Form of Underwriting Agreement between Zindart Limited and Van Kasper & Company
       3.1  --  Memorandum of Association of the Company
       3.2  --  Articles of Association of the Company
       4.1  --  Deposit Agreement between Zindart Limited and The Bank of New York
       5.1  --  Opinion of Robert W.H. Wang & Co., Hong Kong counsel to the Company as to certain legal matters with respect to the legality of the Shares
       5.2  --  Opinion of McCutchen, Doyle, Brown & Enersen, LLP, U.S. counsel to the Company, as to certain legal matters with respect to the ADSs
       8.1  --  Opinion of McCutchen, Doyle, Brown & Enersen, LLP, as to certain tax matters in the United States
       8.2  --  Opinion of Guangzhou Law Office, the PRC counsel to the Company, as to certain tax matters in the PRC
   10.1(a)  --  Sino-Foreign Co-Operation Contract, Zindart Toys (Dongguan) Company Limited,
                between Dongguan Hengli Trading General Company and Zindart Industrial Company
                Limited, dated September 8, 1994
   10.1(b)  --  Sino-Foreign Co-Operation, Zindart Toys (Dongguan) Company Limited, Supplemental
                Contract, between Dongguan Hengli Trading General Company and Zindart Industrial
                Company Limited, dated December 5, 1995
   10.1(c)  --  Land Use Certificate for State-Owned Land, Dongguan Government State-Owned (1993)
                No. 49
   10.1(d)  --  Land Use Certificate for State-Owned Land, Dongguan Government State-Owned (1994)
                No. 664
   10.1(e)  --  Land Use Certificate for State-Owned Land, Dongguan Government State-Owned (1994)
                No. 665
   10.1(f)  --  Land Use Certificate for State-Owned Land, Dongguan Government State-Owned (1994)
                No. 666
   10.2(a)  --  Sino-Foreign Co-Operation Contract, Zindart (Xinxing) Toys (Guangdong) Company
                Limited, between Guangzhou Xinjiao Huangbu Economic Development Company and
                Zindart (Xinxing) Toys (Guangzhou) Company Limited, dated December 26, 1993
   10.2(b)  --  Sino-Foreign Co-Operation, Zindart (Xinxing) Toys (Guangzhou) Company Limited,
                Supplemental Contract, between Guangzhou Xinjiao Huangbu Economic Development
                Company Xinxing Toys Factory and Zindart Industrial Company Limited, dated
                November 1996
      10.3  --  Contract between Guangzhou Tianhe Dongpu Economic Development General Company and
                Zindart Industrial Company Limited, dated February 18, 1996
   10.4(a)  --  Bank of China, General Banking Facilities, dated May 27, 1991
   10.4(b)  --  Bank of China, General Banking Facilities, dated October 26, 1995
      10.5  --  Standard Chartered Bank, Banking Facilities, dated December 24, 1996
      10.6  --  HongKong Bank, Banking Facilities, dated May 22, 1996
      10.7  --  Agreement Regarding Future Share Distributions, between Van Kasper & Company,
                Zindart Pte Limited and Zindart Limited
      21.1  --  Subsidiaries of the Registrant
      23.1  --  Consent of Arthur Andersen & Co., independent auditors
      23.2  --  Consent of Robert W.H. Wang & Co. (included in Exhibit 5.1)
      23.3  --  Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in Exhibit 5.2)
      23.4  --  Consent of Guangzhou Law Office (included in Exhibit 8.2)
      23.5  --  Consent of James E. Gilleran
      23.6  --  Consent of Leo Paul Koulos
      23.7  --  Consent of Stanley Wang